Exhibit 10.1

SUPERPRIORITY SENIOR SECURED
DEBTOR-IN-POSSESSION CREDIT AGREEMENT

dated as of June 16, 2020

Among

EXTRACTION OIL & GAS, INC.
as Borrower and a debtor and debtor-in-possession under the Bankruptcy Code,

Each Subsidiary of the Borrower party hereto as a Guarantor,

WELLS FARGO BANK, NATIONAL ASSOCIATION
as DIP Agent and Issuing Lender,

and

THE LENDERS NAMED HEREIN
as Lenders

$50,000,000

WELLS FARGO SECURITIES, LLC
As Arranger and Sole Bookrunner

#6181276

SCHEDULES:
Schedule I – Commitments, Contact Information
Schedule 4.1 – Organizational Information
Schedule 4.11 – Subsidiaries
Schedule 4.16 – Material Real Property
Schedule 4.23 – Hedging Agreements
Schedule 4.24 – Material Agreements
Schedule 6.1(g) – Permitted Notes

EXHIBITS:
Exhibit A – Form of Assignment and Assumption
Exhibit B – Form of Reserve Report Certificate
Exhibit C – Form of Compliance Certificate
Exhibit D – Initial Budget
Exhibit E – Form of Notice of Borrowing
Exhibit F – Form of Notice of Continuation or Conversion
Exhibit H – Form of Note
Exhibit J – Form of Tax Certificates

SUPERPRIORITY SENIOR SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT

This SUPERPRIORITY SENIOR SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT dated as of June 16, 2020 (the "Agreement") is among Extraction Oil & Gas, Inc., a Delaware corporation and a debtor and debtor-in-possession under the Bankruptcy Code (the "Borrower"), each Subsidiary (as defined below) of the Borrower party hereto, as a Guarantor (as defined below), the Lenders (as defined below) and Wells Fargo Bank, National Association, as DIP Agent (as defined below) for the Lenders and as Issuing Lender (as defined below).

RECITALS

A. On or about June 14, 2020 the Borrower and certain subsidiaries of the Borrower named as Guarantors herein (each a “Debtor” and, together, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The date such petitions are filed is referred to herein as the “Petition Date” and the cases created by the filing of such petitions are referred to as the “Cases”.

B. The Borrower has requested that the Lenders make post-petition loans and provide other financial or credit accommodations to the Borrower, and the Lenders have agreed, subject to the conditions set forth herein, to extend a superpriority priming (subject to the Carve Out (as defined herein)) credit facility to the Borrower, comprised of loans in an aggregate principal amount not to exceed $50,000,000, with a sublimit for any Letters of Credit (as defined below) issued thereunder of $3,500,000.

C. The Borrower and the Guarantors desire to secure, among other specified obligations, all of the DIP Obligations (as defined herein) by granting to the DIP Agent, for the benefit of the DIP Secured Parties (as defined herein), a security interest in and Lien on substantially all of the property and assets of the Loan Parties, subject to the limitations described herein and, when entered, the DIP Orders (as defined herein).

D. The Guarantors desire to guarantee, among other specified obligations, all of the DIP Obligations.

E. The Lenders are willing to extend such credit to the Borrower, on the terms and subject to the conditions set forth herein and, when entered, the DIP Orders.

In consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS AND ACCOUNTING TERMS

Section 1.1 Certain Defined Terms. The following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“13-Week Budget” means a rolling thirteen-week operating budget and cash flow forecast, in form and substance as set forth in Section 5.2(v), together with such related information and/or materials as the DIP Agent and the Majority Lenders may deem reasonably necessary or desirable in connection therewith, which shall reflect the Borrower’s good faith projection of all weekly cash receipts and disbursements in connection with the operation of the Loan Parties’ and their respective Subsidiaries’ business during such thirteen-week period, including but not limited to, (x) the ad valorem, severance and production taxes and lease operating expenses attributable to Oil and Gas Properties and incurred for such thirteen week period (including transportation, gathering and marketing costs) and all categories of applicable expenses, and (y) other capital expenditures, collections, payroll, and other material cash outlays, in each case on a line item basis, as such budget and forecast may be updated from time to time as required under Section 5.2(v).

“13-Week Cash Flow Forecast” means a rolling thirteen-week operating budget and cash flow forecast, in form and substance substantially similar to the 13-Week Budget delivered to the DIP Agent pursuant to Section 5.2(v). For the avoidance of doubt, the 13-Week Cash Flow Forecast is not and shall not be deemed to be an Approved Budget.

"Acceptable Letter of Credit Maturity Date" has the meaning assigned to it in Section 2.3(a)(ii) of this Agreement.

"Acceptable Security Interest" means a Lien or security interest which (a) exists in favor of the DIP Agent for its benefit and the ratable benefit of the DIP Secured Parties, (b) is superior to all other security interests (other than Permitted Liens), (c) secures the DIP Obligations, and (d) is enforceable against the Loan Party which created such security interest.

"Account Control Agreement" shall mean, as to any deposit account of any Loan Party held with a bank, an agreement or agreements in form and substance reasonably acceptable to the DIP Agent, among the Loan Party owning such deposit account, the DIP Agent, and such other bank governing such deposit account.

"Acquisition" means the purchase by any Loan Party of any business, division or enterprise, including the purchase of associated assets or operations or any Equity Interests of a Person; provided that a merger or consolidation solely among Loan Parties shall not constitute an Acquisition.

“Actual Aggregate Disbursements” has the meaning assigned to such term in Section 5.16(b).

“Adequate Protection Liens” has the meaning ascribed to such term in the Interim Order, or upon entry of the Final DIP Order, in the Final DIP Order, as applicable.

“Adequate Protection Payments” means the adequate protection payments to the Prepetition Secured Parties pursuant to the terms of the DIP Orders.

"Adjusted Base Rate" means, for any day, the fluctuating rate per annum of interest equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus one half of 1.00%, and (c) a rate determined by the DIP Agent to be the Daily One-Month LIBOR plus 1.00%. Any change in the Adjusted Base Rate due to a change in the Prime Rate, Daily One-Month LIBOR or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate, Daily One-Month LIBOR or the Federal Funds Rate.

"Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the DIP Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

"Affiliate" means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term "control" (including the terms "controlled by" or "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of an Equity Interest, by contract, or otherwise.

"Agreement" has the meaning assigned to such term in the preamble hereto.

“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to a Loan Party, its Subsidiaries or Affiliates related to terrorism financing or money laundering, including any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Prepetition Hedging Arrangements” means those certain Hedging Arrangements entered into prior to the Petition Date, the continued performance by the Loan Parties under which is authorized pursuant to the Final Hedge Order.

“Approved Budget” means each of (i) the Initial Budget and (ii) any 13-Week Budget delivered by the Borrower pursuant to and in accordance with Section 5.2(v) and approved by the DIP Agent as directed by the Majority Lenders.

"Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

"Arranger" means Wells Fargo Securities, LLC.

"Asset Sale" means (a) any sale, lease, transfer, condemnation, taking, unwind, novation, amendment, restructuring or other disposition of any Property (including any working interest, overriding royalty interest, production payments, net profits interest, royalty interest, mineral fee interest, or Hedging Arrangement) or any novation, amendment, unwinding, liquidation, restructuring or termination of a Hedging Arrangement prior to the scheduled maturity or expiration thereof of any Loan Party and (b) any issuance or sale of any Equity Interests of any Restricted Subsidiary of the Borrower.

"Assignment and Assumption" means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.7), and accepted by the DIP Agent, in substantially the form of Exhibit A or any other form approved by the DIP Agent.

“Automatic Stay” means the automatic stay referenced in Section 362 of the Bankruptcy Code.

"Availability" means, as of any date of determination, an amount equal to (a) the aggregate New Money Commitments of all Lenders minus (b)(i) the principal amount of all Loans funded plus (ii) the Letter of Credit Exposure.

"Availability Period" means the period from the Effective Date until the Maturity Date.

“Avoidance Action Proceeds” means any proceeds of, or property received or recovered in connection with any Avoidance Action.

“Avoidance Actions” means any claims and causes of action under section 502(d), 544, 545, 547, 548, 549, 550, or 553 of the Bankruptcy Code or any other avoidance actions under the Bankruptcy Code or other applicable law.

"Bail-In Action" means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

"Bail-In Legislation" means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

"Banking Services" means each and any cash management services provided to any Loan Party by any Lender or by any Affiliate of a Lender, including without limitation the following bank services: (a) commercial credit or debit cards, (b) purchase cards, (c) stored value cards and (d) treasury management services (including, without limitation, overdraft, depository, controlled disbursement, electronic funds transfer, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

"Banking Services Obligations" means any and all obligations of the Borrower or any other Loan Party, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

"Banking Services Provider" means any Lender or Affiliate of a Lender that provides Banking Services to any Loan Party.

“Bankruptcy Court” shall have the meaning assigned to such term in the recitals hereto.

"Base Rate Loan" means a Loan which bears interest based upon the Adjusted Base Rate.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the DIP Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the Eurodollar Base Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of Eurodollar Base Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the DIP Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of Eurodollar Base Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of Eurodollar Base Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the DIP Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the DIP Agent in a manner substantially consistent with market practice (or, if the DIP Agent decides that adoption of any portion of such market practice is not administratively feasible or if the DIP Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the DIP Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the Eurodollar Base Rate: (a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the Eurodollar Base Rate permanently or indefinitely ceases to provide the Eurodollar Base Rate; or (b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the Eurodollar Base Rate: (a) a public statement or publication of information by or on behalf of the administrator of the Eurodollar Base Rate announcing that such administrator has ceased or will cease to provide the Eurodollar Base Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide Eurodollar Base Rate; (b) a public statement or publication of information by the regulatory supervisor for the administrator of Eurodollar Base Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for Eurodollar Base Rate, a resolution authority with jurisdiction over the administrator for Eurodollar Base Rate or a court or an entity with similar insolvency or resolution authority over the administrator for Eurodollar Base Rate, which states that the administrator of Eurodollar Base Rate has ceased or will cease to provide Eurodollar Base Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide Eurodollar Base Rate; or (c) a public statement or publication of information by the regulatory supervisor for the administrator of Eurodollar Base Rate announcing that Eurodollar Base Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the DIP Agent or the Majority Lenders, as applicable, by notice to the Borrower, the DIP Agent (in the case of such notice by the Majority Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Eurodollar Base Rate and solely to the extent that Eurodollar Base Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced Eurodollar Base Rate for all purposes hereunder in accordance with Section 2.17) and (y) ending at the time that a Benchmark Replacement has replaced Eurodollar Base Rate for all purposes hereunder pursuant to Section 2.17.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 CFR § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”

"Borrower" has the meaning assigned to such term in the preamble hereto.

"Borrower Materials" has the meaning set forth in Section 5.2.

"Borrowing" means a borrowing consisting of simultaneous Loans of the same Type made by the Lenders pursuant to Section 2.1(a) or Converted by each Lender to Loans of a different Type pursuant to Section 2.4(b).

“Budgeted Aggregate Disbursements” has the meaning assigned to such term in Section 5.16(b).

"Business Day" means a day (a) other than a Saturday, Sunday, or other day on which the DIP Agent is authorized to close under the laws of, or is in fact closed in, Denver, Colorado, and (b) if the applicable Business Day relates to any Eurodollar Loans, on which dealings are carried on by commercial banks in the London interbank market.

"Capital Leases" means, for any Person, any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

“Carve Out” shall have the meaning assigned to such term in (a) prior to the entry of the Final DIP Order, the Interim Order and (b) thereafter, the Final DIP Order.

“Cases” shall have the meaning assigned to such term in the recitals hereto.

"Cash" means Dollar denominated currency in immediately available funds.

"Cash Collateral Account" means a Controlled Account pledged to the DIP Agent containing cash deposited pursuant to the terms hereof to be maintained with the DIP Agent in accordance with Section 2.3(h), and with respect to which the DIP Secured Parties shall have a perfected Lien as security for the payment and performance of the DIP Obligations by virtue of, and having the priority set forth in, the DIP Orders.

"Cash Collateralize" means, to deposit in a Cash Collateral Account or to pledge and deposit with or deliver to the DIP Agent, for the benefit of the Issuing Lender or Lenders, as collateral for Letter of Credit Obligations or obligations of Lenders to fund participations in respect of Letter of Credit Obligations, cash or deposit account balances or, if the DIP Agent and the Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the DIP Agent and the Issuing Lender. "Cash Collateral" shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

"Casualty Event" means the damage, destruction or condemnation, including by process of eminent domain or any transfer or disposition of property in lieu of condemnation, as the case may be, of property of any Loan Party, including by process of eminent domain or any transfer or disposition of property in lieu of condemnation.

"CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations thereunder in each case as now or hereafter in effect.

"Change in Control" means the occurrence of any of the following events:

(a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), other than the Yorktown Funds, of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Borrower;

(b) the members of the board of directors of the Borrower that are not Continuing Directors shall constitute a majority of the board of directors of the Borrower;

(c) the Loan Parties collectively cease to own 100% of the Equity Interests (including all voting and economics attributable thereto) in each Restricted Subsidiary;

(d) any "change in control", "strategic transaction" or any other similar term or event, in each case, as described in the OZ Preferred Equity Documentation, which change of control, strategic transaction or other similar term or event results in (i) the Borrower or any other Loan Party being required to mandatorily redeem, repurchase, purchase, or establish a sinking fund in respect of, all or a portion of the OZ Preferred Equity or (ii) the holder of the OZ Preferred Equity having the right to require a Loan Party to redeem, repurchase, purchase or establish a sinking fund in respect of, all or a portion of the OZ Preferred Equity; provided that the foregoing shall only constitute a Change in Control if the OZ Preferred Equity is outstanding at such time; or

(e) any change in control or similar event under any Permitted Note.

"Change in Law" means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law", regardless of the date enacted, adopted or issued.

“Closing Date” means the date on which all conditions set forth in Section 3.2 have been satisfied (or waived by all of the Lenders).

"Co-Invest Funds" means YT Extraction Co Investment Partners, LP, a Delaware limited partnership, and any other co-investment vehicle formed by any Yorktown Fund to directly invest in the Borrower.

"Code" means the Internal Revenue Code of 1986, as amended, and the Treasury regulations thereunder and published interpretations thereof.

"Collateral" means all right, title and interest held by any Loan Party in any property as set forth in the Interim Order, including the Property as described in Section 10.1.

“Commitment Fee Amount” means $750,000.

“Commodity Account” shall have the meaning set forth in Article 9 of the UCC.

"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Competing Guaranty” has the meaning assigned to such term in Section 9.1(c).

"Compliance Certificate" means a compliance certificate executed by a Responsible Officer of the Borrower or such other Person as required by this Agreement in substantially the same form as Exhibit C.

“Confirmation Order” means an order of the Bankruptcy Court entered in the Cases pursuant to section 1129 of the Bankruptcy Code, which order shall confirm the Plan of Reorganization, and shall be in form and substance reasonably satisfactory to the Majority Lenders and the DIP Agent.

"Connection Income Taxes" means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

"Continuing Directors" means the directors of Borrower on the Effective Date, and each other director of Borrower, if, in each case, such other director's nomination for election to the board of directors (or equivalent governing body) of Borrower is recommended (or otherwise approved) by at least 51% of the then Continuing Directors.

“Contributing Guarantor” has the meaning set forth in Section 9.1(b).

"Controlled Account" means each deposit account and securities account that is subject to an account control agreement in form and substance satisfactory to the DIP Agent and the Issuing Lender.

"Controlled Group" means all members of a controlled group of corporations and all businesses (whether or not incorporated) under common control which, together with the Borrower or any Restricted Subsidiary, are treated as a single employer under Section 414 of the Code.

"Convert," "Conversion," and "Converted" each refers to a conversion of Loans of one Type into Loans of another Type pursuant to Section 2.4(b).

“Covered Party” has the meaning specified in Section 11.22.

"Crude Oil Purchase Agreement" means that certain Crude Oil Purchase Agreement between Borrower and Mercuria, substantially in the same form as the latest version thereof delivered to the DIP Agent on or prior to May 5, 2017, with such changes and modifications that are approved by the DIP Agent in accordance with the terms of this Agreement.

"Daily One-Month LIBOR" means, for any day, the rate of interest equal to the Eurodollar Rate then in effect for delivery for a one month period.

"Debt" means, for any Person, without duplication: (a) indebtedness of such Person for borrowed money, including the face amount of any letters of credit supporting the repayment of indebtedness for borrowed money issued for the account of such Person; (b) to the extent not covered under clause (a) above, obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing, including Letters of Credit; (c) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, or upon which interest payments are customarily made; (d) obligations of such Person under conditional sale or other title retention agreements relating to any Properties purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business); (e) obligations of such Person to pay the deferred purchase price of property or services (including, without limitation, any contingent obligations or other similar obligations associated with such purchase, and including obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person); (f) obligations of such Person as lessee under Capital Leases and obligations of such Person in respect of synthetic leases; (g) obligations of such Person under any Hedging Arrangement; (h) Disqualified Capital Stock and all other obligations (other than the OZ Preferred Equity) of such Person to mandatorily purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person on a date certain or upon the occurrence of certain events or conditions; (i) the Debt of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for the payment of such Debt; (j) [Reserved]; (k) the Debt of any Unrestricted Subsidiary of such Person, but only to the extent to which there is recourse to such Person for the payment of such Debt; (l) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (k) above; (m) indebtedness or obligations of others of the kinds referred to in clauses (a) through (l) secured by any Lien on or in respect of any Property of such Person, and (m) all liabilities of such Person in respect of unfunded vested benefits under any Plan.

“Debtor” has the meaning assigned to such term in the recitals hereto.

"Debtor Relief Laws" means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

"Default" means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

"Default Rate" means a per annum rate equal to (a) in the case of principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in Section 2.8(a) or Section 2.8(b), and (b) in the case of any other Obligation, 2.00% plus the non-default rate applicable to Base Rate Loans as provided in Section 2.8(a).

"Defaulting Lender" means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the DIP Agent and the Borrower in writing that such failure is the result of such Lender's determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the DIP Agent, the Issuing Lender, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the DIP Agent or the Issuing Lender in writing that it does not intend to comply with all or any portion of its funding obligations hereunder, or under other agreements in which it extends or commits to extend credit generally, or has made a public statement to that effect (unless such writing or public statement relates to such Lender's obligation to fund a Loan hereunder and states that such position is based on such Lender's determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the DIP Agent or the Borrower, to confirm in writing in substance satisfactory to the DIP Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the DIP Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the DIP Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) upon delivery of written notice of such determination to the Borrower, the Issuing Lender and each Lender.

“Deposit Account” has the meaning assigned to such term in the UCC.

"Designated Jurisdiction" means any country, territory, or region to the extent that such country, territory, or region itself is the subject of any Sanction.

“DIP Agent” means Wells Fargo Bank, National Association.

“DIP Obligations” means, without duplication, (a) all obligations or liabilities of every nature of any Loan Party from time to time owed to the DIP Agent, the Issuing Lenders, the Lenders or any of them under any Loan Document, including obligations with respect to Refinanced Loans, in each case, whether for principal, interest, funding indemnification amounts, fees, expenses, indemnification or otherwise, (b) Hedge Obligations, and (c) Banking Services Obligations; provided that the definition of “DIP Obligations” shall not include Excluded Swap Obligations.

“DIP Orders” means the Interim Order and the Final DIP Order, as applicable.

“DIP Secured Parties” means, collectively, the DIP Agent, the Issuing Lender, the Lenders, the Swap Counterparties, and the Banking Services Providers.

“Discharge of DIP Obligations” means (a) the indefeasible payment in full in cash of all DIP Obligations (other than (i) contingent indemnity obligations for which no claim for payment has been made (which indemnity obligations continue to survive as expressly provided in this Agreement or in any other Loan Document), (ii) Hedge Obligations as to which arrangements satisfactory to the applicable Swap Counterparty in its sole discretion have been made and (iii) Banking Services Obligations as to which arrangements reasonably satisfactory to the applicable Banking Services Provider in its reasonable discretion have been made), (b) termination or expiration of all Commitments, (c) termination of this Agreement other than indemnity and reimbursement obligations which expressly survive the termination hereof, (d) each Letter of Credit has expired or has been cash collateralized, back-stopped or otherwise secured to the satisfaction of the applicable Issuer, (e) termination of all Hedging Arrangements other than Hedging Arrangements as to which arrangements satisfactory to the applicable Swap Counterparty in its sole discretion have been made, and (f) termination of all Banking Services Obligations other than Banking Services Obligations as to which arrangements reasonably satisfactory to the applicable Banking Services Provider in its reasonable discretion have been made.

“Disclosure Statement” has the meaning applied to such term in the definition of “Milestones”.

“Disclosure Statement Motion” has the meaning applied to such term in the definition of “Milestones”.

“Disclosure Statement Order” has the meaning applied to such term in the definition of “Milestones”.

"Disqualified Capital Stock" means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans, Letter of Credit Exposure or other obligations hereunder outstanding and all of the Commitments are terminated. Notwithstanding the foregoing, the OZ Preferred Equity shall not constitute Disqualified Capital Stock.

"Dollars" and "$" means lawful money of the United States of America.

"Domestic Subsidiary" means any Subsidiary that is organized under the laws of the United States of America or any State thereof or of the District of Columbia.

“Early Opt-in Election” means the occurrence of: (a)(i) a determination by the DIP Agent or (ii) a notification by the Majority Lenders to the DIP Agent (with a copy to the Borrower) that the Majority Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.17 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace Eurodollar Base Rate, and (b)(i) the election by the DIP Agent or (ii) the election by the Majority Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the DIP Agent of written notice of such election to the Borrower and the Lenders or by the Majority Lenders of written notice of such election to the DIP Agent.

"EEA Financial Institution" means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

"EEA Member Country" means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

"EEA Resolution Authority" means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

"Effective Date" means June 16, 2020.

“Elevation” means Elevation Midstream, LLC, a Delaware limited liability company.

"Eligible Assignee" means any Person that meets the requirements to be an assignee under Section 11.7(b)(iii), Section 11.7(b)(v) and Section 11.7(b)(vi) (subject to such consents, if any, as may be required under Section 11.7(b)(iii)).

"Environment" or "Environmental" shall have the meanings set forth in 42 U.S.C. §9601(8) (1988).

"Environmental Claim" means any third party (including governmental agencies and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation (including claims or proceedings under the Occupational Safety and Health Acts or similar laws or requirements relating to health or safety of employees) which seeks to impose liability under any Environmental Law.

"Environmental Law" means all federal, state, and local laws, rules, regulations, ordinances, orders, decisions, agreements, and other requirements of any Governmental Authority, including common law theories, now or hereafter in effect and relating to, or in connection with (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the Environment or Natural Resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous, or toxic substances, materials or wastes; (d) the safety or health of employees; or (e) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous or toxic substances, materials or wastes, including, without limitation, CERCLA.

"Environmental Permit" means any permit, license, order, approval, registration or other authorization under Environmental Law.

"Equity Interest" means with respect to any Person, any shares, interests, participation, or other equivalents (however designated) of corporate stock, membership interests or partnership interests (or any other ownership interests) of such Person.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

"EU Bail-In Legislation Schedule" means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

"Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Federal Reserve Board as in effect from time to time.

"Eurodollar Loan" means a Loan that bears interest based upon the Eurodollar Rate.

"Eurodollar Base Rate" means, subject to the implementation of a Benchmark Replacement in accordance with Section 2.17, the rate per annum (rounded upward to the nearest whole multiple of 1/100th of 1%) equal to the interest rate per annum set forth on the Reuters Reference LIBOR1 page as the London Interbank Offered Rate, for deposits in Dollars at 11:00 a.m. (London, England time) two Business Days before the first day of the applicable Interest Period and for a period equal to such Interest Period; provided that, if such quotation is not available for any reason, then Eurodollar Base Rate shall then be the rate determined by the DIP Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the Loans being made, continued or Converted by the Lenders and with a term equivalent to such Interest Period would be offered by the DIP Agent's London Branch (or other branch or Affiliate of the DIP Agent, or in the event that the DIP Agent does not have a London branch, the London branch of a Lender chosen by the DIP Agent) to major banks in the London or other offshore inter-bank market for Dollars at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; provided further that if such rate is less than 1.00%, such rate shall be deemed to be 1.00%.

"Eurodollar Rate" means a rate per annum determined by the DIP Agent pursuant to the following formula:

Eurodollar Rate	Eurodollar Base Rate 1.00 – Eurodollar Reserve Percentag
Where,

"Eurodollar Reserve Percentage" means, as of any day, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities. The Eurodollar Rate for each outstanding Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

"Event of Default" has the meaning specified in Section 7.1.

“Excluded Accounts” means (a) any Deposit Account that is specifically and exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of any Loan Party’s salaried employees, to the extent the amounts in such Deposit Account as of any date of determination do not exceed the greater of (i) the checks outstanding against such Deposit Account as of that date and (ii) amounts necessary to meet minimum balance requirements, (b) any Deposit Account that is specifically and exclusively used to hold third-party funds related to the Oil and Gas Properties and (c) any Deposit Account, Commodities Account or Securities Account so long as the value of all cash, commodities and/or securities as applicable held in each such account, individually, does not exceed $50,000 at any time and the aggregate value of all cash, commodities and/or securities held in all such Deposit Accounts, Commodities Accounts and Securities Accounts does not at any time exceed $200,000.

“Excluded Items” means (a) Professional Fees, (b) any fluctuations in the amount (but not the quantum of interest) of royalty payments, payments to working interest holders, or similar payments or ad valorem or other taxes due on account of production of oil and gas interests that are attributable to changes in commodity prices, (c) Adequate Protection Payments, and (d) disbursements in respect of unwinds or terminations of Hedging Arrangements (as defined in each of this Agreement and the Prepetition Credit Agreement), and interest, fees and expenses related to the Prepetition Credit Agreement and this Agreement, respectively.

“Excluded Property” means (a) any property to the extent the grant or maintenance of a Lien on such property (i) is prohibited by any Legal Requirement, (ii) requires a consent not obtained of any Governmental Authority pursuant to applicable law or (iii) is prohibited by, or requires any consent not obtained under, any contractual requirements, except to the extent that such contractual requirement (not entered into in contemplation of this Agreement) providing for such prohibition or requiring such consent is ineffective under applicable law (including pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code), (b) Avoidance Actions; provided, however, that subject to the entry of the Final DIP Order, “Excluded Property” shall not include any Avoidance Action Proceeds or (c) any Excluded Account.

"Excluded Swap Obligations" means, with respect to any Loan Party other than the Borrower, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party's failure for any reason to constitute an "eligible contract participant" as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

"Excluded Taxes" means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.14) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.13, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient's failure to comply with Section 2.13(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

"FATCA" means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreement entered into by the United States that implements or modifies the foregoing (together with the portions of any Legal Requirement implementing such intergovernmental agreement).

"FCPA" means the Foreign Corrupt Practices Act of 1977, as amended

“February 2026 5.625% Senior Notes” means the 5.625% senior unsecured notes offered by the Borrower, on January 25, 2018, in an aggregate principal amount of $750,000,000 and with a maturity date of February 1, 2026, the guarantors party thereto, and Wells Fargo, as trustee.

"Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the DIP Agent (in its individual capacity) on such day on such transactions as determined by the DIP Agent. Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

"Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any of its successors.

"Fee Letter" means that certain Fee Letter dated as of June 14, 2020, among the Borrower and Wells Fargo.

“Final DIP Order” means the Final Order entered by the Bankruptcy Court authorizing the Debtors to (a) obtain post-petition secured financing pursuant to this Agreement, (b) use cash collateral during the pendency of the Cases, and (c) granting certain related relief, or any other orders entered in connection therewith, in each case in form and substance reasonably satisfactory to the DIP Agent and the Majority Lenders, as the same may be amended, modified or supplemented from time to time with the prior written consent of the DIP Agent and the Majority Lenders.

“Final DIP Order Date” means the date the Bankruptcy Court enters the Final DIP Order.

“Final Hedge Order” means an order, if any, entered by the Bankruptcy Court (i) authorizing the Loan Parties to (a) enter into and perform under new Hedging Arrangements with certain Swap Counterparties, (b) continue Applicable Prepetition Hedging Arrangements with certain Swap Counterparties, (c) honor, pay, or otherwise satisfy all obligations, liabilities, and indebtedness of the Loan Parties arising under such Hedging Arrangements, (d) pledge and transfer collateral in the form of Liens in respect of such Hedging Arrangements, and (e) grant superpriority claims in respect of such Hedging Arrangements; (ii) authorizing certain set offs with respect to hedging arrangements, including Hedging Arrangements; and (iii) granting certain related relief, in form and substance reasonably satisfactory to the DIP Agent and the Majority Lenders, as the same may be amended, modified or supplemented from time to time with the prior written consent of the DIP Agent and the Majority Lenders.

“Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified, or amended without the prior written consent of the DIP Agent and the Majority Lenders, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice, in substantially the form of the Interim Order and in form and substance satisfactory to the DIP Agent and the Majority Lenders, as the same may be amended, modified or supplemented from time to time with the prior written consent of the DIP Agent and the Majority Lenders.

"Flood Laws" has the meaning set forth in Section 9.20.

"Foreign Lender" means a Lender that is not a U.S. Person.

"Foreign Subsidiary" means a Subsidiary that is not a Domestic Subsidiary.

“Fraudulent Transfer Laws” has the meaning assigned to such term in Section 9.1(c)

"Fronting Exposure" means, at any time there is a Defaulting Lender, such Defaulting Lender's Pro Rata Share of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by the Issuing Lender other than Letter of Credit Obligations as to which such Defaulting Lender's participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

"Fund" means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding Guarantor” has the meaning assigned to such term in Section 9.1(b).

"GAAP" means United States of America generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.3.

"Governmental Authority" means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, bureau, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranteed Obligations” has the meaning set forth in Section 9.1(a).

"Guarantors" means (a) each Restricted Subsidiary of the Borrower that executes this Agreement as a Guarantor, and (b) any other Person that becomes a guarantor of all or a portion of the DIP Obligations.

"Guaranty" means the terms set forth in Article IX.

"Hazardous Substance" means any substance or material identified as such pursuant to CERCLA or any other Environmental Law and includes, without limitation, pollutants, contaminants, petroleum, petroleum products, radionuclides, and radioactive materials.

"Hazardous Waste" means any substance or material regulated or designated as such pursuant to any Environmental Law and includes, without limitation, pollutants, contaminants, flammable substances and materials, explosives, radioactive materials, petroleum and petroleum products, chemical liquids and solids, polychlorinated biphenyls, asbestos, and toxic substances.

"Hedge Obligations" means the obligations of any of the Loan Parties owing to a Swap Counterparty under any Hedging Arrangement.

"Hedging Arrangement" means (a) a hedge, spot call, put, swap, collar, floor, cap, option, swaption, forward sale or purchase, basis swap or basis hedge, or other contract or similar arrangement (including any obligations to purchase or sell any physical or financial commodity or security at a future date for a specific price) or (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of Master Agreement, including any such obligations or liabilities under any Master Agreement, in each case, that is (i) an Applicable Prepetition Hedging Arrangement or (ii) on terms to be agreed between such applicable Swap Counterparty and a Loan Party entered into following entry of the Final Hedge Order.

"Hydrocarbon Hedge Agreement" means a Hedging Arrangement related to the price of Hydrocarbons.

"Hydrocarbon Interests" means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature. Unless otherwise indicated herein, each reference to the term "Hydrocarbon Interests" shall mean Hydrocarbon Interests of the Loan Parties.

"Hydrocarbons" means oil, gas, coal seam gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith from a well bore and all products, by-products, and other substances derived therefrom or the processing thereof, and all other minerals and substances produced in conjunction with such substances, including, but not limited to, sulfur, geothermal steam, water, carbon dioxide, helium, and any and all minerals, ores, or substances of value and the products and proceeds therefrom.

"Income Tax Expense" means for Borrower and its Restricted Subsidiaries, on a consolidated basis for any period, all state and federal franchise or income taxes paid or due to be paid during such period.

"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

"Independent Engineer" means Ryder Scott Company Petroleum Consultants, L.P., or any other engineering firm reasonably acceptable to the DIP Agent.

"Independent Reserve Report" means a report, in form and substance reasonably satisfactory to the DIP Agent, prepared by an Independent Engineer, addressed to the DIP Agent and the Lenders with respect to the Oil and Gas Properties owned by any Loan Party (or to be acquired by a Loan Party) which report shall (a) specify the location, quantity, and type of the estimated Proven Reserves attributable to such Oil and Gas Properties, (b) contain a projection of the rate of production of such Oil and Gas Properties, (c) contain an estimate of the net operating revenues to be derived from the production and sale of Hydrocarbons from such Proven Reserves based on product price and cost escalation assumptions specified by the DIP Agent and the Lenders, and (d) contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by the DIP Agent or any Lender.

"Information" has the meaning set forth in Section 11.8.

“Initial Budget” means the 13-Week Budget prepared by the Borrower and furnished to the Lenders on the Effective Date in the form of Exhibit D.

"Intangible Assets" means assets that are considered to be intangible assets under GAAP (but excluding computer software), including customer lists, goodwill, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

"Interest Expense" means, for the Borrower and its Restricted Subsidiaries, on a consolidated basis for any period, total cash interest expense, letter of credit fees and other fees and expenses incurred by such Person in connection with any Debt (including but not limited to Debt under this Agreement) for such period, whether paid or accrued (including that attributable to obligations which have been or should be, in accordance with GAAP, recorded as Capital Leases), including, without limitation, all commissions, discounts, and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, fees owed with respect to the Secured Obligations, and net costs under Hedging Arrangements entered into addressing interest rates, all as determined in conformity with GAAP.

"Interest Hedge Agreement" means a Hedging Arrangement between the Borrower or another Loan Party and one or more financial institutions providing for the exchange of nominal interest obligations between the Borrower or such other Loan Party and such financial institution or the cap of the interest rate on any Debt of the Borrower.

"Interest Period" means for any Eurodollar Loan, the period commencing on the date such Eurodollar Loan is made or deemed made and ending on the numerically corresponding day in the calendar month that is one month thereafter; provided that:

(a) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(b) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and

(c) the Borrower may not select any Interest Period for any Loan which ends after the Maturity Date.

For purposes hereof, the date of a Eurodollar Loan initially shall be the date on which such Eurodollar Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Eurodollar Loan.

“Interim Order” means the interim order entered by the Bankruptcy Court (a) authorizing, on an interim basis, the Debtors to (i) obtain post-petition secured financing pursuant to this Agreement and (ii) use cash collateral during the pendency of the Cases, and (b) granting, on an interim basis, certain related relief and any other orders entered in connection therewith, in each case in form and substance reasonably satisfactory to the DIP Agent and the Majority Lenders, as the same may be amended, modified or supplemented from time to time with the prior written consent of the DIP Agent and the Majority Lenders.

“Interim Order Date” means the date the Bankruptcy Court enters the Interim Order.

"Internal Reserve Report" means a report, in form and substance reasonably satisfactory to the DIP Agent, prepared by the Borrower and certified by a Responsible Officer of the Borrower, addressed to the DIP Agent and the Lenders with respect to the Oil and Gas Properties owned by any Loan Party (or to be acquired by a Loan Party), which report shall (a) specify the location, quantity, and type of the estimated Proven Reserves attributable to such Oil and Gas Properties, (b) contain a projection of the rate of production of such Oil and Gas Properties, (c) contain an estimate of the net operating revenues to be derived from the production and sale of Hydrocarbons from such Proven Reserves based on product prices and cost escalation assumptions specified by the DIP Agent, and (d) contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by the DIP Agent or any Lender.

"IRS" means the United States Internal Revenue Service.

"Issuing Lender" means Wells Fargo in its capacity as a Lender that issues Letters of Credit for the account of any Loan Party pursuant to the terms of this Agreement.

"Leases" means all oil and gas leases, oil, gas and mineral leases, oil, gas and casinghead gas leases or any other instruments, agreements, or conveyances under and pursuant to which the owner thereof has or obtains the right to enter upon lands and explore for, drill, and develop such lands for the production of Hydrocarbons.

"Legal Requirement" means any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including, but not limited to, Regulations T, U and X.

"Lenders" means the Persons listed on the signature pages hereto as Lenders, any other Person that shall have become a Lender hereto pursuant to Section 2.14 and any other Person that shall have become a Lender hereto pursuant to an Assignment and Assumption, but in any event, excluding any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. For the avoidance of doubt, any reference herein to “the Lenders” shall mean all Lenders.

"Lending Office" means, as to any Lender, the office or offices of such Lender described as such in such Lender's Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the DIP Agent.

"Letter of Credit" means any standby letter of credit issued by the Issuing Lender for the account of a Loan Party pursuant to the terms of this Agreement, in such form as may be agreed by the Borrower and the Issuing Lender.

"Letter of Credit Application" means the Issuing Lender's standard form letter of credit application for standby letters of credit which has been executed by the Borrower and accepted by such Issuing Lender in connection with the issuance of a Letter of Credit.

"Letter of Credit Documents" means all Letters of Credit, Letter of Credit Applications and amendments thereof, and agreements, documents, and instruments entered into in connection therewith or relating thereto.

"Letter of Credit Exposure" means, at the date of its determination by the DIP Agent, the aggregate outstanding undrawn amount of Letters of Credit plus the aggregate unpaid amount of all of the Borrower's payment obligations under drawn Letters of Credit.

"Letter of Credit Fees" means fees payable pursuant to Section 2.7(b)(i).

"Letter of Credit Maximum Amount" means $3,500,000; provided that, on and after the Maturity Date, the Letter of Credit Maximum Amount shall be zero.

"Letter of Credit Obligations" means any obligations of the Borrower under this Agreement in connection with the Letters of Credit.

"Lien" means any mortgage, lien, pledge, charge, deed of trust, security interest, or encumbrance to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including the interest of a vendor or lessor under any conditional sale agreement, Capital Lease, or other title retention agreement).

"Liquid Investments" means (a) readily marketable direct full faith and credit obligations of the United States of America or obligations unconditionally guaranteed by the full faith and credit of the United States of America; (b) commercial paper issued by (i) any Lender or any Affiliate of any Lender or (ii) any commercial banking institutions or corporations rated at least P-1 by Moody's or A-1 by S&P; (c) certificates of deposit, time deposits, and bankers' acceptances issued by (i) any of the Lenders or (ii) any other commercial banking institution which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $250,000,000 and rated Aa by Moody's or AA by S&P; (d) repurchase agreements which are entered into with any of the Lenders or any major money center banks included in the commercial banking institutions described in clause (c) and which are secured by readily marketable direct full faith and credit obligations of the government of the United States of America or any agency thereof; (e) investments in any money market fund which holds investments substantially of the type described in the foregoing clauses (a) through (d); (f) readily and immediately available cash held in any money market account maintained with any Lender; provided that, such money market accounts and the funds therein shall be unencumbered and free and clear of all Liens and other third party rights other than a Lien in favor of the DIP Agent pursuant to the Security Documents; and (g) other investments made through the DIP Agent or its Affiliates and approved by the DIP Agent; provided that all the Liquid Investments described in clauses (a) through (d) above shall have maturities of not more than 365 days from the date of issue.

"Loan" means any advance by a Lender to the Borrower as a part of a Borrowing, including any Refinanced Loans pursuant to Section 2.1(b).

"Loan Documents" means this Agreement, the Notes, the Letters of Credit, the Letter of Credit Applications, the Notices of Borrowing, the Notices of Conversion, the Security Documents, the Fee Letter, and each other agreement, instrument, or document executed at any time in connection with this Agreement.

"Loan Parties" means the Borrower and the Guarantors.

"Majority Lenders" means the Lenders holding greater than 50% of the aggregate New Money Commitments; provided that, the New Money Commitment of, and the portion of the Loans and Letter of Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders unless all Lenders are Defaulting Lenders.

"Master Agreement" means a master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other similar master agreement relating to hedging activities, including, without limitation, any related schedules.

"Material Adverse Change" means a material adverse change (a) in the business, assets (including Oil and Gas Properties), condition (financial or otherwise), or operations of the Borrower, individually or the Loan Parties, taken as a whole; (b) on any Loan Party's ability to perform its obligations under this Agreement, any Note, the Guaranties or any other Loan Document; (c) on the Loan Parties' ability, as a whole, to perform their obligations under this Agreement or any other Loan Document; (d) in any right or remedy of any DIP Secured Party under any Loan Document; (e) on the validity or enforceability of this Agreement or any of the other Loan Documents; or (f) on the Acceptable Security Interest in favor of the DIP Agent with respect to any portion of the Collateral (other than a termination or release of such Acceptable Security Interest in accordance with the terms of the Loan Documents) provided that, Material Adverse Change shall expressly exclude (x) the effect of filing the Cases and any action required to be taken under the Loan Documents and (y) the entry of the Interim Order or the Final DIP Order.

"Maturity Date" means the earliest of (a) the Scheduled Maturity Date, (b) the consummation of a sale of all or substantially all of the assets of the Credit Parties pursuant to Section 363 of the Bankruptcy Code or otherwise; (c) the effective date of a plan of reorganization or liquidation in the Cases; (d) the entry of an order by the Bankruptcy Court dismissing any of the Cases or converting such Cases to a case under Chapter 7 of the Bankruptcy Code; and (e) the date of termination of the Lenders’ commitments and the acceleration of any outstanding extensions of credit, in each case, under this Agreement and in accordance with the DIP Orders.

"Maximum Rate" means the maximum nonusurious interest rate under applicable law.

"Mercuria" means Mercuria Energy Trading, Inc.

"Mercuria ISDA" means that certain ISDA Master Agreement between Mercuria and the Borrower, including the Schedule thereto, the Credit Support Annex thereto and Confirmation Number 1 issued thereunder, substantially in the same form as the latest version thereof delivered to the DIP Agent on or prior to May 5, 2017, with such changes and modifications that are approved by the DIP Agent in accordance with the terms of this Agreement.

“Milestones” means the following milestones related to the Cases:

(a) The Petition Date shall occur no later than June 15, 2020;

(b) No later than 3 Business Days after the Petition Date (or such later date as the DIP Agent and the Majority Lenders may agree in writing to the Borrower), the Bankruptcy Court shall have entered the Interim Order, in a form and substance reasonably satisfactory to the DIP Agent and the Majority Lenders;

(c) No later than 21 days after the Petition Date (or such later date as the DIP Agent and the Majority Lenders may agree in writing to the Borrower), the Debtors shall have filed with the Bankruptcy Court a chapter 11 plan of reorganization (the “Plan of Reorganization”) and related disclosure statement (the “Disclosure Statement”) and the motion seeking approval of the solicitation procedures and the adequacy of the Disclosure Statement (the “Disclosure Statement Motion”), in each case, in a form and substance reasonably satisfactory to the DIP Agent and the Majority Lenders;

(d) No later than 30 days after the Petition Date (or such later date as the DIP Agent and the Majority Lenders may agree in writing to the Borrower), the Bankruptcy Court shall have entered the Final DIP Order;

(e) No later than 45 days after the Disclosure Statement Motion has been filed (or such later date as the DIP Agent and the Majority Lenders may agree in writing to the Borrower), the Bankruptcy Court shall have entered an order (the “Disclosure Statement Order”) approving the Disclosure Statement in the Cases, which remains in full force and effect is not subject to a stay, in a form and substance reasonably satisfactory to the DIP Agent and the Majority Lenders;
(f) No later than 5 days after entry of the Disclosure Statement Order (or such later date as the DIP Agent and the Majority Lenders may agree in writing to the Borrower), the Debtors shall have commenced solicitation in accordance with the Disclosure Statement Order and the related solicitation procedures;

(g) No later than 123 days after the Petition Date (or such later date as the DIP Agent and the Majority Lenders may agree in writing to the Borrower), either (i) the Debtors shall obtain entry of an order of the Bankruptcy Court, with terms and substance acceptable to the DIP Agent acting at the direction of the Majority Lenders, approving a sale to, or a combination or merger with, a third party involving all or substantially all of the Debtors’ restructured equity or assets (a “Combined Transaction”) or (ii) the Bankruptcy Court shall have entered an order (the “Confirmation Order”), in each case, in a form and substance reasonably satisfactory to the DIP Agent and the Majority Lenders; and

(h) No later than 130 days after the Petition Date (or such later date as the DIP Agent and the Majority Lenders may agree in writing to the Borrower), either (i) the Debtors shall have consummated the Combined Transaction or (ii) the Plan of Reorganization shall have become effective and Debtors shall have substantially consummated the transactions contemplated by the Plan of Reorganization and Confirmation Order.

"Minimum Collateral Amount" means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of the Issuing Lender with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the DIP Agent and the Issuing Lender in its sole discretion.

“Monthly Test Date” means Thursday of every fourth calendar week, starting with Thursday, July 16, 2020.

"Moody's" means Moody's Investors Service, Inc. and any successor thereto which is a nationally recognized statistical rating organization.

"Mortgage" means each mortgage or deed of trust and other security documents or instruments (including the DIP Orders) granting a Lien on any real property of the Loan Parties to secured the DIP Obligations.

"Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which the Borrower or any member of the Controlled Group is making or accruing an obligation to make contributions.

"Natural Resources" shall have the meaning set forth in 42 U.S.C. § 9601(16).

"Net Cash Proceeds" means (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and cash equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of (i) amounts applied to the repayment of Debt secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document), (ii) in the case of an Asset Sale, attorneys' fees, accountants' fees, investment bank fees and other reasonable and customary fees and expenses actually incurred in connection therewith, and (iii) Taxes paid directly by any Loan Party or reasonably estimated to be paid or payable in connection therewith; provided that the evidence of each of (i), (ii), and (iii) is provided to the DIP Agent in form and substance reasonably satisfactory to it, and (b) in connection with any issuance or sale of Equity Interests or debt securities or instruments or the incurrence of Debt for borrowed money, the cash proceeds received from such issuance, sale or incurrence, net of (i) attorneys' fees, accountants' fees, investment bank fees, underwriting discounts and commissions and other reasonable and customary fees and expenses actually incurred in connection therewith and (ii) Taxes paid or reasonably estimated to be paid directly by any Loan Party in connection therewith; provided that the evidence of each of (i) and (ii) is provided to the DIP Agent in form and substance reasonably satisfactory to it; provided, further, that in the case of this clause (b), evidence of such costs is provided to the DIP Agent in form and substance reasonably satisfactory to it.

“New Money Commitment” means, with respect to each Lender, such Lender’s New Money Interim Commitment and its New Money Final Commitment. “New Money Commitments” means the aggregate of all such New Money Commitments for all Lenders, and the aggregate amount of the New Money Commitments as of the Effective Date is $50,000,000.
“New Money Final Commitment” means, with respect to each Lender, the commitment of such Lender to make term loans and issue or participate in Letters of Credit to the Borrower pursuant to Section 2.1(a)(ii) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name under the caption “New Money Final Commitment” on Schedule I, as such amount may be adjusted from to time pursuant to this Agreement. “New Money Final Commitments” means the aggregate of such New Money Final Commitments for all Lenders, and the aggregate amount of the New Money Final Commitments as of the Effective Date is $35,000,000.

“New Money Final Loan” has the meaning set forth in Section 2.1(a)(ii).

“New Money Interim Commitment” means, with respect to each Lender, the commitment of such Lender to make term loans and issue or participate in Letters of Credit to the Borrower pursuant to Section 2.1(a)(i) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name under the caption “New Money Interim Commitment” on Schedule I, as such amount may be adjusted from to time pursuant to this Agreement. “New Money Interim Commitments” means the aggregate of such New Money Interim Commitments for all Lenders, and the aggregate amount of the New Money Interim Commitments as of the Effective Date is $15,000,000.

“New Money Interim Loan” has the meaning set forth in Section 2.1(a)(i).

“New Money Loans” means the New Money Final Loans and the New Money Interim Loans.

"Non-Consenting Lender" means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.3, and (b) has been approved by the Required Lenders.

"Non-Defaulting Lender" means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Primed Excepted Liens” means (x) valid, perfected and unavoidable Liens in existence as of the Petition Date in favor of third parties or (y) valid and unavoidable Liens in existence for amounts outstanding as of the Petition Date that are perfected after the Petition Date as permitted by Section 546(b) of the Bankruptcy Code, but in each case under the foregoing clause (x) and (y), only to the extent such valid, perfected and unavoidable liens are senior by operation of law in priority to the Prepetition Liens.
"Note" means a promissory note of the Borrower payable to a Lender or its registered assigns in the amount of such Lender's Commitment, in substantially the same form as Exhibit H, evidencing indebtedness of the Borrower to such Lender resulting from Loans owing to such Lender.

"Notice of Borrowing" means a Notice of Borrowing signed by the Borrower in substantially the same form as Exhibit E.

"Notice of Continuation or Conversion" means a notice of continuation or conversion signed by the Borrower in substantially the same form as Exhibit F.

"OFAC" means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

"Oil and Gas Properties" means fee mineral interests, term mineral interests, Leases, subleases, farm-outs, royalties, overriding royalties, net profit interests, carried interests, production payments and similar mineral interests, and all unsevered and unextracted Hydrocarbons in, under, or attributable to such oil and gas Properties and interests.

"Oil and Gas Waste" means wastes associated with the exploration, development, or production of crude oil or natural gas.

"Other Connection Taxes" means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

"Other Taxes" means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.14(b)).

"OZ Preferred Equity" means the convertible preferred Equity Interests issued by the Borrower to investment funds affiliated with Och-Ziff Capital Management Group LLC and certain other institutional investors, as in effect on October 17, 2016, as amended from time to time in accordance with Section 6.26.

"OZ Preferred Equity Agreement" means that certain Certificate of Designation of Series A Preferred Stock of Extraction Oil & Gas, Inc. filed with the Delaware Secretary of State on October 17, 2016 under File Number 5242123, as in effect on the date thereof, as amended, restated, supplemented, or otherwise modified but only to the extent permitted under the terms of this Agreement.

"OZ Preferred Equity Documents" means the OZ Preferred Equity Agreement, and each other agreement, instrument, certificate or document (other than the Loan Documents) executed by any Loan Party or any of its Subsidiaries or any of their respective officers at any time in connection with the OZ Preferred Equity, as amended, restated, supplemented, or otherwise modified but only to the extent permitted under the terms of this Agreement.

"Participant" has the meaning set forth in Section 11.7(d).

"Participant Register" has the meaning set forth in Section 11.7(d).

"Patriot Act" means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

"PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

"PDP Reserves" means the Proven Reserves which are categorized as both "developed" and "producing" under the definitions for oil and gas reserves promulgated by the Society of Petroleum Evaluation Engineers (or any generally recognized successor) as in effect at the time in question and reasonably acceptable to the DIP Agent.

"Permit" means any approval, certificate of occupancy, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from any Governmental Authority, including without limitation, an Environmental Permit.

"Permitted Debt" has the meaning set forth in Section 6.1.

"Permitted Investments" has the meaning set forth in Section 6.3.

"Permitted Liens" has the meaning set forth in Section 6.2.

“Permitted Variance” has the meaning set forth in Section 5.16.

“Permitted Notes” means the May 2024 7.375% Senior Notes and the February 2026 5.625% Senior Notes, in each case, as set forth on Schedule 6.1(g).

"Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, limited liability company, limited liability partnership, unincorporated association, joint venture, or other entity, or a government or any political subdivision or agency thereof, or any trustee, receiver, custodian, or similar official.

“Petition Date” has the meaning assigned to such term in the recitals hereto.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Sections 412 and 430 of the Code or Section 302 of ERISA, and in respect of which any Borrower, any Subsidiary thereof, any Guarantor or any member of the Controlled Group has any obligation or liability (contingent or otherwise).

“Plan of Reorganization” means a plan of reorganization that is prepared and distributed in accordance with the Bankruptcy Code, in form and substance satisfactory to the DIP Agent and the Majority Lenders.

“Prepetition Agent” means Wells Fargo Bank, National Association, in its capacity as administrative agent under the Prepetition Credit Agreement, or any successor in such capacity.

“Prepetition Credit Agreement” shall mean the Amended and Restated Credit Agreement dated as of August 16, 2017, among the Borrower, the lenders party thereto, and the Prepetition Agent, as amended, restated, supplemented or otherwise modified prior to the Petition Date.
“Prepetition Facility Loans” shall mean the “Loans” as defined in the Prepetition Credit Agreement.

“Prepetition Lenders” shall mean the “Lenders” as defined in the Prepetition Credit Agreement.

“Prepetition Liens” shall mean the Liens securing the Prepetition Secured Obligations.

“Prepetition Secured Obligations” means the “Secured Obligations” as defined in the Prepetition Security Documents.

“Prepetition Secured Facility” shall mean the credit facility extended by the Prepetition Lenders to the Borrower under the Prepetition Credit Agreement.

“Prepetition Secured Parties” shall mean the holders of Prepetition Secured Obligations.

“Prepetition Security Documents” means the “Security Documents” as defined in the Prepetition Credit Agreement.

“Professional Fees” means attorneys’ fees and the fees of any other professionals payable by the Loan Parties.

“Professionals” has the meaning assigned to such term in the applicable DIP Order.

"Platform" has the meaning set forth in Section 5.2.

"Pledge and Security Agreement" means the terms set forth in Article X.

"Prime Rate" means the per annum rate of interest established from time to time by the DIP Agent at its principal office in San Francisco as its prime rate. Such rate is set by the DIP Agent as a general reference rate of interest, taking into account such factors as the DIP Agent may deem appropriate; it being understood that many of the DIP Agent's commercial or other loans are priced in relation to such rate and that such rate may not be the lowest rate of interest charged by such Lender to its customers.

"Property" of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person, including, but not limited to, Oil and Gas Properties and Hedging Arrangements.

"Pro Rata Share" means, at any time with respect to any Lender, (i) the ratio (expressed as a percentage) of such Lender's New Money Commitment at such time to the aggregate New Money Commitments at such time, or (ii) if all of the New Money Commitments have been terminated, the ratio (expressed as a percentage) of such Lender's aggregate outstanding Loans at such time to the total aggregate outstanding Loans at such time.

"Proven Reserves" means, at any particular time, Oil and Gas Properties classified as "Proved Reserves" as defined in the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question and reasonably acceptable to the DIP Agent.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

"Public Lender" has the meaning set forth in Section 5.2.

“QFC” has the meaning specified in Section 11.22.

“QFC Credit Support” has the meaning specified in Section 11.22.

"Qualified ECP Guarantor" means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an "eligible contract participant" under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an "eligible contract participant" at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

"Recipient" means (a) the DIP Agent, (b) any Lender, and (c) the Issuing Lender, as applicable.

"Recovery Event" means any settlement of or payment in respect of any property or casualty insurance or claim or any condemnation proceeding (or proceeding in lieu thereof), including any Casualty Event but excluding any payment in respect of business interruption insurance, to the extent business interruption coverage is maintained, relating to any asset of any Loan Party.

“Refinanced Loans” has the meaning set forth in Section 2.1(b).

"Register" has the meaning set forth in Section 11.7(c).

"Regulations T, U, and X" means Regulations T, U, and X of the Federal Reserve Board, as each is from time to time in effect, and all official rulings and interpretations thereunder or thereof. Each of Regulations T, U, or X may be referred to individually as Regulation T, Regulation U, or Regulation X herein.
“Reimbursement Obligations” means all outstanding matured reimbursement or repayment obligations payable to any Issuer with respect to amounts drawn under Letters of Credit.
"Related Parties" means, with respect to any Person, such Person's Affiliates and Approved Funds and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person's Affiliates and Approved Funds.

"Release" shall have the meaning set forth in 42 U.S.C. § 9601(22) of CERCLA.

“Relevant Debt” has the meaning assigned to such term in Section 5.6.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Remedies Notice” has the meaning assigned to such term in Section 7.2.

"Reportable Event" means any of the events set forth in Section 4043(c) of ERISA (other than any such event not subject to the provision for 30-day notice to the PBGC under the regulations issued under such section).

"Required Lenders" means the Lenders holding greater than 66 2/3% of the aggregate New Money Commitments; provided that, the New Money Commitment of, and the portion of the Loans and Letter of Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders unless all Lenders are Defaulting Lenders.

"Reserve Report" means either an Independent Reserve Report or an Internal Reserve Report.

“Reserve Report Certificate” shall have the meaning assigned to such term in Section 5.2(d).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

"Response" shall have the meaning set forth in 42 U.S.C. § 9601(25) of CERCLA.

"Responsible Officer" means (a) with respect to any Person that is a corporation, such Person's Chief Executive Officer, President, Chief Financial Officer, any Vice President or other authorized representative of the Person as approved by such Person's board of directors or other governing body, (b) with respect to any Person that is a limited liability company, if such Person has officers, then such Person's Chief Executive Officer, President, Chief Financial Officer, any Vice President or other authorized representative of the Person as approved by such Person's board of managers or other governing body, and if such Person is managed by members, then a Responsible Officer of such Person's managing member, and if such Person is managed by managers, then a manager (if such manager is an individual) or a Responsible Officer of such manager (if such manager is an entity), and (c) with respect to any Person that is a general partnership, limited partnership or a limited liability partnership, the Responsible Officer of such Person's general partner or partners.

"Restricted Payment" means, with respect to any Person, (a) any direct or indirect dividend or distribution (whether in cash, securities or other Property), return of capital or any direct or indirect payment of any kind or character (whether in cash, securities or other Property) made in connection with the Equity Interest of such Person, including those dividends, distributions, returns of capital and payments made in consideration for or otherwise in connection with any retirement, purchase, redemption or other acquisition of any Equity Interest of such Person, or any options, warrants or rights to purchase or acquire any such Equity Interest of such Person or (b) principal or interest payments (in cash, Property or otherwise) on, or redemptions of, subordinated debt of such Person; provided that the term "Restricted Payment" shall not include any dividend or distribution payable solely in common Equity Interests of such Person or warrants, options or other rights to purchase such Equity Interests.

"Restricted Subsidiary" means each Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Roll-Up Lender” has the meaning assigned to such term in Section 2.1(b).

“Rolled-Up Additional Obligations” means, any interest and fees due in respect of that portion of the Prepetition Facility Loans set forth in Section 2.1(b) as of the Final DIP Order Date.

“RSA” means the Restructuring Support Agreement dated as of June 14, 2020, among the Borrower and each of the holders of the Permitted Notes, and all exhibits, thereto.

"S&P" means Standard & Poor's Rating Agency Group, a division of McGraw-Hill Companies, Inc., or any successor thereof which is a national credit rating organization.

"Sanction" means any sanction administered or enforced by the United States Government (including OFAC), the United Nations Security Council, the European Union, Her Majesty's Treasury or other relevant sanctions authority.

"Sanctioned Entity" means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC or any other relevant Sanctions authority.

"Sanctioned Person" means a person named on the list of Specially Designated Nationals maintained by OFAC or any other relevant Sanctions authority.

“Satisfaction Date” has the meaning assigned to such term in the Interim Order or the Final DIP Order then in effect.

“Scheduled Maturity Date” means the date that is six (6) months after the Petition Date; provided that the Scheduled Maturity Date may be extended, in whole or in part, at the request of the Borrower, to a date that is up to nine (9) months after the Petition Date with the prior written consent of the Majority Lenders

"SEC" means the Securities and Exchange Commission.

“Second Thursday” means Thursday of every second calendar week, starting with Thursday, July 2, 2020.

“Securities Account” shall have the meaning set forth in Article 9 of the UCC.

"Security Documents" means, collectively, this Agreement, the Mortgages, the DIP Orders, Guaranty, Pledge and Security Agreement, and any and all other instruments, documents or agreements, now or hereafter executed by any Loan Party or any other Person to secure the DIP Obligations.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Subordinated Guarantor Obligations” has the meaning assigned to such term in Section 9.5(b).

"Subordination Agreement" means a Subordination Agreement in form and substance acceptable to the DIP Agent between the Loan Parties, the DIP Agent and an Affiliate of the Loan Parties which is the operator of any Oil and Gas Properties of the Loan Parties.

"Subsidiary" means, with respect to any Person (the "holder") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the holder in the holder's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity, a majority of whose outstanding Voting Securities shall at any time be owned by the holder or one more Subsidiaries of the holder. Unless expressly provided otherwise, all references herein and in any other Loan Document to any "Subsidiary" or "Subsidiaries" means a Subsidiary or Subsidiaries of the Borrower.

"Swap Counterparty" means a Person who (a) is a Lender or Affiliate of a Lender on the Effective Date and is a counterparty to a Hedging Arrangement with a Loan Party, which Hedging Arrangement was in effect on the Effective Date, or (b) was a Lender or an Affiliate of a Lender at the time it entered into a Hedging Arrangement with a Loan Party as permitted by the terms of this Agreement; provided that (i) when any Swap Counterparty assigns or otherwise transfers any interest held by it under any Hedging Arrangement to any other Person pursuant to the terms of such agreement, the obligations thereunder shall be secured by Liens under the Loan Documents only if such assignee or transferee is also then a Lender or an Affiliate of a Lender and (ii) if a Swap Counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder, obligations owing to such Swap Counterparty shall be secured by Liens under the Loan Documents only to the extent such obligations arise from transactions under such individual Hedging Arrangements entered into prior to the Effective Date or at the time such Swap Counterparty was a Lender hereunder or an Affiliate of a Lender hereunder, without giving effect to any extension, increases, or modifications thereof which are made after such Swap Counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder.

"Swap Obligation" means, with respect to any Loan Party other than the Borrower, any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of section 1a(47) of the Commodity Exchange Act.

"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

"Termination Event" means (a) a Reportable Event with respect to a Plan subject to Title IV of ERISA, (b) the withdrawal of the Borrower or any member of the Controlled Group from a Plan subject to Title IV of ERISA during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan subject to Title IV of ERISA or the treatment of an amendment to a Plan subject to Title IV of ERISA as a termination under Section 4041(c) of ERISA, (d) the institution of proceedings to terminate a Plan subject to Title IV of ERISA by the PBGC, or (e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan subject to Title IV of ERISA.

"Test Date" means each date that the production and hedging reports required pursuant to Section 5.2(d) are delivered, commencing with the reports delivered for the fiscal quarter ending June 30, 2020.

"Transactions" means, collectively, (a) the initial borrowings and other extensions of credit under this Agreement and (b) the payment of fees, commissions and expenses in connection with each of the foregoing.

"Type" has the meaning set forth in Section 1.4.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as the same may be in force and effect from time to time, including as hereafter modified or re-enacted, in the State of New York, or in any one or more of the other jurisdictions in which any of the Property or other Collateral securing the DIP Obligations or any portion of any of the foregoing is now or hereafter situated, as applicable.

"Unrestricted Cash" means, at any time, any cash or cash equivalents, marketable securities, treasury bonds or bills, certificates of deposit, investments in money market funds or commercial paper, in each case, held or owned by (whether directly or indirectly), credited to the account of, or otherwise referenced as an asset on the balance sheet of any Loan Party; provided that the following shall not constitute Unrestricted Cash: (x) cash or cash equivalents, marketable securities, treasury bonds or bills, certificates of deposit, investments in money market funds or commercial paper held in escrow accounts established for the benefit of a Person other than a Loan Party, an Affiliate of a Loan Party, or a Subsidiary of a Loan Party and (y) amounts for which a Loan Party has issued checks or has initiated wires or ACH transfers, in any case, to another Loan Party or a Person other than a Loan Party, an Affiliate of a Loan Party, or a Subsidiary of a Loan Party but such checks, wires, or transfers have not yet been subtracted from the balance in the relevant account of the such Loan Party.

"Unrestricted Subsidiary" means any Subsidiary of the Borrower that has been designated as an Unrestricted Subsidiary in compliance with Section 5.6.

“Unused Commitment Fee” has the meaning assigned to such term in Section 2.7(a)(ii).

“Unused New Money Commitment” means, with respect to a Lender at any time, such Lender’s New Money Commitment at such time, minus the sum of (i) the amount of New Money Loans funded prior to such time by such Lender, plus (ii) such Lender’s Letter of Credit Exposure at such time.

"Unused New Money Interim Commitment" means with respect to a Lender at any time, such Lender’s New Money Interim Commitment at such time, minus the sum of (i) the amount of New Money Interim Loans funded prior to such time by such Lender, plus (ii) such Lender’s Letter of Credit Exposure at such time.

"U.S. Person" means any Person that is a "United States Person" as defined in Section 7701(a)(30) of the Code.

"U.S. Tax Compliance Certificate" has the meaning assigned to such term in Section 2.13(g).

“Variance Date” means the Friday immediately prior to such Weekly Test Date.

"Voting Securities" means (a) with respect to any corporation, capital stock of the corporation having general voting power under ordinary circumstances to elect directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency), (b) with respect to any partnership, any partnership interest or other ownership interest having general voting power to elect the general partner or other management of the partnership or other Person, and (c) with respect to any limited liability company, membership certificates or interests having general voting power under ordinary circumstances to elect managers of such limited liability company.

“Weekly Test Date” means Thursday of each calendar week, commencing on June 25, 2020.

"Wells Fargo" means Wells Fargo Bank, National Association.

"Wholly-Owned Restricted Subsidiary" means any Restricted Subsidiary, all of the outstanding Equity Interests (other than any directors' qualifying shares mandated by applicable law) of which are owned, on a fully-diluted basis, by the Borrower or one or more of the Wholly-Owned Restricted Subsidiaries.

"Withholding Agent" means any Loan Party and the DIP Agent.

"Write-Down and Conversion Powers" means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

"XTR" means XTR Midstream, LLC, a Delaware limited liability company.

"Yorktown Funds" means, collectively, (a) the Co-Invest Funds, (b) Yorktown Energy Partners IX, L.P., a Delaware limited partnership, (c) Yorktown Energy Partners X, L.P., a Delaware limited partnership, (d) Yorktown Energy Partners XI, L.P., a Delaware limited partnership, and (e) any other "fund" (other than the Co-Invest Funds) with the same investment advisor or manager as the Persons listed in clauses (b), (c) and (d).

"Yorktown Group Member" means the Yorktown Funds, their limited partners, and each of their Affiliates.

Section 1.2 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

Section 1.3 Accounting Terms; Changes in GAAP.

(a) All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP applied on a consistent basis with those applied in the preparation of the financial statements of the Borrower for the fiscal year ended December 31, 2019.

(b) Unless otherwise indicated, all financial statements of the Borrower, all calculations for compliance with covenants in this Agreement, and all calculations of any amounts to be calculated under the definitions in Section 1.1 shall be based upon the consolidated accounts of the Borrower and its Subsidiaries in accordance with GAAP and consistent with the principles of consolidation applied in preparing the financial statements referred to in Section 4.4.

(c) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Majority Lenders shall so request, the DIP Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the DIP Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.4 Types of Loans. Loans are distinguished by "Type". The "Type" of a Loan refers to the determination of whether such Loan is a Base Rate Loan or a Eurodollar Loan.

Section 1.5 Miscellaneous. Article, Section, Schedule, and Exhibit references are to this Agreement, unless otherwise specified. All references herein (or in any Loan Document) to instruments, documents, contracts, and agreements (including this Agreement) are references to such instruments, documents, contracts, and agreements as the same may be amended, restated, amended and restated, supplemented, and otherwise modified from time to time, unless otherwise specified and shall include all schedules and exhibits thereto unless otherwise specified. Any reference herein (or in any Loan Document) to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time. Any reference herein to any Person shall be construed to include such Person's successors and assigns (subject to the restrictions contained herein). The words "hereof", "herein", and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term "including" means "including, without limitation,". Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement. Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company, limited partnership or trust (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or a similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company, limited partnership or trust shall constitute a separate Person hereunder (and each division of any limited liability company, limited partnership or trust that is a Subsidiary, Restricted Subsidiary, Unrestricted Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

Section 1.6 Rates. The DIP Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “Eurodollar Base Rate” or with respect to any rate that is an alternative or replacement for or successor to any such rate or the effect of any of the foregoing or of any Benchmark Replacement Conforming Changes.

Section 1.7 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligations or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE 2
CREDIT FACILITIES

Section 2.1 New Money Term Commitment.

(a) Loans. Subject to the terms and conditions of this Agreement and the DIP Orders and relying upon the representations and warranties herein set forth, each Lender agrees,

severally and not jointly, to make New Money Loans to the Borrower during the Availability Period; provided, however, that the aggregate principal amount of all New Money Loans actually funded by such Lender shall not exceed such Lender’s New Money Commitment, and the aggregate amount of all Loans funded by the Lenders shall not exceed the New Money Commitments:

(i) New Money Interim Loans. Subject to satisfaction of the conditions set forth in Section 3.2, in multiple Borrowings from time to time during the period following the Interim Order Date until, subject to clause (ii) below, the Final DIP Order Date and not to exceed the New Money Interim Commitments (collectively the “New Money Interim Loans” and each a “New Money Interim Loan”), and the amount of each such Borrowing of a New Money Interim Loan shall not exceed the lesser of (A) the aggregate Unused New Money Interim Commitments as of such Borrowing date, and (B) the aggregate amount of undrawn New Money Loans permitted to be drawn as of such date under the then-applicable Approved Budget (it being agreed that after giving effect to any Borrowing of New Money Interim Loans, the aggregate amount of all New Money Interim Loans funded by the Lenders plus the aggregate Letter of Credit Exposure of all Lenders shall not exceed the New Money Interim Commitments).

(ii) New Money Final Loans. Subject to satisfaction of the conditions set forth in Section 3.3, in multiple Borrowings from time to time during the period following the Final DIP Order Date through the end of the Availability Period and not to exceed the New Money Final Commitments plus any unfunded portion of the New Money Interim Commitments (collectively the “New Money Final Loans” and each a “New Money Final Loan”), and the amount of each such Borrowing of a New Money Final Loan shall not exceed the lesser of (A) the aggregate Unused New Money Commitments as of such Borrowing date, and (B) the aggregate amount of undrawn New Money Loans permitted to be drawn as of such date under the then-applicable Approved Budget (it being agreed that after giving effect to any Borrowing of New Money Interim Loans and New Money Final Loans, the aggregate amount of all Loans funded by the Lenders plus the aggregate Letter of Credit Exposure of all Lenders shall not exceed the New Money Commitments).

(b) Subject to the terms and conditions of this Agreement and any order of the Bankruptcy Court (including the DIP Orders) and relying upon the representations and warranties herein set forth, the Lenders that are Prepetition Lenders (each, a “Roll-Up Lender”, and collectively the “Roll-Up Lenders”) agree, severally and not jointly, that (i) (x) effective upon the entry of the Interim Order but subject to the Closing Date and entry of the Final Order, $22,500,000 of the Prepetition Facility Loans held by the Roll-Up Lenders as of the Petition Date, and (y) effective upon entry of the Final Order, $52,500,000 of the Prepetition Facility Loans held by the Roll-Up Lenders as of the Petition Date, and (ii) the Rolled-Up Additional Obligations due in respect of each such portion of the Prepetition Facility Loans described in clause (i) to the Roll-Up Lenders, in each case, shall be deemed exchanged for, repaid by and converted into term loans to the Borrower hereunder (the “Refinanced Loans”), which exchange and conversion (for the avoidance of doubt) shall not constitute a novation. Subject to the terms and conditions set forth herein and in the DIP Orders, and without any further action by any party to this Agreement, each Roll-Up Lender’s Refinanced Loans shall be deemed to be Loans and administered hereunder, no matter if any New Money Loans are borrowed hereunder. For the avoidance of doubt, until such Refinanced Loans are deemed to be Loans hereunder and approved by the DIP Orders, such portions of the Prepetition Facility Loans described in this clause (b) and Rolled-Up Additional Obligations due in respect thereof to each Roll-Up Lender shall continue to be secured by and entitled to the benefits of all Liens created and arising under the Prepetition Security Documents, which Liens shall remain in full force and effect on a continuous basis, unimpaired, uninterrupted and undischarged, and having the same perfected status and priority until the Satisfaction Date. The amount of Refinanced Loans indefeasibly deemed to be Loans hereunder and approved by the DIP Orders shall be allocated on a pro rata basis to the Roll-Up Lenders. The Refinanced Loans shall jointly constitute a single, fungible tranche of Loans hereunder and under the other Loan Documents and a single credit facility hereunder. For the avoidance of doubt, such tranche shall be separate and distinct from the single, fungible tranche of Loans consisting of the New Money Loans (which shall constitute a separate credit facility hereunder).

(c) Each Borrowing shall, (A) if comprised of Base Rate Loans, be in an aggregate amount not less than $250,000 and in integral multiples of $100,000 in excess thereof, (B) if comprised of Eurodollar Loans, be in an aggregate amount not less than $500,000 and in integral multiples of $100,000 in excess thereof, and (C) in each case shall consist of Loans of the same Type made on the same day by the Lenders ratably according to their respective Commitments.

(d) Notes. The indebtedness of the Borrower to each Lender resulting from Loans owing to such Lender shall be evidenced by a Note payable to such Lender or its registered assigns if such Lender or registered assign requests such a Note.

(e) Reduction of the New Money Commitments. The Borrower shall have the right, upon at least three Business Days' irrevocable notice to the DIP Agent, to terminate in whole or reduce in part the unused portion of the New Money Commitments; provided that each partial reduction shall be in a minimum amount of $500,000 and in integral multiples of $100,000 in excess thereof; provided further that a notice of termination or reduction of the New Money Commitments pursuant to this section may state that such notice is conditioned upon the effectiveness of new credit facilities or other debt or equity financing, in which case such notice may be revoked by the Borrower if such condition is not satisfied. Any reduction or termination of the New Money Commitments pursuant to this Section 2.1(e) shall be applied ratably to each Lender's New Money Commitment and shall be permanent, with no obligation of the Lenders to reinstate such New Money Commitments, and the applicable commitment fees set forth in Section 2.7 shall thereafter be computed on the basis of the Commitments, as so reduced.

Section 2.2 [Reserved.]

Section 2.3 Letters of Credit.

(a) Commitment for Letters of Credit. Subject to the terms and conditions set forth in this Agreement, the Issuing Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.3, from time to time on any Business Day during the Availability Period, to issue, increase or extend the expiration date of, Letters of Credit for the account of any Loan Party, provided that no Letter of Credit will be issued, increased, or extended:

(i) if such issuance, increase, or extension would cause the Letter of Credit Exposure to exceed the lesser of (A) the Letter of Credit Maximum Amount and (B) prior to the Final DIP Order Date, an amount equal to the aggregate Unused New Money Interim Commitments of all Lenders, or (ii) on or after the Final DIP Order Date, an amount equal to the aggregate Unused New Money Commitments of all Lenders;

(ii) unless such Letter of Credit has an expiration date not later than one year after its issuance or extension (an "Acceptable Letter of Credit Maturity Date"); provided that, (1) if the New Money Commitments are terminated in whole or in part pursuant to Section 2.1(e) or otherwise, the Borrower shall either (A) deposit into the Cash Collateral Account cash in an amount equal to 103% (or such lower amount as may be acceptable to the Issuing Lender) of the Letter of Credit Exposure for the Letters of Credit which have an expiry date beyond the date the New Money Commitments are terminated or (B) provide a replacement letter of credit (or other security) reasonably acceptable to the DIP Agent and the Issuing Lender in an amount equal to 103% (or such lower amount as may be acceptable to the Issuing Lender) of the Letter of Credit Exposure, and (2) any such Letter of Credit with a one-year tenor may expressly provide for an automatic extension of one additional year so long as such Letter of Credit expressly allows the Issuing Lender, at its sole discretion, to elect not to provide such extension;

(iii) unless such Letter of Credit is a standby letter of credit not supporting the repayment of indebtedness for borrowed money of any Person;

(iv) unless such Letter of Credit is in form and substance acceptable to the Issuing Lender in its sole discretion;

(v) unless the Borrower has delivered to the Issuing Lender a completed and executed Letter of Credit Application; provided that, if the terms of any Letter of Credit Application conflicts with the terms of this Agreement, the terms of this Agreement shall control;

(vi) unless such Letter of Credit is governed by (A) the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, or (B) the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, in either case, including any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the Issuing Lender;

(vii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing, increasing or extending such Letter of Credit, or any Legal Requirement applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance, increase or extension of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Lender in good faith deems material to it;

(viii) if the issuance, increase or extension of such Letter of Credit would violate one or more policies of the Issuing Lender applicable to letters of credit generally;

(ix) if Letter of Credit is to be denominated in a currency other than Dollars;

(x) if any Lender is at such time a Defaulting Lender hereunder, unless the Issuing Lender has entered into satisfactory arrangements including the delivery of Cash Collateral, satisfactory to the Issuing Lender (in its sole discretion) with the Borrower or such Lender to eliminate the Issuing Lender's actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Letter of Credit Obligations as to which the Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(xi) if such Letter of Credit supports the obligations of any Person in respect of (x) a lease of real property, or (y) an employment contract, in each case, if the Issuing Lender reasonably determines that the Borrower's obligation to reimburse any draws under such Letter of Credit may be limited.

(b) Requesting Letters of Credit. Each Letter of Credit shall be issued pursuant to a Letter of Credit Application given by the Borrower to the DIP Agent and the Issuing Lender by facsimile, email or other writing not later than 10:00 a.m. (Denver, Colorado time) on the third Business Day before the proposed date of issuance for the Letter of Credit. Each Letter of Credit Application shall be fully completed and shall specify the information required therein. Each Letter of Credit Application shall be irrevocable and binding on the Borrower. Subject to the terms and conditions hereof, the Issuing Lender shall before 1:00 p.m. (Denver, Colorado time) on the requested issuance date set forth in the Letter of Credit Application issue such Letter of Credit to the beneficiary of such Letter of Credit.

(c) Reimbursements for Letters of Credit; Funding of Participations.

(i) With respect to any Letter of Credit, in accordance with the related Letter of Credit Application, the Borrower agrees to pay on demand to the DIP Agent on behalf of the Issuing Lender an amount equal to any amount paid by the Issuing Lender under such Letter of Credit. Upon the Issuing Lender's demand for payment under the terms of a Letter of Credit Application, the Borrower may, with a written notice, request that the Borrower's obligations to the Issuing Lender thereunder be satisfied with the proceeds of a Loan in the same amount (notwithstanding any minimum size or increment limitations on individual Loans). If the Borrower does not make such request and does not otherwise make the payments demanded by the Issuing Lender as required under this Agreement or the Letter of Credit Application, then the Borrower shall be deemed for all purposes of this Agreement to have requested such a Loan in the same amount and the transfer of the proceeds thereof to satisfy the Borrower's obligations to the Issuing Lender, and the Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Lenders to make such Loan, to transfer the proceeds thereof to the Issuing Lender in satisfaction of such obligations, and to record and otherwise treat such payments as a Loan to the Borrower. The DIP Agent and each Lender may record and otherwise treat the making of such Borrowings as the making of a Borrowing to the Borrower under this Agreement as if requested by the Borrower. Nothing herein is intended to release any of the Borrower's obligations under any Letter of Credit Application, but only to provide an additional method of payment therefor. The making of any Borrowing under this Section 2.3(c) shall not constitute a cure or waiver of any Default, other than the payment Default which is satisfied by the application of the amounts deemed advanced hereunder, caused by the Borrower's failure to comply with the provisions of this Agreement or the Letter of Credit Application.

(ii) Each Lender (including the Lender acting as DIP Lender) shall, upon notice from the DIP Agent that the Borrower has requested or is deemed to have requested a Loan pursuant to Section 2.4 and regardless of whether (A) the conditions in Section 3.4 have been met, (B) such notice complies with Section 2.4, or (C) a Default exists, make funds available to the DIP Agent for the account of the Issuing Lender in an amount equal to such Lender's Pro Rata Share of the amount of such Loan not later than 1:00 p.m. (Denver, Colorado time) on the Business Day specified in such notice by the DIP Agent, whereupon each Lender that so makes funds available shall be deemed to have made a Loan to the Borrower in such amount. The DIP Agent shall remit the funds so received to the Issuing Lender.

(iii) If any such Lender shall not have so made its Loan available to the DIP Agent pursuant to this Section 2.3, such Lender agrees to pay interest thereon for each day from such date until the date such amount is paid at the lesser of (A) the Federal Funds Rate for such day for the first three days and thereafter the interest rate applicable to the Loan and (B) the Maximum Rate. Whenever, at any time after the DIP Agent has received from any Lender such Lender's Loan, the DIP Agent receives any payment on account thereof, the DIP Agent will pay to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's Loan was outstanding and funded), which payment shall be subject to repayment by such Lender if such payment received by the DIP Agent is required to be returned. Each Lender's obligation to make the Loan pursuant to this Section 2.3 shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Lender or any other Person may have against the Issuing

Lender, the DIP Agent or any other Person for any reason whatsoever; (2) the occurrence or continuance of a Default or the termination of the Commitments; (3) any breach of this Agreement by any Loan Party or any other Lender; or (4) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(d) Participations. Upon the date of the issuance or increase of a Letter of Credit, the Issuing Lender shall be deemed to have sold to each other Lender and each other Lender shall have been deemed to have purchased from the Issuing Lender a participation in the related Letter of Credit Obligations equal to such Lender's Pro Rata Share at such date and such sale and purchase shall otherwise be in accordance with the terms of this Agreement. The Issuing Lender shall promptly notify each such participant Lender by facsimile, telephone, or electronic mail (PDF) of each Letter of Credit issued or increased and the actual dollar amount of such Lender's participation in such Letter of Credit.

(e) Obligations Unconditional. The obligations of the Borrower under this Agreement in respect of each Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, notwithstanding the following circumstances:

(i) any lack of validity or enforceability of any Letter of Credit Documents or any Loan Document, or any term or provision therein;

(ii) any amendment or waiver of or any consent to departure from any Letter of Credit Documents or any Loan Document;

(iii) the existence of any claim, set-off, defense or other right which any Loan Party may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Lender, any Lender or any other person or entity, whether in connection with this Agreement, the transactions contemplated in this Agreement or in any Letter of Credit Documents or any other Loan Document or any other related or unrelated transaction;

(iv) any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect to the extent the Issuing Lender would not be liable therefor pursuant to the following paragraph (g);

(v) payment by the Issuing Lender under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing;

provided, however, that nothing contained in this paragraph (e) shall be deemed to constitute a waiver of any remedies of the Borrower in connection with the Letters of Credit.

(f) Prepayments of Letters of Credit. In the event that any Letter of Credit shall be outstanding or shall be drawn and not reimbursed on or prior to the Acceptable Letter of Credit Maturity Date, the Borrower shall pay to the DIP Agent an amount equal to 103% (or such lower amount as may be acceptable to the Issuing Lender) of the Letter of Credit Exposure allocable to such Letter of Credit, such amount to be due and payable on the Acceptable Letter of Credit Maturity Date, and to be held in the Cash Collateral Account and applied in accordance with paragraph (h) below.

(g) Liability of Issuing Lender. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuing Lender nor any of its officers or directors shall be liable or responsible for:

(i) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;

(ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged;

(iii) payment by the Issuing Lender against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or

(iv) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (INCLUDING THE ISSUING LENDER’S OWN NEGLIGENCE),

except that the Borrower shall have a claim against the Issuing Lender, and the Issuing Lender shall be liable to, and shall promptly pay to, the Borrower, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by (A) the Issuing Lender's willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit or (B) the Issuing Lender's willful failure to make lawful payment under any Letter of Credit after the presentation to it of a draft and certificate strictly complying with the terms and conditions of such Letter of Credit, in each case of clauses (A) and (B) above, as determined by a court of competent jurisdiction by final and nonappealable judgment. In furtherance and not in limitation of the foregoing, the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary or may refuse to accept and make payment upon such document if such documents are not in strict compliance with the terms of such Letter of Credit.

(h) Cash Collateral Account.

(i) If the Borrower is required to deposit funds in the Cash Collateral Account pursuant to Section 2.5(c), Section 2.16, or Section 7.2 or any other provision under this Agreement, then the Borrower and the DIP Agent shall establish the Cash Collateral Account and the Borrower shall execute any documents and agreements, including the DIP Agent's standard form assignment of deposit accounts, that the DIP Agent reasonably requests in connection therewith to establish the Cash Collateral Account and grant the DIP Agent an Acceptable Security Interest in such account and the funds therein. The Borrower hereby pledges to the DIP Agent and grants the DIP Agent a security interest in the Cash Collateral Account, whenever established, all funds held in the Cash Collateral Account from time to time, and all proceeds thereof as security for the payment of the DIP Obligations.

(ii) Funds held in the Cash Collateral Account shall be held as cash collateral for obligations with respect to Letters of Credit and promptly applied by the DIP Agent at the request of the Issuing Lender to any reimbursement or other obligations under Letters of Credit that exist or occur. To the extent that any surplus funds are held in the Cash Collateral Account above the Letter of Credit Exposure during the existence of an Event of Default the DIP Agent may (A) hold such surplus funds in the Cash Collateral Account as cash collateral for the DIP Obligations or (B) apply such surplus funds to any DIP Obligations in any manner directed by the Majority Lenders. If no Default exists, the DIP Agent shall release any surplus funds held in the Cash Collateral Account above the Letter of Credit Exposure to the Borrower at the Borrower's written request.

(iii) Funds held in the Cash Collateral Account may be invested in Liquid Investments maintained with, and under the sole dominion and control of, the DIP Agent or in another investment if mutually agreed upon by the Borrower and the DIP Agent, but the DIP Agent shall have no obligation to make any investment of the funds therein. The DIP Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the DIP Agent accords its own property, it being understood that the DIP Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

(i) Letters of Credit Issued for Guarantors. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Guarantor, the Borrower shall be obligated to reimburse the Issuing Lender hereunder for any and all drawings under such Letter of Credit issued hereunder by the Issuing Lender. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any Guarantor or the Borrower inures to the benefit of the Borrower, and that the Borrower's business (indirectly or directly) derives substantial benefits from the businesses of such other Persons.

Section 2.4 Loans.

(a) Notice. Each Borrowing, shall be made pursuant to the applicable Notice of Borrowing given by Borrower to the DIP Agent not later than (i) 10:00 a.m. (Denver, Colorado time) on the third Business Day before the date of the proposed Borrowing, in the case of a Eurodollar Loan or (ii) 10:00 a.m. (Denver, Colorado time) on the Business Day of the proposed Borrowing in the case of a Base Rate Loan; provided that no such notice is required for Loans to the extent set forth in Section 2.3(c)(i). The DIP Agent shall give to each Lender prompt notice of such proposed Borrowing, by facsimile, telex or electronic mail. Each Notice of Borrowing shall be by facsimile, telex, or electronic mail, confirmed promptly by the Borrower with a hard copy (other than with respect to notice sent by facsimile or by electronic email to the extent there is a confirmation that the notice was received), specifying (i) the requested date of such Borrowing (which shall be a Business Day), (ii) the requested Type of Loans comprising such Borrowing, (iii) the aggregate amount of such Borrowing, and (iv) the aggregate amount of all New Money Loans funded (without regard to the requested Borrowing) plus Letter of Credit Exposure of all Lenders and the aggregate amount of all New Money Loans funded (giving effect to the requested Borrowing) plus Letter of Credit Exposure of all Lenders. In the case of a proposed Borrowing comprised of Eurodollar Loans, the DIP Agent shall promptly notify each Lender of the applicable interest rate under Section 2.8(b). Each Lender shall, before 12:00 p.m. (Denver, Colorado time) on the date of such Borrowing, make available for the account of its applicable Lending Office to the DIP Agent at its address referred to in Section 11.9, or such other location as the DIP Agent may specify by notice to the Lenders, in same day funds, such Lender's Pro Rata Share of such Borrowing. After the DIP Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article 3, the DIP Agent will make such funds available to the Borrower at its account with the DIP Agent or as otherwise directed by the Borrower with written notice to the DIP Agent.

(b) Conversions and Continuations. In order to elect to Convert or continue a Loan under this paragraph, the Borrower shall deliver an irrevocable Notice of Continuation or Conversion to the DIP Agent at the DIP Agent's office no later than 10:00 a.m. (Denver, Colorado time) (i) at least one Business Day in advance of the proposed conversion date in the case of a Conversion to a Base Rate Loan and (ii) at least three Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to, or a continuation of, a Eurodollar Loan. Each such Notice of Conversion or Continuation shall be in writing or by telex, facsimile, or electronic mail confirmed promptly by the Borrower with a hard copy (other than with respect to notice sent by facsimile or electronic mail, to the extent there is a confirmation that the notice was received), specifying (i) the requested Conversion or continuation date (which shall be a Business Day), (ii) the amount and Type of the Loan to be Converted or continued, and (iii) whether a Conversion or continuation is requested and, if a Conversion, into what Type of Loan. Promptly after receipt of a Notice of Continuation or Conversion under this paragraph, the DIP Agent shall provide each Lender with a copy thereof and, in the case of a Conversion to or a Continuation of a Eurodollar Loan, notify each Lender of the applicable interest rate under Section 2.8(b). The portion of Loans comprising part of the same Borrowing that are Converted to Loans of another Type shall constitute a new Borrowing.

(c) Certain Limitations. Notwithstanding anything in paragraphs (a) and (b) above:

(i) at no time shall there be more than five Interest Periods applicable to outstanding Eurodollar Loans;

(ii) the Borrower may not select Eurodollar Loans for any Borrowing at any time when a Default has occurred and is continuing;

(iii) if the DIP Agent is unable to determine the Eurodollar Rate for Eurodollar Loans comprising any requested Borrowing, the right of the Borrower to select Eurodollar Loans for such Borrowing or for any subsequent Borrowing shall be suspended until the DIP Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Loan comprising such Borrowing shall be a Base Rate Loan; and

(iv) if the Required Lenders shall, at least one Business Day before the date of any requested Borrowing, notify the DIP Agent that the Eurodollar Rate for Eurodollar Loans comprising such Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Eurodollar Loans, as the case may be, for such Borrowing, the right of the Borrower to select Eurodollar Loans for such Borrowing or for any subsequent Borrowing shall be suspended until the DIP Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Loan comprising such Borrowing shall be a Base Rate Loan.

(d) Notices Irrevocable. Each Notice of Borrowing and Notice of Continuation or Conversion delivered by the Borrower hereunder, including its deemed request for borrowing made under Section 2.3(c), shall be irrevocable and binding on the Borrower.

(e) DIP Agent Reliance. Unless the DIP Agent shall have received notice from a Lender before the date of any Borrowing that such Lender will not make available to the DIP Agent such Lender's applicable Pro Rata Share of any Borrowing, the DIP Agent may assume that such Lender has made its applicable Pro Rata Share of such Borrowing available to the DIP Agent on the date of such Borrowing in accordance with Section 2.4(a), and the DIP Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made its applicable Pro Rata Share of such Borrowing available to the DIP Agent, such Lender and the Borrower severally agree to immediately repay to the DIP Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the DIP Agent, at (i) in the case of the Borrower, the interest rate applicable on such day to Loans comprising such Borrowing and (ii) in the case of such Lender, the lesser of (A) the Federal Funds Rate for such day and (B) the Maximum Rate. If such Lender shall repay to the DIP Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Lender's Loan as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Loans comprising such Borrowing.

Section 2.5 Prepayments.

(a) Right to Prepay; Ratable Prepayment. The Borrower shall have no right to prepay any principal amount of any Loan except as provided in this Section 2.5 and all notices given pursuant to this Section 2.5 shall be irrevocable and binding upon the Borrower; provided that if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.1(e), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.1(e) . Each payment of any Loan pursuant to this Section 2.5 shall be made in a manner such that all Loans comprising part of the same Borrowing are paid in whole or ratably in part other than Loans owing to a Defaulting Lender as provided in Section 2.16.

(b) Optional. The Borrower may elect to prepay any of the Loans without penalty or premium except as set forth in Section 2.10 and after giving by 12:00 noon (Denver, Colorado time) (i) in the case of Eurodollar Loans, at least three Business Days' or (ii) in case of Base Rate Loans, one Business Day's prior written notice to the DIP Agent stating the proposed date and aggregate principal amount of such prepayment. If any such notice is given, the Borrower shall prepay Loans comprising part of the same Borrowing in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.10 as a result of such prepayment being made on such date; provided that (A) each optional prepayment of Eurodollar Loans shall be in a minimum amount not less than $1,000,000 and in multiple integrals of $500,000 in excess thereof and (B) each optional prepayment of Base Rate Loans shall be in a minimum amount not less than $500,000 and in multiple integrals of $100,000 in excess thereof.

(c) Mandatory. The Borrower shall prepay the outstanding principal amount of the Loans and provide cash collateral to secure the Letter of Credit Obligations in the manner set forth in (f) below:

(i) In an amount equal to 100% of the Net Cash Proceeds received by any Loan Party from any Asset Sale (other than (x) ordinary course exchanges of assets permitted herein, (y) Asset Sales under Sections 6.8(a), (c), (d), and (e), and (z) proceeds received and used contemporaneously with such receipt in accordance with Section 6.8(b)) within one Business Day after receipt of such Net Cash Proceeds;

(ii) In an amount equal to 100% of the Net Cash Proceeds received by any Loan Party from any Recovery Event within one Business Day after receipt of such proceeds;

(iii) In an amount equal to 100% of Net Cash Proceeds received by any Loan Party from the issuance of any post-petition Debt (other than Debt permitted under Section 6.1) or Equity Interests (other than any issuance or sale of Equity Interests of a Subsidiary to its parent entity or another Loan Party) by any Loan Party within one Business Day after receipt of such Net Cash Proceeds; and

(iv) In an amount equal to 100% of the Net Cash Proceeds resulting from the novation, amendment, restructuring, termination, liquidation or unwinding of any Hedging Arrangement (other than any Applicable Prepetition Hedging Arrangement) immediately upon receipt of such proceeds.

Amounts required to be cash-collateralized under this Section 2.5 are in addition to any other cash-collateral requirement hereunder, and no such other obligation shall be satisfied by deposits made pursuant to this Section 2.5(c).

(d) Reduction of Commitments. On the date of each reduction of the aggregate Commitments pursuant to Section 2.1(e), the Borrower agrees to make a prepayment in respect of the outstanding amount of the Loans to the extent, if any, that the aggregate unpaid principal amount of all Loans plus the Letter of Credit Exposure exceeds the aggregate New Money Commitment of all Lenders.

(e) Interest; Costs; Application. Each prepayment pursuant to this Section 2.5 shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.10 (other than prepayments made to a Defaulting Lender) as a result of such prepayment being made on such date.

(f) Application of Proceeds of Prepayments. Prepayments made in accordance with this Section 2.5 shall be applied in the following order: first, at all times, to the prepayment of the outstanding principal amount of the Loans and any other amounts then due and payable under this Agreement ratably in accordance with Section 2.12(b) until paid in full and second, at all times, to cash collateralize the remaining Letter of Credit Obligations then outstanding under this Agreement in full.

Section 2.6 Repayment. The Borrower shall pay to the DIP Agent for the ratable benefit of each Lender the aggregate outstanding principal amount of the Loans on the Maturity Date.

Section 2.7 Fees.

(a) Commitment Fees.

(i) The Borrower agrees to pay to the DIP Agent for the account of each Lender, an upfront fee in an amount equal to such Lender’s pro rata share of the Commitment Fee Amount, which fee shall be earned and due and payable on the Effective Date.

(ii) Subject to Section 2.16, the Borrower agrees to pay to the DIP Agent, for the account of each Lender (excluding any Defaulting Lenders), an unused commitment fee (the “Unused Commitment Fee”) equal to 0.50% per annum multiplied by the daily average of (A) prior to entry of the Final DIP Order, each such Lender’s Unused New Money Interim Commitment and (B) after entry of the Final DIP Order, each such Lender’s Unused New Money Commitment. Such Unused Commitment Fee shall be calculated on the basis of a year consisting of 365 days (or 366 days in a leap year) and shall be payable in arrears on the last day of each calendar month and on the Maturity Date for any period then ending for which the Unused Commitment Fee shall not have been previously paid. In the event the New Money Commitments terminate on any date other than the last day of a calendar month, the Borrower agrees to pay to the DIP Agent, for the account of each Lender (excluding any Defaulting Lender), on the date of such termination, each such Lender’s Unused Commitment Fee due for the period from the last day of the immediately preceding calendar month to the date such termination occurs.

(b) Fees for Letters of Credit. The Borrower agrees to pay the following:

(i) Subject to Section 2.16, to the DIP Agent for the pro rata benefit of the Lenders a per annum letter of credit fee for each Letter of Credit issued hereunder, for the period such Letter of Credit is to be outstanding, in an amount equal to the greater of (A) 5.75% per annum on the face amount of such Letter of Credit, and (B) $500 per Letter of Credit. Such fee shall be due and payable monthly in arrears (x) on the first Business Day following the end of each calendar month and (y) on the Maturity Date. Notwithstanding anything to the contrary contained herein, while any Event of Default exists, all Letter of Credit fees shall accrue at the Default Rate.

(ii) To the Issuing Lender, a fronting fee for each Letter of Credit equal to the greater of (A) 0.125% per annum on the face amount of such Letter of Credit and (B) $500. Such fee shall be due and payable in arrears (x) on the first Business Day following the end of each calendar month and (b) on the Maturity Date.

(iii) To the Issuing Lender such other usual and customary fees associated with any transfers, amendments, drawings, negotiations or reissuances of any Letters of Credit. Such fees shall be due and payable as requested by the Issuing Lender in accordance with the Issuing Lender's then current fee policy.

The Borrower shall have no right to any refund of letter of credit fees previously paid by the Borrower, including any refund claimed because any Letter of Credit is canceled prior to its expiration date.

(c) Arrangement and DIP Agent Fee. The Borrower agrees to pay the fees to the DIP Agent and the Arranger as set forth in the Fee Letter.

Section 2.8 Interest.

(a) Base Rate Loans. Each Base Rate Loan shall bear interest at the Adjusted Base Rate in effect from time to time plus 4.75%. The Borrower shall pay to DIP Agent for the ratable account of each Lender all accrued but unpaid interest on such Lender's Base Rate Loans on the last day of each calendar month, and on the Maturity Date.

(b) Eurodollar Loans. Each Eurodollar Loan shall bear interest at the Eurodollar Rate plus 5.75%. The Borrower shall pay to the DIP Agent for the ratable account of each Lender all accrued but unpaid interest on each of such Lender's Eurodollar Loans on the last day of each Interest Period applicable to the Borrowing of which such Loan is a part, on the date any Eurodollar Loan is repaid, and on the Maturity Date.

(c) Default Rate. Notwithstanding the foregoing, upon the occurrence and during the continuance of any Event of Default, all amounts shall bear interest, after as well as before judgment, at the Default Rate. Interest accrued pursuant to this Section 2.8(c) and all interest accrued but unpaid on or after the Maturity Date shall be due and payable on demand.

(d) Subject to clause (c) above, the Refinanced Loans shall bear interest at the rate identical to the interest rate applicable to Loans of the same type under clause (a) and (b) above.

Section 2.9 Illegality. If any Lender shall notify the Borrower that it has determined that any Change in Law has made it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its applicable Lending Office to perform its obligations under this Agreement to make, maintain, or fund any Eurodollar Loans of such Lender then outstanding hereunder, (a) the Borrower shall, no later than 12:00 noon (Denver, Colorado time) (i) if not prohibited by law, on the last day of the Interest Period for each outstanding Eurodollar Loan or (ii) if required by such notice, on the second Business Day following its receipt of such notice, prepay all of the Eurodollar Loans of such Lender then outstanding, together with accrued interest on the principal amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.10 as a result of such prepayment being made on such date, (b) such Lender shall simultaneously make a Base Rate Loan to the Borrower on such date in an amount equal to the aggregate principal amount of the Eurodollar Loans prepaid to such Lender, and (c) the right of the Borrower to select Eurodollar Loans from such Lender for any subsequent Borrowing shall be suspended until such Lender shall notify the Borrower that the circumstances causing such suspension no longer exist. Each Lender agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

Section 2.10 Breakage Costs. Upon demand of any Lender (with a copy to the DIP Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment (including any deemed payment or repayment and any reallocated repayment to Non-Defaulting Lenders provided for in Section 2.12(a), Section 2.14(b), or Section 2.16) of any Eurodollar Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or Convert any Eurodollar Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of an Eurodollar Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 2.14;

including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.10, the requesting Lender shall be deemed to have funded the Eurodollar Loans made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for Dollars for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded.

Section 2.11 Increased Costs.

(a) Eurodollar Loans. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate Reserve Percentage) or the Issuing Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Issuing Lender or other Recipient, the Borrower will pay to such Lender, Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered; provided that the Borrower shall not be liable for such compensation if the relevant Change in Law occurs on a date prior to the date such Lender or Issuing Lender becomes party hereto.
(b) Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any Lending Office of such Lender or such Lender's or the Issuing Lender's holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender's or the Issuing Lender's capital or on the capital of such Lender's or the Issuing Lender's holding company, if any, as a consequence of this Agreement, the New Money Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender's or the Issuing Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the Issuing Lender's policies and the policies of such Lender's or the Issuing Lender's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender's or the Issuing Lender's holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or the Issuing Lender's right to demand such compensation; provided that the

Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower and the DIP Agent of the Change in Law giving rise to such increased costs or reductions, and of such Lender's or the Issuing Lender's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.12 Payments and Computations.

(a) Payments. All payments of principal, interest, and other amounts to be made by the Borrower under this Agreement and other Loan Documents shall be made to the DIP Agent in Dollars and in immediately available funds, without setoff, deduction, or counterclaim.

(b) Payment Procedures. The Borrower shall make each payment under this Agreement and under the Notes not later than 12:00 noon (Denver, Colorado time) on the day when due in Dollars to the DIP Agent at the location referred to in the Notes (or such other location as the DIP Agent shall designate in writing to the Borrower) in same day funds. The DIP Agent will promptly thereafter, and in any event prior to the close of business on the day any timely payment is made, cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the DIP Agent or a specific Lender pursuant to Section 2.9, Section 2.10, Section 2.11, Section 2.13, Section 2.14, and Section 11.2 and such other provisions herein which expressly provide for payments to a specific Lender, but after taking into account payments effected pursuant to Section 11.1) in accordance with each Lender's applicable Pro Rata Share to the Lenders for the account of their respective applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon receipt of other amounts due solely to the DIP Agent, the Issuing Lender or a specific Lender, the DIP Agent shall distribute such amounts to the appropriate party to be applied in accordance with the terms of this Agreement.

(c) Non‑Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided that if such extension would cause payment of interest on or principal of Eurodollar Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d) Computations. All computations of interest for Base Rate Loans shall be made by the DIP Agent on the basis of a year of 365/366 days and all computations of all other interest and fees shall be made by the DIP Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the DIP Agent of an amount of interest or fees shall be conclusive and binding for all purposes, absent manifest error.

(e) Sharing of Payments, Etc. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its Pro Rata Share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the DIP Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letter of Credit Exposure to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

(f) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 11.2(b) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.2(b) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.2(b).

Section 2.13 Taxes.

(a) Defined Terms. For purposes of this Section 2.13, the term "Lender" includes any the Issuing Lender and the term "applicable law" includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrower. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the DIP Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the DIP Agent), or by the DIP Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the DIP Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the any Loan Party has not already indemnified the DIP Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 11.7(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the DIP Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the DIP Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the DIP Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the DIP Agent to the Lender from any other source against any amount due to the DIP Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.13, such Loan Party shall deliver to the DIP Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the DIP Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the DIP Agent, at the time or times reasonably requested by the

Borrower or the DIP Agent, such properly completed and executed documentation reasonably requested by the Borrower or the DIP Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the DIP Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the DIP Agent as will enable the Borrower or the DIP Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.13(g)(ii)(A), Section 2.13(g)(ii)(B) and Section 2.13(g)(ii)(D) below) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the DIP Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the DIP Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the DIP Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the DIP Agent), whichever of the following is applicable:

(i.) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;

(ii.) executed copies of IRS Form W-8ECI;

(iii.) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code (a "U.S. Tax Compliance Certificate") and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable); or

(iv.) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the DIP Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the DIP Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the DIP Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the DIP Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the DIP Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the DIP Agent as may be necessary for the Borrower and the DIP Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the DIP Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.13 (including by the payment of additional amounts pursuant to this Section 2.13), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) DIP Agent Documentation. On or before the date that the DIP Agent (or any successor or replacement DIP Agent) becomes the DIP Agent hereunder, it shall deliver to the Borrower two duly executed copies of either (i) IRS Form W-9, or (ii) (A) an IRS Form W-8ECI with respect to amounts it receives on its own account, (B) an IRS Form W-8IMY (or successor form) with respect to all other payments, or (C) such other forms or documentation, in each case as will establish that it is exempt from U.S. withholding Taxes, including Taxes imposed by FATCA.

(j) Survival. Each party's obligations under this Section 2.13 shall survive the resignation or replacement of the DIP Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.14 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.11, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or Section 2.13, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such

Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.11, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.14(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the DIP Agent, require such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.7), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.11 or Section 2.13) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the DIP Agent the assignment fee (if any) specified in Section 11.7;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letter of Credit Exposure, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.10) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.13, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable Legal Requirements; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Solely for purposes of effecting any assignment involving a Defaulting Lender under this Section 2.14 and to the extent permitted under applicable Legal Requirements, each Lender hereby designates and appoints the DIP Agent as true and lawful agent and attorney-in-fact, with full power and authority, for and on behalf of and in the name of such Lender to execute, acknowledge and deliver the Assignment and Assumption required hereunder if such Lender is a Defaulting Lender and such Lender shall be bound thereby as fully and effectively as if such Lender had personally executed, acknowledged and delivered the same.

Section 2.15 Cash Collateral. At any time that there shall exist a Defaulting Lender, within two Business Days following the written request of the DIP Agent or the Issuing Lender (with a copy to the DIP Agent) the Borrower shall Cash Collateralize the Issuing Lender's Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the DIP Agent, for the benefit of the Issuing Lender, and agrees to maintain, a first priority security interest (subject to Permitted Liens arising by operation of law) in all such Cash Collateral as security for the Defaulting Lenders' obligation to fund participations in respect of Letter of Credit Obligations, to be applied pursuant to clause (b) below. If at any time the DIP Agent determines that Cash Collateral is subject to any right or claim of any Person other than the DIP Agent and the Issuing Lender as herein provided (other than Permitted Liens arising by operation of law), or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, within two Business Days following the written request by the DIP Agent, pay or provide to the DIP Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.15 or Section 2.16 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender's obligation to fund participations in respect of Letter of Credit Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Lender's Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.15 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the DIP Agent and the Issuing Lender that there exists excess Cash Collateral (including following any subsequent reallocation among Non-Defaulting Lenders pursuant to Section 2.16(a)(iv)); provided that, subject to Section 2.16 the Person providing Cash Collateral and the Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents to the extent such Loan Documents require such Cash Collateral to be subject to such security interest.

Section 2.16 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender's right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Majority Lenders or Required Lenders, as applicable.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the DIP Agent for the account of such Defaulting Lender

(whether voluntary or mandatory, at maturity, pursuant to Article 7 or otherwise) or received by the DIP Agent from a Defaulting Lender pursuant to Section 7.4 shall be applied at such time or times as may be determined by the DIP Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the DIP Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender hereunder; third, to Cash Collateralize the Issuing Lender's Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.15; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the DIP Agent; fifth, if so determined by the DIP Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender's potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Lender's future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.15; sixth, to the payment of any amounts owing to the Lenders, or the Issuing Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, or the Issuing Lender against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Exposure in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.4 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Exposure owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Exposure owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Obligations are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any Unused Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.15.

(C) With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender's participation in Letter of Credit Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Lender's Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender's participation in Letter of Credit Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender's Commitment) but only to the extent that such reallocation does not cause the aggregate outstanding amount of all Loans of any Non-Defaulting Lender plus the Letter of Credit Exposure of such Non-Defaulting Lender to exceed such Non-Defaulting Lender’s New Money Commitment. Subject to Section 11.21, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender's increased exposure following such reallocation.

(b) Defaulting Lender Cure. If the Borrower, the DIP Agent and the Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the DIP Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the DIP Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.16(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender.

(c) New Letters of Credit. So long as any Lender is a Defaulting Lender, the Issuing Lender shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will either have no Fronting Exposure after giving effect thereto or that the related Fronting Exposure will be covered by Cash Collateral provided pursuant to Section 2.15 or Section 2.16(a)(ii), the reallocation described in Section 2.16(a)(iv), or a combination of the foregoing.

Section 2.17 Effect of Benchmark Transition Event.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the DIP Agent and the Borrower may amend this Agreement to replace the Eurodollar Base Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the DIP Agent has posted such proposed amendment to all Lenders and the Borrower so long as the DIP Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Majority Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Majority Lenders have delivered to the DIP Agent written notice that such Majority Lenders accept such amendment. No replacement of the Eurodollar Base Rate with a Benchmark Replacement pursuant to this Section 2.17 will occur prior to the applicable Benchmark Transition Start Date.

(b) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the DIP Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c) Notices; Standards for Decisions and Determinations. The DIP Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the DIP Agent or Lenders pursuant to this Section 2.17, including any determination with respect to a tenor, rate, or adjustment, or of the occurrence or non-occurrence of an event, circumstance, or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.17.

(d) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurodollar Loan, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period, the component of the Adjusted Base Rate based upon the Eurodollar Base Rate will not be used in any determination of the Adjusted Base Rate.

ARTICLE 3
CONDITIONS OF LENDING

Section 3.1 Conditions Precedent to Effectiveness. This Agreement shall not become effective until the date on which each of the following conditions is satisfied, which such condition shall be the sole and exclusive condition to the effectiveness of this Agreement:

(a) Credit Agreement. The DIP Agent shall have received from each party hereto a counterpart of this Agreement signed on behalf of such party.

Section 3.2 Conditions Precedent to New Money Interim Loans. The obligations of the Lenders to make the initial New Money Interim Loans and to issue Letters of Credit shall not become effective until the date on which each of the following conditions is satisfied (or waived by the Lenders), which such conditions shall be the sole and exclusive conditions to the initial availability of the New Money Interim Loans and Letters of Credit:

(a) Documentation. The DIP Agent shall have received the following, duly executed by all the parties thereto, in form and substance reasonably satisfactory to the DIP Agent and the Lenders:

(i) this Agreement and all attached Exhibits and Schedules and the Notes, if requested by the applicable Lenders, payable to each applicable Lender or its registered assigns;

(ii) UCC-1 financing statements for each of the Loan Parties, as required by law or reasonably requested by the DIP Agent;

(iii) a certificate of a Responsible Officer of the Borrower dated as of the Closing Date to the effect that the conditions set forth in Section 3.4(a) through Section 3.4(f) have been satisfied.

(iv) a certificate from a Responsible Officer of each Loan Party dated as of the Closing Date and on which the DIP Agent and the Lenders may conclusively rely until the DIP Agent receives notice in writing from the Borrower to the contrary, certifying such Person's (A) officers' incumbency, including who is authorized to execute the Loan Documents to which such Loan Party is a party and who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (B) true and complete copy of authorizing resolutions, authorizing the execution, delivery and performance of each of the Loan Documents to which such Loan Party is or is intended to be a party, and (C) organizational documents, including a true and complete copy of such Loan Party’s certificate of formation, certificate of organization or other formation document and a true and complete copy of such Loan Party’s bylaws, operating agreement or other governing document; and

(v) certificates of good standing for each Loan Party in each state in which each such Person is organized or qualified to do business, which certificate shall be (A) dated a date not earlier than 15 days prior to Closing Date or (B) otherwise effective on the Closing Date;

(b) Representations and Warranties. The representations and warranties contained in Article 4 and in each other Loan Document shall be true and correct in all material respects (except to the extent that such representation or warranty is qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the Closing Date before and after giving effect to the initial Borrowings or issuance of Letters of Credit and to the application of the proceeds from such Borrowings, as though made on and as of such date except to the extent that any such representation or warranty expressly relates solely to an earlier date, in which case it shall have been true and correct in all material respects (except to the extent that such representation or warranty is qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) as of such earlier date.

(c) Legal Opinions. The DIP Agent shall have received a written legal opinion addressed to the DIP Agent and the Lenders in form and substance satisfactory to the DIP Agent from Kirkland & Ellis LLP, special New York counsel to the Loan Parties. The Loan Parties hereby request such counsel deliver such opinion.

(d) Fee Letter. The Borrower shall have executed and delivered to the DIP Agent the Fee Letter, which shall be in form and substance reasonably satisfactory to the DIP Agent.

(e) Delivery of Financial Statements. The DIP Agent shall have received the financial statements described by Section 4.4(a).

(f) Budget. The DIP Agent shall have received the Initial Budget in form and substance reasonably satisfactory to the DIP Agent and the Majority Lenders.

(g) Notices of Borrowing. To the extent that the Borrower will borrow on the Closing Date, the DIP Agent shall have received a Notice of Borrowing from the Borrower, with appropriate insertions and executed by a duly appointed Responsible Officer of the Borrower.

(h) Material Adverse Change. Since the Petition Date, there shall not have occurred any event, development or circumstance that has or could reasonably be expected to result in a Material Adverse Change

(i) No Default. No Default shall have occurred and be continuing.

(j) USA Patriot Act and Beneficial Ownership. The DIP Agent shall have received all documentation and other information that is required by regulatory authorities under applicable "know your customer" and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act, and if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in respect of the Borrower.

(k) UCC and Lien Searches. The DIP Agent shall have received appropriate UCC search certificates for each Loan Party in its jurisdiction of organization reflecting no prior Liens or security interests encumbering the Collateral other than those being assigned or released on or prior to the Closing Date and Liens permitted by Section 6.2. The DIP Secured Parties shall have valid and perfected Liens on the Collateral, to the extent contemplated hereby, and pursuant to the other Loan Documents, including the Interim Order.

(l) Payment of Fees. The DIP Agent and the Lenders shall have received all fees and expenses due and payable to the DIP Secured Parties and the Prepetition Secured Parties on or prior to the Closing Date to the extent invoiced at least one (1) Business Day prior to the Closing Date, including reimbursement or payment of all documented out-of-pocket expenses (including fees, charges and disbursement of counsel and any professional advisor) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document and all fees and expenses under the Fee Letter.

(m) Bankruptcy Related Conditions.

(i) the Loan Parties have filed the Cases with the Bankruptcy Court on the Petition Date;

(ii) none of the cases shall have been dismissed or converted to a Chapter 7 case;

(iii) no trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code or examiner with enlarged powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code shall have been appointed in the Cases;

(iv) the Bankruptcy Court shall have entered the Interim Order no later than three (3) Business Days after the Petition Date;

(v) all material governmental and third party consents and approvals necessary in connection with this Agreement and the transactions contemplated hereby shall have been obtained;

(vi) the making of any Loan shall not violate any requirement of law in any material respect and shall not be enjoined, temporarily, preliminarily or permanently;

(vii) the RSA shall not have terminated and shall be in full force and effect; and

(viii) all “first day orders” entered in the Cases at the time of commencement of the Cases (including a cash management order, employee programs (including incentive, retention or severance programs) or any critical vendor or supplier motions) shall be reasonably satisfactory in form and substance to the DIP Agent in its sole discretion.

Section 3.3 Conditions Precedent to New Money Final Loans. The obligation of the Lenders to make the New Money Final Loans shall be subject solely to satisfaction (or waiver each Lender) of the following conditions:

(a) Each of the conditions set forth in Section 3.1, Section 3.2 and Section 3.4 shall have been satisfied (or waived by the DIP Agent and each Lender).

(b) The Final DIP Order (i) shall have been entered on the docket of the Bankruptcy Court, and (ii) shall be in full force and effect and shall not have been vacated, stayed, reversed, modified or amended in any material respect without the written consent of the DIP Agent and the Majority Lenders.

Each Borrowing of the New Money Final Loans shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

Section 3.4 Conditions Precedent to Each Borrowing and to Each Issuance, Extension or Renewal of a Letter of Credit. The obligation of each Lender to make a Loan on the occasion of each Borrowing (including the initial Borrowing), the obligation of each Issuing Lender to issue, increase, renew or extend a Letter of Credit (including the deemed issuance of Letters of Credit) and of any reallocation of Letter of Credit Exposure provided in Section 2.16, shall be subject to the further conditions precedent that on the date of such Borrowing or such issuance, increase, renewal or extension:

(a) Representations and Warranties. As of the date of the making of any Loan or issuance, increase, renewal or extension of any Letter of Credit, the representations and warranties made by any Loan Party or any officer or employee of any Loan Party contained in the Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on such date, except that any representation and warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) only as of such specified date and each request for the making of any Loan or issuance, increase, renewal or extension of any Letter of Credit and the making of such Loan or the issuance, increase, renewal or extension of such Letter of Credit shall be deemed to be a reaffirmation of such representations and warranties.

(b) Event of Default. As of the date of the making of any Loan or issuance, increase renewal or extension of any Letter of Credit, no Default or Event of Default shall exist, and the making of such Loan or issuance, increase, renewal or extension of such Letter of Credit would not cause a Default or Event of Default.

(c) Material Adverse Change. At the time of and immediately after giving effect to the making of any Loan or issuance, increase, renewal or extension of any Letter of Credit, there shall not have occurred any event, development or circumstance that has or could reasonably be expected to result in a Material Adverse Change.

(d) Governmental Approval; Litigation. As of the date of the making of any Loan or issuance, increase, renewal or extension of any Letter of Credit, the making of such Loan or issuance, increase, renewal or extension of such Letter of Credit shall not conflict with any governmental requirement and no litigation shall be pending or threatened that seeks to enjoin the making of such Loan or issuance, increase, renewal or extension of such Letter of Credit.

(e) DIP Orders. The Loan Parties shall be in compliance in all respects with (i) the DIP Orders and (ii) subject to application of the Permitted Variance, with the Approved Budget most recently delivered.

(f) Liquidity. At the time of and immediately after giving effect to the making of any Loan or issuance, increase, renewal or extension of any Letter of Credit, the Loan Parties are in pro forma compliance with Section 6.16.

(g) Deemed Representation and Warranty. Each of: (i) the giving of the applicable Notice of Borrowing or Letter of Credit Application, (ii) the acceptance by the Borrower of the proceeds of such Borrowing, and (iii) the issuance, increase, or extension of such Letter of Credit shall constitute a representation and warranty by the Borrower that on the date of such Borrowing, such issuance, increase, or extension of such Letter of Credit, as applicable, that each of the foregoing conditions precedent set forth in Section 3.4(a), Section 3.4(b), Section 3.4(c), Section 3.4(d), Section 3.4(e) and Section 3.4(f) has been met.

Section 3.5 Determinations Under Sections 3.1, 3.2, 3.3 and 3.4. For purposes of determining compliance with the conditions specified in Section 3.1, Section 3.2, Section 3.3, and Section 3.4 each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the DIP Agent responsible for the transactions contemplated by the Loan Documents shall have received written notice from such Lender prior to the Borrowings hereunder specifying its objection thereto and such Lender shall not have made available to the DIP Agent such Lender's ratable portion of such Borrowings.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

Each Loan Party hereto represents and warrants as follows:

Section 4.1 Organization. Each Loan Party is duly and validly organized and existing and in good standing under the laws of its jurisdiction of incorporation or formation. Each Loan Party is authorized to do business and is in good standing in all jurisdictions in which such qualifications or authorizations are necessary except where the failure to be so qualified or authorized could not reasonably be expected to result in a Material Adverse Change. As of the Effective Date, each Loan Party's type of organization and jurisdiction of incorporation or formation are set forth on Schedule 4.1.

Section 4.2 Authorization. Subject to entry of, and the terms of, the DIP Orders and to any restrictions arising solely on account of the Borrower’s (or any of its Subsidiaries) current status as a “Debtor” under the Bankruptcy Code (and only so long as such status exists), the execution, delivery, and performance by each Loan Party of each Loan Document to which such Loan Party is a party and the consummation of the transactions contemplated thereby (a) are within such Loan Party's powers, (b) have been duly authorized by all necessary corporate, limited liability company or partnership action, (c) do not contravene any articles or certificate of incorporation or bylaws, partnership or limited liability company agreement binding on or affecting such Loan Party, (d) do not contravene any law or any contractual restriction binding on or affecting such Loan Party except where such contravention could not reasonably be expected to result in a Material Adverse Change, (e) do not result in or require the creation or imposition of any Lien prohibited by this Agreement, and (f) do not require any authorization or approval or other action by, or any notice or filing with, any Governmental Authority other than those that have been obtained, except to the extent that the failure to obtain such authorization, approval or other action by such Governmental Authority could not be reasonably expected to result in a Material Adverse Change. At the time of each Loan or the issuance, renewal, extension or increase of each Letter of Credit, such Loan and the use of the proceeds of such Loan or the issuance, renewal, extension or increase of such Letter of Credit are within the Borrower's corporate powers, have been duly authorized by all necessary action and do not contravene (i) the Borrower's certificate of incorporation, formation or partnership, or its by-laws, partnership agreement or limited liability company agreement, or (ii) any Legal Requirement or any contractual restriction binding on or affecting the Borrower (except where such contravention could not reasonably be expected to result in a Material Adverse Change), will not result in or require the creation or imposition of any Lien prohibited by this Agreement, and do not require any authorization or approval or other action by, or any notice or filing with, any Governmental Authority other than those that have been obtained or provided, except to the extent that the failure to obtain such authorization, approval or other action by such Governmental Authority could not be reasonably expected to result in a Material Adverse Change.

Section 4.3 Enforceability. Subject to the entry of, and the terms of, the DIP Orders and to any restrictions arising solely on account of the Borrower’s (or any of its Subsidiaries) current status as a “Debtor” under the Bankruptcy Code (and only so long as such status exists), the Loan Documents have each been duly executed and delivered by each Loan Party that is a party thereto and each Loan Document constitutes the legal, valid, and binding obligation of each Loan Party that is a party thereto enforceable against such Loan Party in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws at the time in effect affecting the rights of creditors generally and by general principles of equity whether applied by a court of law or equity.

Section 4.4 Financial Condition.

(a) The Borrower has delivered to the DIP Agent unaudited consolidated financial statements for the Borrower and its Subsidiaries dated as of March 31, 2020 for the fiscal quarter ended thereon. The financial statements referred to in the preceding sentence fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries on the date thereof and the results of their operations and cash flows for the periods then ended, have been prepared in accordance with GAAP and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. As of the date of the aforementioned financial statements, there were no material contingent obligations, liabilities for taxes, unusual forward or long‑term commitments, or unrealized or anticipated losses of the applicable Persons, except as disclosed therein and adequate reserves for such items have been made in accordance with GAAP.

(b) Since the Petition Date, no event or condition has occurred that could reasonably be expected to result in a Material Adverse Change.
Section 4.5 Title; Ownership and Liens; Real Property. Each Loan Party (a) has good and defensible title to all of its Oil and Gas Properties in all material respects, free and clear of all Liens except for Permitted Liens, and (b) has good and indefeasible title to all of its other material Properties, free and clear of all Liens except for Permitted Liens. None of the Property owned by a Loan Party is subject to any Lien except Permitted Liens.

Section 4.6 True and Complete Disclosure. All written factual information (whether delivered before or after the date of this Agreement) prepared by or on behalf of the Borrower and its Restricted Subsidiaries and furnished to the DIP Agent or the Lenders for purposes of or in connection with this Agreement, any other Loan Document or any transaction contemplated hereby or thereby does not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein not misleading. There is no fact known to any officer of any Loan Party on the date of this Agreement that has not been disclosed to the DIP Agent that could reasonably be expected to result in a Material Adverse Change. All projections, estimates, budgets, and pro forma financial information furnished by or on behalf of any Loan Party, were prepared on the basis of assumptions, data, information, tests, or conditions (including current and reasonably foreseeable business conditions) believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished. As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 4.7 Litigation.

(a) There are no actions, suits, or proceedings pending or, to any Loan Party's knowledge, threatened against any Loan Party, at law, in equity, or in admiralty, or by or before any Governmental Authority, (i) which could reasonably be expected to result in a Material Adverse Change or (ii) that involve this Agreement or the other Loan Documents, and in each case, which are not subject to the Automatic Stay.

(b) The Borrower and its Restricted Subsidiaries have complied in all material respects with all material statutes, rules, regulations, orders and restrictions of any Governmental Authority having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property.

Section 4.8 Compliance with Agreements; No Defaults.

(a) No Loan Party is a party to any indenture, loan or credit agreement or any lease or any other types of agreement or instrument or subject to any charter or corporate restriction or provision of applicable law or governmental regulation the performance of or compliance with which could reasonably be expected to cause a Material Adverse Change. Other than as a result of the Cases, no Loan Party is in default under or with respect to any contract, agreement, lease or any other types of agreement or instrument to which any Loan Party is a party and which could reasonably be expected to cause a Material Adverse Change. To the best knowledge of the Loan Parties, no Loan Party is in default under, or has received a notice of default under, any contract, agreement, lease or any other document or instrument to which the Borrower or its Restricted Subsidiaries is a party which is continuing and which, if not cured, could reasonably be expected to cause a Material Adverse Change.

(b) No Default has occurred and is continuing.

Section 4.9 Pension Plans. (a) Except for matters that could not reasonably be expected to result in a Material Adverse Change, all Plans are in compliance with all applicable provisions of ERISA, (b) no Termination Event has occurred that would result in an Event of Default under Section 7.1(i), and, except for matters that could not reasonably be expected to result in a Material Adverse Change, each Plan has complied with and been administered in accordance with applicable provisions of ERISA and the Code, (c) no "accumulated funding deficiency" (as defined in Section 302 of ERISA) has occurred with respect to any Plan, and for plan years after December 31, 2007, no unpaid minimum required contribution exists with respect to any Plan, and there has been no excise tax imposed under Section 4971 of the Code with respect to any Plan, (d) the present value of all benefits vested under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits in an amount that could reasonably be expected to result in a Material Adverse Change, (e) no Loan Party nor any member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which a Loan Party or a member of the Controlled Group has incurred any unsatisfied withdrawal liability that could reasonably be expected to result in a Material Adverse Change or an Event of Default under Section 7.1(j), and (f) except for matters that could not reasonably result in a Material Adverse Change, as of the most recent valuation date applicable thereto, no Loan Party nor any member of the Controlled Group would become subject to any liability under ERISA if the Borrower or any Restricted Subsidiary has received notice that any Multiemployer Plan is insolvent or in reorganization. Based upon GAAP existing as of the date of this Agreement and current factual circumstances, no Loan Party has any reason to believe that the annual cost during the term of this Agreement to the Borrower or any Restricted Subsidiary for post-retirement benefits to be provided to the current and former employees of the

Borrower or any Restricted Subsidiary under Plans that are welfare benefit plans (as defined in Section 3(1) of ERISA) could, in the aggregate, reasonably be expected to cause a Material Adverse Change.

Section 4.10 Environmental Condition.

(a) Permits, Etc. Each Loan Party (i) has obtained all material Environmental Permits necessary for the ownership and operation of its Properties and the conduct of its businesses; (ii) is in material compliance with all terms and conditions of such Environmental Permits and with all other material requirements of applicable Environmental Laws; (iii) has not received written notice of any material violation or alleged material violation of any Environmental Law or Environmental Permit; and (iv) is not subject to any actual or, to the Loan Parties' knowledge, threatened Environmental Claim which could reasonably be expected to cause a Material Adverse Change.

(b) Certain Liabilities. To the Loan Parties' knowledge, none of the present or previously owned or operated Property of any Loan Party, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or state or local analogs, or have been otherwise investigated, designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other Response activity under any Environmental Laws, which could reasonably be expected to cause a Material Adverse Change; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by any Loan Party, wherever located, which could reasonably be expected to cause a Material Adverse Change; or (iii) has been the site of any Release of Hazardous Substances, Hazardous Wastes or Oil and Gas Wastes from present or past operations which has caused at the site or at any third‑party site any condition that has resulted in or could reasonably be expected to result in the need for Response that could cause a Material Adverse Change.

(c) Certain Actions. Without limiting the foregoing, (i) all necessary material notices have been properly filed, and no further action is required under current applicable Environmental Law as to each Response or other restoration or remedial project undertaken by the Borrower, any of its Restricted Subsidiaries or any of the Borrower's or such Restricted Subsidiary's former Subsidiaries on any of their presently or formerly owned or operated Property, except for (x) such failure to properly file notices and (y) such failure to take further action which, in each case (x) and (y), could not be reasonably expected to cause a Material Adverse Change, and (ii) the present and, to the Loan Parties' knowledge, future liability, if any, of the Borrower or of any Restricted Subsidiary which could reasonably be expected to arise in connection with requirements under Environmental Laws is not expected to result in a Material Adverse Change.

Section 4.11 Subsidiaries. As of the Effective Date, the Borrower has no Subsidiaries other than those listed on Schedule 4.11. Each Subsidiary of the Borrower (including any such Subsidiary formed or acquired subsequent to the Effective Date) has complied with the requirements of Section 5.6.

Section 4.12 Investment Company Act. No Loan Party is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Federal or state statute, regulation or other Legal Requirement which limits its ability to incur Debt.

Section 4.13 Taxes. All U.S. federal income tax returns and other material tax returns, reports and statements required to be filed (after giving effect to any extension granted in the time for filing) by each Loan Party have been filed with the appropriate Governmental Authorities and are proper and accurate (in all material respects), and all Taxes (which are material in amount) due and payable have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except (i) for those that the nonpayment of which is excused, permitted, or required by the Bankruptcy Code or (ii) where contested in good faith by appropriate proceeding and for which adequate reserves have been established in compliance with GAAP.

Section 4.14 Permits, Licenses, etc. Each Loan Party possesses all permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights, and copyrights which are material to the conduct of its business. Each Loan Party manages and operates its business in accordance with all applicable Legal Requirements except where the failure to so manage or operate could not reasonably be expected to result in a Material Adverse Change; provided that this Section 4.14 does not apply with respect to Environmental Permits.

Section 4.15 Use of Proceeds. The proceeds of the Loans will be used by the Borrower for the purposes described in Section 6.6. No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). No proceeds of any Loan will be used to purchase or carry any margin stock in violation of Regulation T, U or X.

Section 4.16 Condition of Property; Casualties. The material Properties used or to be used in the continuing operations of Loan Parties, are in good working order and condition, normal wear and tear excepted. Neither the business nor the Oil and Gas Properties or material Properties of the Loan Parties has been affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of such Property or cancellation of contracts, permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy. The Loan Parties own no real property (other than Oil and Gas Properties) which either (x) is material to the operations of the Loan Parties or (y) has a fair market value in excess of $10,000,000, except as is set forth on Schedule 4.16.

Section 4.17 Insurance. Each of the Loan Parties carries insurance (which may be carried by the Borrower on a consolidated basis) with reputable insurers in respect of such of their respective Properties, in such amounts, with such deductibles and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses.

Section 4.18 Security Interest. Subject to the entry of the DIP Orders, the security interests created in favor of the DIP Agent for the benefit of the DIP Secured Parties under the Security Documents constitute an Acceptable Security Interest in the Collateral referred to therein to the extent that the creation, perfection or priority, as applicable, is governed by the laws of the United States or any State thereof.

Section 4.19 OFAC; Anti-Terrorism. No Loan Party, or any director or officer of a Loan Party, nor to the knowledge of any Loan Party, (i) any agent, or representative thereof acting on behalf of a Loan Party, or (ii) any advisor or employee of a Loan Party, or (iii) any Affiliate of a Loan Party (other than any portfolio or operating company which is an Affiliate of the Yorktown Funds or Yorktown Group Members and is not itself a Loan Party), is subject to any of the country or list based economic and trade sanctions administered and enforced by OFAC or any other relevant Sanctions authority. No Loan Party (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No agent, advisor, representative, officer, director or employee of a Loan Party is a Sanctioned Person. No proceeds of any Loan will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

Section 4.20 [Reserved].

Section 4.21 Gas Contracts. No Loan Party, as of the date hereof or as disclosed to the DIP Agent in writing, (a) is obligated in any material respect by virtue of any prepayment made under any contract containing a "take-or-pay" or "prepayment" provision or under any similar agreement to deliver Hydrocarbons produced from or allocated to any of the Borrower's and its Restricted Subsidiaries' Oil and Gas Properties at some future date without receiving full payment therefor at the time of delivery or (b) except as has been disclosed to the DIP Agent, has produced gas, in any material amount, subject to balancing rights of third parties or subject to balancing duties under Legal Requirements.
Section 4.22 Liens, Leases, Etc. On the date of this Agreement, all governmental actions and all other filings, recordings, registrations, third party consents and other actions which are necessary to create and perfect the Liens provided for in the Security Documents will have been made, obtained and taken in all relevant jurisdictions to the extent required by the Loan Documents. Other than to the extent such could not reasonably be expected to cause a Material Adverse Change, all leases and agreements for the conduct of business of the Borrower and its Restricted Subsidiaries are valid and subsisting, in full force and effect and there exists no default or event of default or circumstance which with the giving of notice or lapse of time or both would give rise to a default by the Borrower or any Restricted Subsidiary, or to the Borrower's knowledge, by any of the other parties thereto, under any such leases or agreements. Neither the Borrower nor any of its Restricted Subsidiaries is a party to any agreement or arrangement (other than this Agreement and the Security Documents), or subject to any order, judgment, writ or decree, other than pursuant to the DIP Orders, that either restricts or purports to restrict its ability to grant Liens to secure the DIP Obligations against their respective Properties.

Section 4.23 Hedging Agreements. Schedule 4.23 sets forth, as of the date hereof, a true and complete list of all Interest Hedge Agreements, Hydrocarbon Hedge Agreements, and Hedging Arrangements of the Loan Parties, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied), and the counterparty to each such agreement.

Section 4.24 Material Agreements. Schedule 4.24 sets forth a complete and correct list, as of the date of this Agreement, of all material agreements, leases, indentures, purchase agreements, obligations in respect of letters of credit, guarantees, joint venture agreements, and other instruments in effect or to be in effect as of the date hereof (other than the agreements set forth in Schedule 4.23) providing for, evidencing, securing or otherwise relating to any Debt of the Loan Parties in excess of $10,000,000 individually or in the aggregate, and all obligations of the Loan Parties to issuers of surety or appeal bonds issued for account of any Loan Party, and such list correctly sets forth the names of the debtor or lessee and creditor or lessor with respect to the Debt or lease obligations outstanding or to be outstanding and the Property subject to any Lien securing such Debt or lease obligation. Also set forth on Schedule 4.24 hereto is a complete and correct list, as of the date of this Agreement, of all material agreements and other instruments of the Borrower and its Restricted Subsidiaries relating to the purchase, transportation by pipeline, gas processing, marketing, sale and supply of natural gas and other Hydrocarbons and which either (a) has a term longer than 6 months or (b) provides for liabilities of the Loan Parties in excess of $10,000,000. The Borrower has heretofore delivered to the DIP Agent a complete and correct copy of all such material credit agreements, indentures, purchase agreements, contracts, letters of credit, guarantees, joint venture agreements, or other instruments, including any modifications or supplements thereto, as in effect on the date hereof. Subject to the entry and terms of the DIP Order, no Loan Party has entered into any material lease for which Liens are not available to secure DIP Obligations.

Section 4.25 Restriction on Liens. Except for restrictions with respect to granting Liens and any restrictions set forth in agreements related to Debt permitted by Section 6.1(d), none of the Loan Parties is a party to any material agreement or arrangement, or subject to any order, judgment, writ or decree, other than pursuant to the DIP Orders, which either restricts or purports to restrict its ability to grant Liens to the DIP Agent and the DIP Secured Parties on or in respect of their Properties to secure the DIP Obligations and the Loan Documents.

Section 4.26 Location of Business and Offices. The Borrower's jurisdiction of organization is Delaware; the name of the Borrower as listed in the public records of its jurisdiction of organization is Extraction Oil & Gas, Inc.; and the organizational identification number of the Borrower in its jurisdiction of organization is 5242123. The Borrower's principal place of business and chief executive offices are located at the address specified in Schedule I.

Section 4.27 Foreign Corrupt Practices. No Loan Party, or any director or officer of any Loan Party, nor, to the knowledge of any Loan Party, any advisor, agent, employee or Affiliate of the Loan Parties is aware of or has taken any action, directly or indirectly, that would result in a material violation by such Persons of the FCPA, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any "foreign official" (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and, the Loan Parties and, to the knowledge of the Loan Parties, their Affiliates have conducted their business in material compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

Section 4.28 Anti-Money Laundering Laws. No Loan Party, or any director or officer of any Loan Party, nor, to the knowledge of any Loan Party, any advisor, agent, employee or Affiliate of the Loan Parties is aware of or has taken any action, directly or indirectly, that would result in a material violation by such Persons of any Anti-Money Laundering Laws. The Loan Parties, and to the knowledge of the Loan Parties, their Affiliates are in material compliance with all Anti-Money Laundering Laws. Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with Anti-Money Laundering Laws.

Section 4.29 ECP Guarantor. As of the Effective Date and as of the effective date of each Hedging Arrangement (it being agreed and understood that the representations in this Section 4.29 shall be made as of such dates), the Borrower is an “eligible contract participant” within the meaning of Section 1(a)(18) of the Commodity Exchange Act.

Section 4.30 DIP Orders. The applicable DIP Order is in full force and effect and has not been vacated, reversed, modified, amended or stayed without the prior written consent of the DIP Agent and the Majority Lenders.

Section 4.31 Budget. The Debtors have disclosed all material assumptions with respect to the Approved Budget and affirm the reasonableness of the assumptions in the Approved Budget in all material respects.

ARTICLE 5
AFFIRMATIVE COVENANTS

Until the Discharge of the DIP Obligations, the Borrower and the Subsidiaries party hereto hereby covenant and agree with the Lenders that:

Section 5.1 Organization. Subject to the DIP Orders, each Loan Party shall preserve and maintain its partnership, limited liability company or corporate existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified as a foreign business entity in each jurisdiction in which qualification is necessary in view of its business and operations or the ownership of its Properties and where failure to qualify could reasonably be expected to cause a Material Adverse Change; provided, however, that nothing herein contained shall prevent any transaction permitted by Section 6.7.

Section 5.2 Reporting.

(a) Annual Financial Reports. The Borrower shall provide, or shall cause to be provided, to the DIP Agent, as soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2020), a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations, shareholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the DIP Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any any qualification or exception as to the scope of such audit.

(b) Quarterly Financials. The Borrower shall provide, or shall cause to be provided, to the DIP Agent, as soon as available, but in any event within 60 days after the end of each fiscal quarter of each fiscal year of the Borrower (commencing with the fiscal quarter ending June 30, 2020), consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations, shareholder's equity and cash flows for such fiscal quarter and for the portion of the Borrower's fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail (subject only to normal year-end audit adjustments and the absence of footnotes), such consolidated and consolidating statements to be certified by the chief executive officer or the chief financial officer of the Borrower as (i) fairly presenting, in all material respects the financial condition, results of operations, shareholders' equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, and (ii) showing that there were no material contingent obligations, liabilities for taxes, unusual forward or long‑term commitments, or unrealized or anticipated losses of the Borrower and its Subsidiaries, except as disclosed therein and adequate reserves for such items have been made in accordance with GAAP;

(c) Monthly Financials. The Borrower shall provide, as soon as available and in any event within 35 days after the end of each calendar month of the Borrower (commencing with the month ending June 30, 2020), consolidated and consolidating statements of income, shareholders’ equity, changes in financial position and cash flow of the Borrower and its Subsidiaries for such period, and the related consolidated balance sheet as at the end of such period, such consolidated and consolidating statements to be certified by the chief executive office or chief financial officer of the Borrower as (i) fairly presenting, in all material respects, the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, as at the end of, and for, such period, subject only to normal year-end audit adjustments and (ii) showing that there were no material contingent obligations, liabilities for taxes, unusual forward or long‑term commitments, or unrealized or anticipated losses of the Borrower and its Subsidiaries, except as disclosed therein and adequate reserves for such items have been made in accordance with GAAP; and

Documents required to be delivered pursuant to Section 5.2(a), Section 5.2(b) or Section 5.2(c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on the Borrower's behalf on an Internet or intranet website, if any, to which each Lender and the DIP Agent have access (whether a commercial, third-party website or whether sponsored by the DIP Agent); provided that: (i) upon request, the Borrower shall deliver paper copies of such documents to the DIP Agent or any Lender until a written request to cease delivering paper copies is given by the DIP Agent or such Lender and (ii) the Borrower shall notify the DIP Agent and, upon request, each Lender (by telecopier or electronic mail) of the posting of any such documents and, upon request, provide to the DIP Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

(d) Oil and Gas Reserve Reports. The Borrower shall provide, or shall cause to be provided, to the DIP Agent:

(i) As soon as available but in any event on or before October 1 of each year (beginning October 1, 2020), an Internal Reserve Report dated effective as of the immediately preceding July 1st;

(ii) As soon as available but in any event on or before April 1 of each year (beginning April 1, 2021) an Independent Reserve Report dated effective as of the immediately preceding January 1st;

(iii) Such other information as may be reasonably requested by the DIP Agent or any Lender with respect to the Oil and Gas Properties;

(iv) With the delivery of each Reserve Report, a certificate from a Responsible Officer (a "Reserve Report Certificate") of the Borrower certifying that, to the best of his knowledge and in all material respects: (A) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, (B) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take-or-pay or other prepayments with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require the Borrower or any of its Restricted Subsidiaries to deliver Hydrocarbons produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (C) none of its Oil and Gas Properties which are classified as Proven Reserves have been sold since the date of the last Reserve Report except as set forth on an exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties sold and in such detail as reasonably required by the DIP Agent, (D) except as set forth on a schedule attached to the certificate, all of the Oil and Gas Properties evaluated by such Reserve Report are pledged as Collateral for the DIP Obligations, and (E)

attached to the certificate is a list of any real property other than Oil and Gas Properties acquired since the delivery of the previous Reserve Report which is either (i) material to the operations of the Loan Parties, or (ii) has a fair market value in excess of $10,000,000.

(e) Lease Operating Expenses, Production and Hedging Reports. Concurrently with the delivery of the financial statements referred to in Section 5.2(a) and Section 5.2(b) above, a report certified by a Responsible Officer of the Borrower in form and substance satisfactory to the DIP Agent prepared by the Borrower (i) covering each of the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries and detailing on a monthly basis (A) the lease operating statements showing the production, revenue, and price information and associated operating expenses for each such month, (B) any changes to any producing reservoir, production equipment, or producing well during each such month, which changes could reasonably be expected to cause a Material Adverse Change, and (C) any sales of the Borrower's or any Restricted Subsidiaries' Oil and Gas Properties during each such month, and (ii) setting forth a true and complete list of all Hedging Arrangements of the Borrower and its Restricted Subsidiaries and detailing the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied), the counterparty to each such agreement, and comparing actual production volumes for such periods to the notional volumes covered by such Hedging Arrangement for such periods; provided that, such required listing of any credit support agreements shall, in no event, be construed as permitting such credit supports which are not permitted under the terms of this Agreement, and (iii) certifying the Borrower's compliance with Section 6.15 hereof;

(f) Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Section 5.2(a), Section 5.2(b) and Section 5.2(c) above, the Borrower shall provide to the DIP Agent a duly completed Compliance Certificate signed by the president or chief financial officer of the Borrower, commencing with the month ending June 30, 2020.

(g) Business Plan; Annual Budget. Concurrently with the delivery of the financial statements referred to in Section 5.2(a) above, the Borrower shall provide to the DIP Agent a business and financial plan for the Borrower and its Restricted Subsidiaries, including an annual operating, capital and cash flow budget for the current fiscal year, including projected production volumes during such period;

(h) Defaults. The Loan Parties shall provide to the DIP Agent promptly, but in any event within five Business Days after knowledge thereof, a notice of each Default or Event of Default known to the Responsible Officer of the Borrower or to any of its Restricted Subsidiaries, together with a statement of a Responsible Officer of the Borrower setting forth the details of such Default or Event of Default and the actions which the Loan Parties have taken and proposes to take with respect thereto;

(i) Other Creditors. The Loan Parties shall provide to the DIP Agent promptly after the giving or receipt thereof, copies of any default notices given or received by the Borrower or by any of its Restricted Subsidiaries pursuant to the terms of any indenture, loan agreement, credit agreement, or similar agreement;

(j) Litigation. The Loan Parties shall provide to the DIP Agent promptly after the commencement thereof, and in any event no later than 5 days after, notice of all actions, suits, and proceedings before any Governmental Authority, affecting the Borrower or any of its Restricted Subsidiaries or any of their respective assets that has a stated claim for damages in excess of $5,000,000 or that could otherwise result in a cost, expense or loss to the Borrower or any of its Restricted Subsidiaries in excess of $5,000,000;

(k) Environmental Notices. Promptly upon, and in any event no later than 5 days after, the receipt thereof, or the acquisition of knowledge thereof, by any Loan Party, the Loan Parties shall provide the DIP Agent with a copy of any form of request, claim, complaint, order, notice, summons or citation received from any Governmental Authority or any other Person, (i) concerning violations or alleged violations of Environmental Laws, which seeks to impose liability therefore in excess of $5,000,000, (ii) concerning any action or omission on the part of any of the Loan Parties or any of their former Subsidiaries in connection with Hazardous Waste, Oil and Gas Waste or Hazardous Substances which could reasonably result in the imposition of liability in excess of $5,000,000 or requiring that action be taken to respond to or clean up a Release of Hazardous Substances, Hazardous Waste or Oil and Gas Waste and such action or clean-up could reasonably be expected to exceed $5,000,000, including without limitation any information request related to, or notice of, potential responsibility under CERCLA, or (iii) concerning the filing of a Lien upon, against or in connection with the Borrower, any Restricted Subsidiary, or any of their respective former Subsidiaries, or any of their material leased or owned Property, wherever located;

(l) Material Adverse Changes. The Loan Parties shall provide to the DIP Agent prompt written notice of any event, development or circumstance that has had or would reasonably be expected to give rise to a Material Adverse Change;

(m) Termination Events. As soon as possible and in any event (i) within 30 days after the Borrower or any member of the Controlled Group knows or has reason to know that any Termination Event described in clause (a) of the definition of Termination Event has occurred, and (ii) within 10 days after the Borrower or any member of the Controlled Group knows or has reason to know that any other Termination Event has occurred, the Loan Parties shall provide to the DIP Agent a statement of an authorized officer of the Borrower describing such Termination Event and the action, if any, which the Borrower or any Affiliate of the Borrower proposes to take with respect thereto;

(n) Termination of Plans. Promptly and in any event within 10 Business Days after receipt thereof by the Borrower or any member of the Controlled Group from the PBGC, the Loan Parties shall provide to the DIP Agent copies of each notice received by the Borrower or any such member of the Controlled Group of the PBGC's intention to terminate any Plan or to have a trustee appointed to administer any Plan;

(o) Other ERISA Notices. Promptly and in any event within 10 Business Days after receipt thereof by the Borrower or any member of the Controlled Group from a Multiemployer Plan sponsor, the Loan Parties shall provide to the DIP Agent a copy of each notice received by the Borrower or any member of the Controlled Group concerning the imposition or amount of withdrawal liability imposed on the Borrower or any member of the Controlled Group pursuant to Section 4202 of ERISA;

(p) Other Governmental Notices. Promptly and in any event within five Business Days after receipt thereof by a Loan Party, the Loan Parties shall provide to the DIP Agent a copy of any notice, summons, citation, or proceeding seeking to modify in any material respect, revoke, or suspend any material contract, license, permit, or agreement with any Governmental Authority;

(q) Disputes; etc. The Loan Parties shall provide to the DIP Agent prompt written notice of (i) any claims, legal or arbitration proceedings, proceedings before any Governmental Authority, or disputes, or to the knowledge of any Loan Party, any such actions threatened, or affecting the Borrower or any Restricted Subsidiary, which, if adversely determined, could reasonably be expected to cause a Material Adverse Change, or any material labor controversy of which a Loan Party has knowledge resulting in or reasonably considered to be likely to result in a strike against the Borrower or any Restricted Subsidiary, and (ii) any claim, judgment, Lien or other encumbrance (other than a Permitted Lien) affecting any Property of the Borrower or any Restricted Subsidiary, if the value of the claim, judgment, Lien, or other encumbrance affecting such Property shall exceed $5,000,000;

(r) Management Letters; Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter submitted to the Borrower or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower and its Subsidiaries, and a copy of any response by the Borrower or any Subsidiary of the Borrower, or the board of directors or managers (or other applicable governing body) of the Borrower or any Subsidiary of the Borrower, to such letter;

(s) Purchasers of Production. Promptly upon request, the Loan Parties shall provide to the DIP Agent a list of all Persons disbursing proceeds to the Borrower or any other Loan Party from its Oil and Gas Properties;

(t) SEC Reporting. (i) Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the DIP Agent pursuant hereto, and (ii) promptly, and in any event within five Business Days after receipt thereof by any Loan Party, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party;

(u) Beneficial Ownership. The Borrower shall (i) provide prompt written notice to the DIP Agent and each Lender that previously received a Beneficial Ownership Certification (or a certification that the Borrower qualifies for an express exclusion to the “legal entity customer” definition under the Beneficial Ownership Regulation) of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein (or, if applicable, the Borrower ceasing to fall within an express exclusion to the definition of “legal entity customer” under the Beneficial Ownership Regulation) and (ii) promptly upon the reasonable request of the DIP Agent or any Lender, provide the DIP Agent or directly to such Lender, as the case may be, any information or documentation reasonably requested by it for purposes of complying with the Beneficial Ownership Regulation;

(v) 13-Week Budget. As soon as available and in any event (i) no later than 12:00 p.m. (Denver, Colorado time) on each Monthly Test Date, a rolling 13-Week Budget in form and substance reasonably acceptable to the DIP Agent and the Majority Lenders, provided that (A) if the DIP Agent does not provide notice of approval or disapproval of any such 13-Week Budget within five (5) Business Days of such receipt thereof, the DIP Agent and the Majority Lenders will be deemed to have approved of such 13-Week Budget and (B) if a 13-Week Budget is not approved by the DIP Agent and the Majority Lenders the 13-Week Budget that was last approved by the DIP Agent and the Majority Lenders shall continue to be in effect) and (ii) no later than 12:00 p.m. (Denver, Colorado time) on each Second Thursday, a 13-Week Cash Flow Forecast, and (iii) no later than 12:00 p.m. (Denver, Colorado time) on each Weekly Test Date, a variance report as required under Section 5.16;

(w) Accounts Payable. Within 25 days of the end of each month, beginning with the month ending June 30, 2020, the Borrower shall deliver to the DIP Agent an accounts payable aging report for the Loan Parties in such form and with such detail that is reasonably satisfactory to the DIP Agent; and

(x) Other Information. Promptly upon request, the Loan Parties shall provide to the DIP Agent such other information respecting the business, operations, or Property of the Borrower or any Restricted Subsidiary, financial or otherwise, as any Lender through the DIP Agent may reasonably request.

Documents required to be delivered pursuant to Section 5.2(a), Section 5.2(b) or Section 5.2(t) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower's website on the Internet at the website address listed in Section 11.9; or (ii) on which such documents are posted on the Borrower's behalf on an Internet or intranet website, if any, to which each Lender and the DIP Agent have access (whether a commercial, third-party website or whether sponsored by the DIP Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the DIP Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the DIP Agent or such Lender and (ii) the Borrower shall notify the DIP Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the DIP Agent by electronic mail electronic versions of such documents. The DIP Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (i) the DIP Agent and/or the Arranger will make available to the Lenders and the Issuing Lender materials and/or information provided by or on behalf of the Borrower hereunder (collectively, "Borrower Materials") by posting the Borrower Materials on Debt Domain, IntraLinks, SyndTrak Online or another similar electronic system (the "Platform") and (ii) certain of the Lenders may be "public-side" Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a "Public Lender"). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked "PUBLIC" which, at a minimum, means that the word "PUBLIC" shall appear prominently on the first page thereof; (x) by marking Borrower Materials "PUBLIC," the Borrower shall be deemed to have authorized the DIP Agent, the Arranger, the Issuing Lender and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.8); (y) all Borrower Materials marked "PUBLIC" are permitted to be made available through a portion of the Platform designated "Public Investor;" and (z) the DIP Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked "PUBLIC" as being suitable only for posting on a portion of the Platform not designated "Public Investor."

Section 5.3 Insurance.

(a) Each Loan Party shall carry and maintain all such other insurance in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses and acceptable to the DIP Agent and with reputable insurers acceptable to the DIP Agent.

(b) Copies of all policies of insurance or certificates thereof covering the property or business of the Loan Parties, and endorsements and renewals thereof, certified as true and correct copies of such documents by a Responsible Officer of the Borrower shall be delivered by Borrower to and retained by the DIP Agent. All policies of property insurance with respect to the Collateral either shall have attached thereto a lender's loss payable endorsement in favor of the DIP Agent for its benefit and the ratable benefit of the DIP Secured Parties or name the DIP Agent as loss payee for its benefit and the ratable benefit of the DIP Secured Parties, in either case, in form reasonably satisfactory to the DIP Agent, and all policies of liability insurance shall name the DIP Agent for its benefit and the ratable benefit of the DIP Secured Parties as an additional insured. All policies or certificates of insurance shall set forth the coverage, the limits of liability, the name of the carrier, the policy number, and the period of coverage. All such policies shall contain a provision that notwithstanding any contrary agreements between the Borrower, its Restricted Subsidiaries, and the applicable insurance company, such policies will not be canceled or allowed to lapse without renewal without at least 30 days' (or such shorter period as may be accepted by the DIP Agent) prior written notice to the DIP Agent.

(c) If at any time the area in which any improved real property constituting Collateral is located is designated a "flood hazard area" in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), the Borrower shall, and shall cause each of its Restricted Subsidiaries to, obtain flood insurance in such total amount as required by Regulation H of the Federal Reserve Board, as from time to time in effect and all official rulings and interpretations thereunder or thereof, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.

(d) Notwithstanding Section 2.5(c)(ii) of this Agreement, after the occurrence and during the continuance of an Event of Default, all proceeds of insurance, including any casualty insurance proceeds, property insurance proceeds, proceeds from actions, and any other proceeds, shall be paid directly to the DIP Agent and if necessary, assigned to the DIP Agent, to be applied in accordance with Section 7.6 of this Agreement, whether or not the Secured Obligations are then due and payable.

(e) In the event that any insurance proceeds are paid to any Loan Party in violation of clause (d), such Loan Party shall hold the proceeds in trust for the DIP Agent, segregate the proceeds from the other funds of such Loan Party, and promptly pay the proceeds to the DIP Agent with any necessary endorsement. Upon the request of the DIP Agent, each of the Borrower and its Restricted Subsidiaries shall execute and deliver to the DIP Agent any additional assignments and other documents as may be necessary or desirable to enable the DIP Agent to directly collect the proceeds as set forth herein.

Section 5.4 Compliance with Laws. Subject to any necessary order or authorization of the Bankruptcy Court, each Loan Party shall comply with all federal, state, and local laws and regulations (including Environmental Laws) which are applicable to the operations and Property of any Loan Party and maintain all related permits necessary for the ownership and operation of each Loan Party's Property and business, except in any case where the failure to so comply could not reasonably be expected to result in a Material Adverse Change. Subject to any necessary order or authorization of the Bankruptcy Court, without limitation of the foregoing, the Borrower shall, and shall cause each of its Restricted Subsidiaries to, (a) maintain and possess all authorizations, Permits, licenses, trademarks, trade names, rights and copyrights which are necessary to the conduct of its business, except where the failure to so comply could not reasonably be expected to result in a Material Adverse Change, and (b) obtain, as soon as practicable, all consents or approvals required from any states of the United States (or other Governmental Authorities) necessary to grant the DIP Agent an Acceptable Security Interest in all of the Collateral as defined and described in the DIP Orders.

Section 5.5 Taxes. Subject to the DIP Orders, each Loan Party shall pay and discharge all federal and other material taxes, assessments, and other charges and claims related thereto imposed on the Borrower or any of its Restricted Subsidiaries prior to the date on which penalties attach other than any tax, assessment, charge, or claims which is being contested in good faith and for which adequate reserves have been established in compliance with GAAP.

Section 5.6 New Subsidiaries.

(a) Any Subsidiary formed or acquired in accordance with Section 6.22 shall be deemed a Restricted Subsidiary, and the Borrower shall deliver to the DIP Agent all items, documents and agreements with respect to such new Subsidiary reasonably requested by the DIP Agent and the Majority Lenders.

(b) The Borrower may not designate any Subsidiary as an Unrestricted Subsidiary without the consent of the Majority Lenders.

(c) In the case of the acquisition, formation or designation of a Restricted Subsidiary, such new Restricted Subsidiary shall be deemed to have made or acquired all Investments owned by it and incurred all Indebtedness and other obligations owing by it and all Liens to which it or any of its properties are subject, on the date of such designation, acquisition, or formation.

(d) The Borrower:

(i) will cause the management, business and affairs of each Loan Party to be conducted in such a manner (including, without limitation, by keeping separate books of account, furnishing separate financial statements of Unrestricted Subsidiaries to creditors and potential creditors thereof and by not permitting Properties of the Loan Parties to be commingled) so that each Unrestricted Subsidiary will be treated as an entity separate and distinct from Loan Parties;

(ii) will cause each Unrestricted Subsidiary (A) to refrain from maintaining its assets in such a manner that would make it costly or difficult to segregate, ascertain or identify as its individual assets from those of any Loan Party and (B) to observe all corporate formalities;

(iii) will not, and will not permit any other Loan Party to, incur, assume, guarantee or be or become liable for any Debt of any of the Unrestricted Subsidiaries;

(iv) will not, and will not permit any other Loan Party to, permit any credit agreement for a senior credit facility, a loan agreement for a senior credit facility, a note purchase agreement for the sale of promissory notes or an indenture governing capital markets debt instruments pursuant to which any Loan Party is a borrower, issuer or guarantor (the "Relevant Debt"), the terms of which would, upon the occurrence of a default under any Debt of an Unrestricted Subsidiary, (A) result in, or permit the holder of any Relevant Debt to declare a default on such Relevant Debt or (B) cause the payment of any Relevant Debt to be accelerated or payable before the fixed date on which the principal of such Relevant Debt is due and payable;

(v) will not permit any Unrestricted Subsidiary to hold any Equity Interest in, or any Debt of, any Loan Party;

(vi) will not, and will not permit any Loan Party to, create, assume, incur or suffer to exist any Lien on or in respect of any of its Property (other than any of its interest in the Equity Interest of an Unrestricted Subsidiary) for the benefit of an Unrestricted Subsidiary;

(vii) will not and will not permit any Loan Party to, sell, assign, pledge, or otherwise transfer any of its Properties to any Unrestricted Subsidiary, except as permitted under Section 6.8 and on terms permitted by Section 6.10; and

(viii) except as permitted under Section 6.3, make or permit to exist any loans, advances, or capital contributions to, or make any investment in, or purchase or commit to purchase any stock or other securities or evidences of indebtedness of or interests in, any Unrestricted Subsidiary or in any of its Properties.

Section 5.7 Agreement to Pledge; Security. Subject to the approval of the Bankruptcy Court, each Loan Party agrees that at all times, the DIP Agent shall have an Acceptable Security Interest in the Collateral to secure the performance and payment of the DIP Obligations. Subject to the approval of the Bankruptcy Court, each Loan Party shall grant to the DIP Agent a Lien in any Property of such Loan Party or such Subsidiary now owned or hereafter acquired (other than owned or leased real property unless otherwise requested by the DIP Agent) promptly and to take such actions as may be required under the Security Documents to ensure that the DIP Agent has an Acceptable Security Interest in such Property. Subject to the approval of the Bankruptcy Court, notwithstanding the foregoing, the Borrower shall, and shall cause each Restricted Subsidiary to take such actions, including execution and delivery of any Security Documents necessary to create, perfect and maintain an Acceptable Security Interest in favor of the DIP Agent in 100% of Equity Interests issued by any Subsidiaries which are owned by the Borrower or any Restricted Subsidiary.

Section 5.8 Deposit Accounts. Except with respect to Excluded Account, each Loan Party shall maintain all Deposit Accounts with the DIP Agent or a Lender.

Section 5.9 Records; Inspection. Each Loan Party shall maintain proper, complete and consistent books of record with respect to such Person's operations, affairs, and financial condition. From time to time upon reasonable prior notice, each Loan Party shall permit any Lender at such reasonable times and intervals and to a reasonable extent and under the reasonable guidance of officers of or employees delegated by officers of such Loan Party, to, subject to any applicable confidentiality considerations, examine and copy the books and records of such Loan Party, to visit and inspect the Property of such Loan Party, and to discuss the business operations and Property of such Loan Party with the officers and directors thereof.

Section 5.10 Maintenance of Property. Subject to any necessary order or authorization of the Bankruptcy Court, each Loan Party shall maintain their material owned, leased, or operated Property in good condition and repair, normal wear and tear excepted; and shall abstain from and conduct due diligence with respect to any Properties to be acquired to confirm that the seller has abstained from, knowingly or willfully permitting the commission of waste or other injury, destruction, or loss of natural resources, or the occurrence of pollution, contamination, or any other condition in, on or about the owned or operated Property involving the Environment that could reasonably be expected to result in Response activities and that could reasonably be expected to cause a Material Adverse Change.

Section 5.11 Title Evidence and Opinions. The Borrower shall from time to time upon the reasonable request of the DIP Agent, take such actions and execute and deliver such documents and instruments as the DIP Agent shall require to ensure that the DIP Agent shall, at all times, have received satisfactory title evidence, which title evidence shall be in form and substance acceptable to the DIP Agent in its sole reasonable discretion and shall include information regarding the before payout and after payout ownership interests held by the Borrower and the Borrower's Restricted Subsidiaries, for all wells located on the Oil and Gas Properties, covering at least (x) 80% of the present value of the Proven Reserves of the Borrower and its Restricted Subsidiaries or (y) 95% of the present value of PDP Reserves of the Borrower and its Restricted Subsidiaries, in each case, as reasonably determined by the DIP Agent.

Section 5.12 Further Assurances; Cure of Title Defects. The Borrower shall, and shall cause each Restricted Subsidiary to, cure promptly any defects in the creation and issuance of the Notes and the execution and delivery of the Security Documents, this Agreement and the other Loan Documents. Subject to the approval of the Bankruptcy Court, the Borrower hereby authorizes the DIP Agent to file any financing statements without the signature of the Borrower or such Restricted Subsidiary, as applicable, to the extent permitted by applicable law in order to perfect or maintain the perfection of any security interest granted under any of the Loan Documents. Subject to the approval of the Bankruptcy Court, the Borrower at its expense will, and will cause each Restricted Subsidiary to, promptly execute and deliver to the DIP Agent upon request all such other documents, agreements and instruments to comply with or accomplish the covenants and agreements of the Borrower or any Restricted Subsidiary, as the case may be, in the Security Documents and this Agreement, or to further evidence and more fully describe the collateral intended as security for the DIP Obligations, or to correct any omissions in the Security Documents, or to state more fully the security obligations set out herein or in any of the Security Documents, or to perfect, protect or preserve any Liens created pursuant to any of the Security Documents, or to make any recordings, to file any notices or obtain any consents, all as may be necessary or appropriate in connection therewith or to enable the DIP Agent to exercise and enforce its rights and remedies with respect to any Collateral. Subject to the approval of the Bankruptcy Court, within 30 days after (a) a request by the DIP Agent or the Lenders to cure any title defects or exceptions which are not Permitted Liens raised by such information or (b) a notice by the DIP Agent that the Borrower has failed to comply with Section 5.11 above, the Borrower shall (i) cure such title defects or exceptions which are not Permitted Liens or substitute acceptable Oil and Gas Properties with no title defects or exceptions except for Permitted Liens covering Collateral of an equivalent value and (ii) deliver to the DIP Agent satisfactory title evidence (including supplemental or new title opinions meeting the foregoing requirements) in form and substance acceptable to the DIP Agent in its reasonable business judgment as to the Borrower's and its Restricted Subsidiaries' ownership of such Oil and Gas Properties and the DIP Agent's Liens and security interests therein as are required to maintain compliance with Section 5.11.

Section 5.13 Leases; Development and Maintenance. The Borrower shall, and shall cause its Restricted Subsidiaries to, (a) pay and discharge promptly, or cause to be paid and discharged promptly, all rentals, delay rentals, royalties, overriding royalties, payments out of production and other indebtedness or obligations accruing under, and perform or cause to be performed each and every act, matter or thing required by each and all of, the oil and gas leases and all other agreements and contracts constituting or affecting the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries (except where the amount thereof is being contested in good faith by appropriate proceedings), (b) do all other things necessary to keep unimpaired its rights thereunder and prevent any forfeiture thereof or default thereunder, and operate or cause to be operated such Properties as a prudent operator would in accordance with industry standard practices and in compliance with all applicable proration and conservation Legal Requirements and any other Legal Requirements of every Governmental Authority, whether state, federal, municipal or other jurisdiction, from time to time constituted to regulate the development and operations of oil and gas properties and the production and sale of oil, gas and other Hydrocarbons therefrom, and (c) maintain (or cause to be maintained) the Leases, wells, units and acreage to which the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries pertain in a prudent manner consistent with industry standard practices.

Section 5.14 Cash Management. The Borrower and its Subsidiaries shall use a cash management system that is the same as or substantially similar to its pre-petition cash management system or as otherwise may be approved by the Bankruptcy Court; provided, however, that the Borrower shall only be allowed to withdraw or transfer from its accounts amounts necessary to fund expenses of the Loan Parties for the then-current week, the immediately following week, or any unused amounts from an earlier week, in each case, as set forth in the Approved Budget (subject to the Permitted Variance), or as otherwise reasonably approved by the DIP Agent. Any material changes from such prepetition cash management system must be reasonably acceptable to the DIP Agent and the Majority Lenders.

Section 5.15 Keepwell. Subject to the Final DIP Order, the Borrower hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under any Guaranty or any Hedge Obligations (provided that such Borrower shall only be liable under this Section 5.15 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 5.15 or otherwise under the Loan Documents voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Borrower under this Section 5.15 shall remain in full force and effect until the DIP Obligations have been repaid in full and the Discharge of DIP Obligations has occurred. The Borrower intends that this Section 5.15 constitute, and this Section 5.15 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 5.16 Budget Compliance and Permitted Variance.

(a) Subject to the Permitted Variance, the Borrower shall not make expenditures or permit any Subsidiary to make expenditures in excess of the amounts set forth in the Approved Budget for any period (other than Excluded Items). The Approved Budget shall be tested weekly and shall measure variance as of the Variance Date on an aggregate basis for all disbursements made in the prior four weeks ending on such Variance Date; provided that, for the first three Variance Dates, variance shall be reported, but not tested, for the first three Weekly Test Dates following the Petition Date.

(b) The Loan Parties shall deliver to the Lenders on each Weekly Test Date a variance report for the four-week period ended as of the Variance Date (or with respect to the first three Weekly Test Dates following the Petition Date, the variance for the number of weeks passed) comparing (x) actual disbursements made in the prior four weeks (or for the applicable weeks on the first three Weekly Test Dates) ending on the Variance Date (such amount, the “Actual Aggregate Disbursements”) to (y) budgeted aggregate disbursements for such applicable period (such amount, the “Budgeted Aggregate Disbursements”), other than Excluded Items for such period as forecast in the Approved Budget.

(c) Actual Aggregate Disbursements (other than disbursements on account of Excluded Items) made in the prior four weeks, may not vary as tested on each Weekly Test Date, from Budgeted Aggregate Disbursements for such applicable period (in each case, other than disbursements on account of Excluded Items) as reflected in the most recently delivered Approved Budget by more than 10% or by such greater amount as agreed upon by the DIP Agent acting at the direction of the Majority Lenders (the

“Permitted Variance”). For the avoidance of doubt, the Permitted Variance will not be tested with respect to the variance reports delivered on the first three Weekly Test Dates.

(d) The monthly line item for “Professional Fees” shall be on an accrual basis in the full amount of estimated Professional Fees, even though not payable under the Bankruptcy Code until “allowed” (including allowed on a monthly and/or interim basis).

(e) Notwithstanding the foregoing, the Debtors may not modify allocations between tested and non-tested line items within any Approved Budget without the prior written authorization of the DIP Agent at the direction of the Majority Lenders.

(f) Notwithstanding the foregoing, the Borrower will not be required to test receipts in any variance report delivered pursuant to this Section 5.16.

Section 5.17 Bankruptcy Documents. The Borrower will use commercially reasonable efforts to deliver to counsel to the DIP Agent the following documents at least two (2) Business Days prior to date on which the Borrower or any of its Affiliates intend to file such documents (a) the proposed DIP Orders (which must be in form and substance reasonably satisfactory to the DIP Agent and the Majority Lenders), (b) all “first day motions and orders”, (c) the Plan of Reorganization, including the proposed Disclosure Statement related to such Plan of Reorganization and (d) any other material agreements, motions, pleadings, briefs, applications, orders, and other filings with the Bankruptcy Court (each in form and substance reasonably satisfactory to the DIP Agent, solely to the extent they affect the DIP Agent); provided that if delivery of such documents (other than the DIP Orders, the Plan of Reorganization, the Disclosure Statement or Confirmation Order or any amendments thereto) at least two (2) Business Days in advance is not reasonably practicable, such document shall be delivered as soon as reasonably practicable prior to filing.

ARTICLE 6
NEGATIVE COVENANTS

Until the Discharge of DIP Obligations, the Borrower and each Subsidiary party hereto covenant and agree with the Lenders that:

Section 6.1 Debt. No Loan Party shall create, assume, incur, or in any manner become liable, directly, indirectly, or contingently in respect of, any Debt other than the following (collectively, the "Permitted Debt"):

(a) the DIP Obligations and the Prepetition Secured Obligations;

(b) unsecured intercompany Debt incurred in the ordinary course of business owed by any Loan Party to any other Loan Party; provided that such Debt is subordinated to the DIP Obligations and is also permitted under Section 6.3;

(c) Debt of any Restricted Subsidiary consisting of sureties or bonds provided to any Governmental Authority or other Person and assuring payment of contingent liabilities of a Loan Party in connection with the operation of its Oil and Gas Properties, including with respect to plugging, facility removal and abandonment of its Oil and Gas Properties, worker's compensation claims, performance, bid or other surety or bond obligations;

(d) purchase money indebtedness and Capital Leases of any Restricted Subsidiary in existence on the Effective Date in an aggregate principal amount not to exceed $5,000,000; provided no Loan Party may enter into additional indebtedness of the type described in this clause (d) on or after the Effective Date;

(e) Hedging Arrangements to the extent not prohibited under Section 6.15; provided that (i) such Debt shall not be secured, except such Debt owing to a Swap Counterparty that is secured under the Loan Documents, (ii) such Debt shall not obligate the Borrower or any of its Restricted Subsidiaries to any margin call requirements including any requirement to post cash collateral, property collateral or a letter of credit, and (iii) such Debt shall not include any deferred premium payments associated with Hedge Arrangements;

(f) Debt incurred in the form of (A) accounts payable to trade creditors for goods or services (B) payment obligations to a Banking Services Provider under commercial cards to the extent that such payment obligations arise in connection with the payment by such Banking Services Provider of accounts payable to trade creditors of the Loan Parties for goods or services, and (C) current operating liabilities (other than for borrowed money), which in each case is incurred in the ordinary course of business;

(g) Debt under the Permitted Notes outstanding on the Effective Date and listed on Schedule 6.1(g);

(h) endorsements of negotiable instruments for collection in the ordinary course of business;

(i) Debt owing to insurance providers and arising in connection with the financing of insurance premium payments, provided that the aggregate amount of such Debt under this clause (i) shall not exceed $500,000 in the aggregate; and

(j) Debt not otherwise permitted under the preceding provisions of this Section 6.1; provided that, the aggregate outstanding principal amount thereof shall not exceed $1,000,000 at any time.

Section 6.2 Liens. No Loan Party shall create, assume, incur, or suffer to exist any Lien on the Property of any Loan Party or any Subsidiary, whether now owned or hereafter acquired, or assign any right to receive any income, other than the following (collectively, the "Permitted Liens"):

(a) Liens securing the DIP Obligations;

(b) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens, and other similar liens arising in the ordinary course of business;

(c) Liens for Taxes, assessment, or other governmental charges (i) which are not yet due and payable, (ii) the nonpayment of which is permitted or required by the Bankruptcy Code or (iii) which are being actively contested in good faith by appropriate proceedings and adequate reserves for such items have been made in accordance with GAAP;

(d) Liens securing purchase money Debt or Capital Lease obligations permitted under Section 6.1(d); provided that (i) each such Lien encumbers only the Property purchased in connection with the creation of any such purchase money Debt or is the subject of any such Capital Lease, and all proceeds thereof (including insurance proceeds), and the amount secured thereby is not increased, and (ii) such Lien does not attach to any Oil and Gas Properties evaluated in any Reserve Report;

(e) encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of any Loan Party to use such assets in its business, and none of which is violated in any material aspect by existing or proposed structures or land use;

(f) judgment and attachment Liens not giving rise to an Event of Default, provided that (i) any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and (ii) no action to enforce such Lien has been commenced;

(g) Liens in favor a banking institution arising by operation of law encumbering deposits in accounts that are not subject to Account Control Agreements and that are not required to be subject to Account Control Agreements in accordance with the terms hereof held by such banking institution incurred in the ordinary course of business and which are within the general parameters customary in the banking industry;

(h) Liens arising under operating agreements, unitization and pooling agreements and orders, farmout agreements, gas balancing agreements, and other agreements, in each case that are customary in the oil, gas and mineral production business and that are entered into by any Loan Party in the ordinary course of business provided that (i) such Liens are taken into account in computing the net revenue interests and working interests of the Borrower or any of its Restricted Subsidiaries warranted in the Security Documents or this Agreement, (ii) such Liens do not secure borrowed money, (iii) such Liens secure amounts that are not yet due or are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor, (iv) such Liens are limited to the assets that are the subject of such agreements, and (vi) such Liens, if in favor of an Affiliate of a Loan Party, is subordinated to the DIP Obligations pursuant to a Subordination Agreement;

(i) royalties, overriding royalties, net profits interests, production payments, reversionary interests, calls on production, preferential purchase rights and other burdens on or deductions from the proceeds of production, that do not secure Debt for borrowed money and that are taken into account in computing the net revenue interests and working interests of the Loan Parties warranted in the Security Documents or in this Agreement;

(j) pledges or deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance or other social security laws or regulations;

(k) Liens not otherwise permitted by the foregoing clauses of this Section 6.2; provided that the aggregate principal or face amount of all Debt secured under this Section 6.2(k) shall not exceed $1,000,000;

(l) Liens securing the payment of the obligations under the Prepetition Secured Facility in existence on the date hereof and Adequate Protection Liens thereon;

(m) Non-Prime Excepted Liens; and

(n) Liens arising under the DIP Orders.

Section 6.3 Investments. No Loan Party shall make or hold (x) any direct or indirect investment in any Person, including capital contributions to the Person, investments in or the acquisition of the debt or equity securities of the Person, or (y) any loans, guaranties, trade credit, or other extensions of credit to any Person, other than the following (collectively, the "Permitted Investments"):

(a) investments in the form of trade credit to customers of a Loan Party arising in the ordinary course of business and represented by accounts from such customers;
(b) investments in the form of Cash and Liquid Investments held by a Loan Party;

(c) loans, advances and equity contributions by a Loan Party to any other Loan Party; and

(d ) investments, including prepayments, solely to the extent such investments are included in the Approved Budget (subject to Permitted Variance).

Section 6.4 Acquisitions. No Loan Party shall make any Acquisition (other than any action that would otherwise be permitted by Section 6.3 to the extent such action constitutes an Acquisition) without the consent of the Majority Lenders.
Section 6.5 Agreements Restricting Liens.

(a) Subject to any necessary order or authorization of the Bankruptcy Court, no Loan Party shall create, incur, assume or permit to exist any contract, agreement or understanding which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property, whether now owned or hereafter acquired, to secure the DIP Obligations or restricts any Subsidiary from paying Restricted Payments to the Borrower, or which requires the consent of or notice to other Persons in connection therewith, other than (i) this Agreement, (ii) the Loan Documents, (iii) agreements governing Debt permitted by Section 6.1(d) to the extent such restrictions govern only the asset financed pursuant to such Debt, (iv) any prohibition or limitation that exists pursuant to applicable requirements of a Governmental Authority and (v) the Prepetition Credit Agreement.

(b) Subject to any necessary order or authorization of the Bankruptcy Court, no Loan Party shall create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Loan Party to (i) pay dividends or make any other distributions to any Loan Party or any Subsidiary on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Debt or other obligation owed to any Loan Party or (iii) make loans or advances to any Loan Party, except in each case for such encumbrances or restrictions existing under or by reason of (A) this Agreement and the other Loan Documents, (B) the agreements and instruments governing the Permitted Notes, (C) applicable Legal Requirements and (D) the Prepetition Credit Agreement.

Section 6.6 Use of Proceeds; Use of Letters of Credit.
(a) No Loan Party shall use the proceeds of the Loans or the Letters of Credit for any purposes other than (i) to pay certain costs, fees, interest and expenses related to the Loan Documents and the Cases, including Professional Fees and the Carve Out, (ii) to pay any Adequate Protection Payments and (iii) to fund the working capital needs, capital improvements and expenditures of the Loan Parties during the Cases, in each case, in accordance with an Approved Budget but subject to the Permitted Variance.

(b) No Loan Party shall use the proceeds of the Loans or the Letters of Credit (i) to permit the Borrower, any Subsidiary or any of their representatives to challenge or otherwise contest or institute any proceeding to determine (x) the validity, perfection or priority of security interests in favor of any of the

Lenders or the Prepetition Secured Parties, or (y) the enforceability of the obligations of the Borrowers or any Subsidiary under this Agreement, the other Loan Documents, the Prepetition Credit Agreement or any documents and agreements executed in connection with the Prepetition Credit Agreement, or (ii) to investigate, commence, or prosecute any claim, motion, proceeding or cause of action against any of the Lenders or the Prepetition Secured Parties, each in such capacity, and their respective agents, attorneys, advisors or representatives, including, without limitation, any lender liability claims or subordination claims.

(c) No Loan Party shall directly or indirectly, use any part of the proceeds of Loans or Letters of Credit for any purpose which violates, or is inconsistent with, Regulations T, U, or X. If requested by the DIP Agent, the Borrower will furnish to the DIP Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulations T, U, or X of the Federal Reserve Board, as the case may be.

Section 6.7 Corporate Actions; Accounting Changes.

(a) Other than in connection with the Cases, no Loan Party shall divide or merge or consolidate with or into any other Person, except that the Borrower may merge with any Wholly-Owned Restricted Subsidiary of the Borrower, any Wholly-Owned Restricted Subsidiary of the Borrower may merge or be consolidated with or into any other Wholly-Owned Restricted Subsidiary of the Borrower; provided that (i) in any merger involving the Borrower, the Borrower shall be the surviving entity, and otherwise, such Wholly-Owned Restricted Subsidiary shall be the surviving entity, and (ii) at the time of any such merger or consolidation and immediately after giving effect thereto, no Default or Event of Default shall have occurred and the DIP Agent shall continue to have an Acceptable Security Interest in the Collateral.

(b) No Loan Party shall (i) without 30 days (or such earlier date as may be accepted in writing by the DIP Agent in its sole discretion from time to time) prior written notice to the DIP Agent, change its name, change its state of incorporation, formation or organization, change its organizational identification number or reorganize in another jurisdiction, (ii) create or suffer to exist any Subsidiary not existing on the date of this Agreement except pursuant to Section 6.22, (iii) sell or otherwise dispose of any of its ownership interest in any of its Subsidiaries, or in any manner rearrange its business structure as it exists on the date of this Agreement (except as would be permitted by Section 6.7(a) or Section 6.8), (iv) change its method of accounting employed in the preparation of the financial statements referred to in Section 4.4 or change the last day of its fiscal year from December 31 of each year, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30 of each year, respectively, unless required to conform to GAAP or approved in writing by the DIP Agent, or (v) reorganize in any jurisdiction other than the United States and any subdivision thereof.

(c) No Loan Party shall without prior written notice to, and prior consent of, the DIP Agent, amend, supplement, modify or restate its articles or certificate of incorporation or formation, limited partnership agreement, bylaws, limited liability company agreements, or other equivalent organizational documents in a manner materially adverse to the Lenders.

Section 6.8 Sale of Assets. No Loan Party shall sell, convey, or otherwise transfer (including, without limitation, the designation of a Restricted Subsidiary as an Unrestricted Subsidiary,) any of its Property (including, without limitation, any working interest, overriding royalty interest, production payments, net profits interest, royalty interest, or mineral fee interest) other than, so long as no Default or Event of Default exists or would result therefrom:

(a) the sale of Hydrocarbons (other than Oil and Gas Properties) or Liquid Investments in the ordinary course of business;

(b) Asset Sales of equipment that is (i) obsolete, worn out or uneconomic and disposed of in the ordinary course of business, (ii) no longer necessary for the business of such Person or (iii) contemporaneously replaced by equipment of at least comparable value and use;

(c) Asset Sales of Property between or among Loan Parties; provided that, if such Property is Collateral, the Loan Party receiving such Property will reaffirm the Lien in such Collateral in form and substance acceptable to the DIP Agent; and

(d) Asset Sales in the form of novating, amending, restructuring, unwinding, terminating or liquidating Hedging Arrangements (other than Applicable Prepetition Hedging Arrangements), other than hedging arrangements described in Section 6.8(e); provided that all proceeds received in connection with such novation, amendment, restructuring, unwinding, termination and liquidation are applied as provided in Section 2.5(c)(iv);

(e) Asset Sales in the form of novating, amending, restructuring, unwinding, terminating or liquidating hedging arrangements (including Applicable Prepetition Hedging Arrangements, but excluding other Hedging Arrangements); provided that all proceeds received in connection with such novation, amendment, restructuring, unwinding, termination and liquidation shall be applied to pay the Prepetition Facility Loans (for the avoidance of doubt, other than the Refinanced Loans);

(f) Assets Sales in connection with transactions permitted under Section 6.19; and

(g) Asset Sales pursuant to an order of the Bankruptcy Court (including any Asset Sales contemplated by the procedures for de minimis asset transactions authorized and approved by the Bankruptcy Court); provided, that the Bankruptcy Court order authorizing and approving such Asset Sales (including the procedures for de minimis asset transactions) shall be subject to the prior consent of the DIP Agent and the Majority Lenders.

Section 6.9 Restricted Payments. No Loan Party shall make any Restricted Payments except that so long as no Default or Event of Default exists or would result therefrom:

(a) the Restricted Subsidiaries of the Borrower may make Restricted Payments to the Borrower or any other Loan Party that is a Restricted Subsidiary of the Borrower; and

(b) any Loan Party or Restricted Subsidiary may declare and pay dividends with respect to its Equity Interests payable solely in additional shares or units of its Equity Interests (other than Disqualified Capital Stock).

In addition, each of the Borrower and its Subsidiaries shall consult with the DIP Agent prior to, directly or indirectly, paying any bonus, incentive, performance pay or similar payment or compensation to or increasing the compensation or other similar payments paid (other than regularly scheduled increases in compensation made in the ordinary course of business) to (i) any officer (at or above the level of vice president), director, partner, member, manager, shareholder or other equity holder of the Borrower, or any Subsidiary, or (ii) any other direct or indirect family member of any of the foregoing Persons, including, without limitation, any direct or lineal descendent thereof; provided that the Borrower and its Subsidiaries shall not make payments with respect to the items set forth above in an amount in excess of $1,350,000 in the aggregate in any calendar quarter.

Section 6.10 Affiliate Transactions. No Loan Party shall directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, but not limited to, the purchase, sale, lease or exchange of Property, the making of any investment, the giving of any guaranty, the assumption of any obligation or the rendering of any service) with any of its Affiliates which are not Loan Parties unless such transaction or series of transactions is on terms no less favorable to the Borrower or any Restricted Subsidiary, as applicable, than those that could be obtained in a comparable arm's length transaction with a Person that is not such an Affiliate except the restrictions in this Section 6.10 shall not apply to (x) compensation arrangements, subject to Section 6.9, and customary indemnification agreements for directors (or the members of the comparable governing body), officers and other employees of the Borrower and the other Loan Parties entered into in the ordinary course of business or (y) Restricted Payments permitted by Section 6.9.

Section 6.11 Line of Business; No International Operations. The Borrower will not, and will not permit any other Loan Party to, allow any material change to be made in the character of its business as an independent oil and gas exploration and production company. The Borrower will not, and will not permit any other Loan Party to, acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties not located within the geographical boundaries of the United States, excluding the outer continental shelf thereof.

Section 6.12 Hazardous Materials. No Loan Party (a) shall create, handle, transport, use, or dispose of any Hazardous Substance, Hazardous Waste or Oil and Gas Waste, except in the ordinary course of its business and except in compliance with Environmental Law other than to the extent that such non-compliance could not, individually or in the aggregate, reasonably be expected to result in a material liability of a Loan Party or in any liability to the Lenders or the DIP Agent, and (b) shall release any Hazardous Substance, Hazardous Waste or Oil and Gas Waste into the Environment or Natural Resource and shall not permit any Loan Party's or any Subsidiary's Property to be subjected to any Release of Hazardous Substance, Hazardous Waste or Oil and Gas Waste, except in compliance with Environmental Law other than to the extent that such non-compliance could not, individually or in the aggregate, reasonably be expected to result in a material liability of a Loan Party or in any liability to the Lenders or the DIP Agent.

Section 6.13 Compliance with ERISA. Except for matters that individually or in the aggregate could not reasonably be expected to result in liability of a Loan Party in an aggregate amount exceeding $3,000,000 for all periods, no Loan Party shall directly or indirectly: (a) engage in any transaction in connection with which the Borrower or any Restricted Subsidiary could be subjected to either a civil penalty assessed pursuant to section 502(c), (i) or (l) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code; (b) terminate, or permit any member of the Controlled Group to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability to the Borrower, any Restricted Subsidiary or any member of the Controlled Group to the PBGC; (c) fail to make, or permit any member of the Controlled Group to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, a Restricted Subsidiary or member of the Controlled Group is required to pay as contributions thereto; (d) permit to exist, or allow any Restricted Subsidiary or any member of the Controlled Group to permit to exist, any accumulated funding deficiency (or unpaid minimum required contribution for plan years after December 31, 2007) within the meaning of Section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan; (e) permit, or allow any member of the Controlled Group to permit, the actuarial present value of the benefit liabilities (as "actuarial present value of the benefit liabilities" shall have the meaning specified in section 4041 of ERISA) under any Plan that is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (f) contribute to or assume an obligation to contribute to, or permit any member of the Controlled Group to contribute to or assume an obligation to contribute to, any Multiemployer Plan; (g) acquire, or permit any member of the Controlled Group to acquire, an interest in any Person that causes such Person to become a member of the Controlled Group if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (h) incur, or permit any member of the Controlled Group to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA; or (i) contribute to or assume an obligation to contribute to any employee welfare benefit plan, as defined in section 3(1) of ERISA, maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any liability.

Section 6.14 Sale and Leaseback Transactions. No Loan Party shall sell or transfer to a Person any Property, whether now owned or hereafter acquired, if at the time or thereafter the Borrower or a Restricted Subsidiary shall lease as lessee such Property or any part thereof or other Property which the Borrower or a Restricted Subsidiary intends to use for substantially the same purpose as the Property sold or transferred.

Section 6.15 Limitation on Hedging. No Loan Party shall:

(a) purchase, assume, or hold (subject to the cure right set forth in the last proviso in Section 6.15(b) below) a speculative position in any commodities market or futures market or enter into any Hedging Arrangement for speculative purposes; or

(b) be party to, enter into, or otherwise maintain (subject to the cure right set forth in the last proviso in this Section 6.15(b)) any Hedging Arrangement which:

(i) is entered into for reasons other than as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions related to the Borrower's or its Restricted Subsidiaries' operations, or

(ii) covers (calculated separately for each type of Hydrocarbon), for the first two years following any date of determination:

(A) notional volumes (in the aggregate, taking into account all other Hedging Arrangements entered into by the Loan Parties) in excess of 85% of the anticipated production of gas volumes attributable to the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries, as reflected in the most recently delivered Reserve Report for each month during the period such Hedging Arrangement is in effect,

(B) notional volumes (in the aggregate, taking into account all other Hedging Arrangements entered into by the Loan Parties) in excess of 85% of the anticipated production of natural gas liquids volumes attributable to the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries, as reflected in the most recently delivered Reserve Report for each month during the period such Hedging Arrangement is in effect, or

(C) notional volumes (in the aggregate, taking into account all other Hedging Arrangements entered into by the Loan Parties) in excess of 85% of the anticipated production of oil volumes attributable to the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries, as reflected in the most recently delivered Reserve Report for each month during the period such Hedging Arrangement is in effect;

provided, however, that the volume limitations shall not apply to put option contracts that are not related to corresponding calls, collars or swaps (it being understood, however, that the notional volumes associated with such put options and related calls, collars, or swaps, shall not be double counted), or

(iii) covers (calculated separately for each type of Hydrocarbon), for the third, fourth and fifth years following any date of determination:

(A) notional volumes (in the aggregate, taking into account all other Hedging Arrangements entered into by the Loan Parties) in excess of the greater of (x) 85% of the anticipated production of gas volumes attributable to PDP Reserves of the Borrower and its Restricted Subsidiaries and (y) 65% of the anticipated production of gas volumes attributable to total Proven Reserves of the Borrower and its Restricted Subsidiaries, as reflected in the most recently delivered Reserve Report for each month during the period such Hedging Arrangement is in effect,

(B) notional volumes (in the aggregate, taking into account all other Hedging Arrangements entered into by the Loan Parties) in excess of the greater of (x) 85% of the anticipated production of natural gas liquids volumes attributable to PDP Reserves of the Borrower and its Restricted Subsidiaries and (y) 65% of the anticipated production of natural gas liquids volumes attributable to total Proven Reserves of the Borrower and its Restricted Subsidiaries, as reflected in the most recently delivered Reserve Report for each month during the period such Hedging Arrangement is in effect, or

(C) notional volumes (in the aggregate, taking into account all other Hedging Arrangements entered into by the Loan Parties) in excess of the greater of (x) 85% of the anticipated production of oil volumes attributable to PDP Reserves of the Borrower and its Restricted Subsidiaries and (y) 65% of the anticipated production of oil volumes attributable to total Proven Reserves of the Borrower and its Restricted Subsidiaries, as reflected in the most recently delivered Reserve Report for each month during the period such Hedging Arrangement is in effect;

provided, however, that the volume limitations shall not apply to put option contracts that are not related to corresponding calls, collars or swaps (it being understood, however, that the notional volumes associated with such put options and related calls, collars, or swaps, shall not be double counted), or

(vi) is longer than 60 months in duration from the date such Hedging Arrangement is entered into;

(v) is secured (unless such Hedging Arrangement is with a Swap Counterparty and is secured by the Collateral pursuant to the Loan Documents) or obligates any Loan Party to any margin call requirements or otherwise requires the Borrower or any of its Restricted Subsidiaries to put up money, assets or other security or includes any deferred premium payment; or

(vi) is with a counterparty other than a Lender or an Affiliate of a Lender;

provided that, if, as of any Test Date the aggregate notional volumes of all Hedging Arrangements covering natural gas, crude oil or natural gas liquids, respectively, for any month in the fiscal quarter preceding such Test Date exceed the actual volumes of production for such commodity for such month, then Borrower shall (A) furnish to DIP Agent, no later than 5:00 pm (Denver, Colorado time) on such Test Date, a statement setting forth in reasonable detail the calculation of such determination and (B) no later than 30 days after such Test Date, (1) furnish to DIP Agent an updated Reserve Report or other projections of anticipated production acceptable to the DIP Agent, (2) terminate, create off-setting positions or otherwise unwind existing Hedging Arrangements such that, at such time, future hedging volumes will otherwise comply with this Section 6.15 on a going forward basis, and (3) furnish to DIP Agent a certificate executed by a Responsible Officer certifying that as of the date of such certificate the Borrower is in compliance with Section 6.15; or

(c) be party to, enter into, or otherwise maintain any Hedging Arrangement which relates to interest rates if:

(i) such Hedging Arrangement relates to payment obligations on Debt which is not permitted to be incurred under Section 6.1 above,

(ii) the aggregate notional amount of all such Hedging Arrangements exceeds 75% of the anticipated outstanding principal balance of the Debt under this Agreement to be hedged by such Hedging Arrangements, or if the term of such Hedging Arrangements extends beyond the Maturity Date,

(iii) such Hedging Arrangement is with a counterparty other than a Lender or an Affiliate of a Lender,

(iv) as to any such Hedging Arrangement covering the Debt incurred under this Agreement, such Hedging Arrangement is made by the Borrower or one of its Restricted Subsidiaries with a counterparty that is not a Lender or an Affiliate of a Lender,

(v) is secured (unless such Hedging Arrangement is with a Swap Counterparty and is secured by the Collateral pursuant to the Loan Documents) or obligates any Loan Party to any margin call requirements or otherwise requires the Borrower or any of its Restricted Subsidiaries to put up money, assets or other security or includes any deferred premium payment, or

(vi) the floating rate index of such Hedging Arrangement does not generally match the index used to determine the floating rates of interest on the corresponding Debt to be hedged by such Hedging Arrangement.

provided that, notwithstanding anything in this Section 6.15 to the contrary, the Borrower is permitted to be party to the hedging arrangements contemplated under the Mercuria ISDA.

Section 6.16 Liquidity. At all times on and after the Effective Date, the sum of the Loan Parties’ Unrestricted Cash and Availability shall be no less than $10,000,000.

Section 6.17 Prepayment of Certain Debt and Other Obligations. Except as otherwise permitted by the DIP Orders or approved by the Bankruptcy Court pursuant to a Final Order, no Loan Party shall prepay, redeem, purchase, defease, terminate, novate, unwind or otherwise satisfy prior to the scheduled maturity or expiration thereof in any manner, or make any payment in violation of any subordination terms of, any Debt, except (a) the prepayment of the DIP Obligations in accordance with the terms of this Agreement, (b) payments in respect of Hedging Arrangements; and (c) regularly scheduled or required repayments or redemptions of Permitted Debt and refinancings and refundings of such Permitted Debt so long as such refinancings and refundings would otherwise comply with Section 6.1 and the DIP Orders.

Section 6.18 Gas Imbalances, Take-or-Pay or Other Prepayments. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, allow gas imbalances (other than those imbalances which (a) occur in the normal course of business and (b) do not exceed the greater of (x) 2% of the value of the Proven Reserves of the Loan Parties and (y) 5% of the value of the aggregate annual production of Hydrocarbons of the Loan Parties), take-or-pay obligations or prepayments with respect to the Oil and Gas Properties of the Borrower or any Restricted Subsidiary which would require the Borrower or any Restricted Subsidiary to deliver their respective Hydrocarbons produced on a monthly basis from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

Section 6.19 Sale or Discount of Receivables. Except for receivables obtained by the Borrower or any Restricted Subsidiary out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, neither the Borrower nor any Restricted Subsidiary will discount or sell (with or without recourse) to any other Person that is not the Borrower any of its notes receivable or accounts receivable.

Section 6.20 [Reserved].

Section 6.21 Limitation on Leases. The Borrower will not, and will not permit any other Loan Party to, create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal but excluding Capital Leases to the extent such Capital Leases do not go beyond the value and terms of the leased property and leases of Hydrocarbon Interests), under leases or lease agreements which would cause the aggregate amount of all payments made by the Borrower and the other Loan Parties pursuant to all such leases or lease agreements, including any residual payments at the end of any lease, to exceed $5,000,000 in any period of twelve consecutive calendar months during the life of such leases.

Section 6.22 Subsidiaries. Except in connection with the Cases, the Borrower will not, and will not permit any other Loan Party to, create or acquire any additional Subsidiary without the consent of the Majority Lenders. The Borrower shall not, and shall not permit any Restricted Subsidiary to, sell, assign or otherwise dispose of any Equity Interests in any Restricted Subsidiary except in compliance with Section 6.7. Neither the Borrower nor any Restricted Subsidiary shall have any Restricted Subsidiary that is a Foreign Subsidiary.

Section 6.23 Marketing Activities. The Borrower will not, and will not permit any other Loan Party to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (a) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their proved Oil and Gas Properties during the period of such contract, (b) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Borrower and the other Loan Parties that the Borrower or one of the other Loan Parties has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (c) other contracts for the purchase and/or sale of Hydrocarbons of third parties (i) which have generally offsetting provisions (i.e., corresponding pricing mechanics, delivery dates and points and volumes) such that no "position" is taken and (ii) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.

Section 6.24 Sanctions. The Borrower shall not, and shall not permit any other Loan Party, to directly or indirectly, use the proceeds of any Borrowing, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Issuing Lender, DIP Agent, or otherwise) of Sanctions, Anti-Money Laundering Laws or of the FCPA.

Section 6.25 Deposit Accounts. No Loan Party will maintain any deposit account or securities account except in accordance with the terms and conditions of Section 5.8.

Section 6.26 OZ Preferred Equity. Notwithstanding anything in Section 6.7(c) to the contrary and subject to any necessary order of the Bankruptcy Court, no Loan Party shall amend, supplement, modify or restate any of the OZ Preferred Equity Documents without the prior written consent of the DIP Agent and the Majority Lenders.

Section 6.27 [Reserved].

Section 6.28 [Reserved].

Section 6.29 Additional Collateral for Prepetition Secured Obligations. The Borrower will not, and will not permit its Subsidiaries to, grant a Lien on any property or asset to secure the Prepetition Secured Facility (other than pursuant to the DIP Orders) or provide any additional guaranty or other credit enhancement in favor of the Prepetition Agent or any Prepetition Secured Parties in connection with the Prepetition Secured Obligations without first (i) giving prior written notice thereof to the DIP Agent (which the Borrower shall endeavor to provide at least 15 days prior to such Lien being granted), (ii) to the extent not already covered thereby, granting to the DIP Agent to secure the DIP Obligations an Acceptable Security Interest on such same property or assets in form and substance reasonably satisfactory to the DIP Agent, and (iii) providing the same guaranty or other credit enhancement in favor of the DIP Agent in connection with the DIP Obligations.

Section 6.30 Prepetition Secured Obligations. Until the Discharge of DIP Obligations, the Borrower will not, and will not permit any Loan Party to, use the proceeds of the Loans, the Letters of Credit or cash collateral to pay Prepetition Secured Obligations, except as permitted by the DIP Orders or this Agreement.

Section 6.31 Changes to DIP Orders. Without the consent of the DIP Agent and the Majority Lenders, none of the Loan Parties shall file a motion (or support any motion) seeking to amend or otherwise modify any DIP Order.

Section 6.32 Actions Requiring Majority Lender Consent. Without the reasonable consent of the Majority Lenders, the Borrower will not, and will not permit any Loan Party to, (i) make any motion to the Bankruptcy Court to authorize any actions or transactions (including authorization to sell assets) under Section 363 of the Bankruptcy Code (except for assets sales that are permitted under the Loan Documents), (ii) make any motions to approve any compromise or settlement under Rule 9019, or (iii) file with the Bankruptcy Court any plan of reorganization or liquidation and related disclosure statement.

Section 6.33 Executory Contracts. Without first consulting the DIP Agent, the Borrower will not, and will not permit any Loan Party to, enter into settlements with respect to the assumption, assumption and assignment or rejection of any executory contracts or unexpired leases under the Bankruptcy Code, or fail to consult with the DIP Agent with respect to any such assumption or such assumption and assignment or such rejection before the motion therefore is entered by the Bankruptcy Court, regardless of whether any settlement is contemplated.

Section 6.34 Non-Obligor Entities. Notwithstanding anything to the contrary contained herein, the Borrower will not, and will not permit any Loan Party to, (a) create, assume, incur or suffer to exist any Lien on or in respect of any of its Property for the benefit of any Subsidiary that is not a Loan Party, (b) sell, assign, pledge, or otherwise transfer any of its Properties to any Subsidiary that is not a Loan Party, or (c) make or permit to exist any loans, advances, or capital contributions to, or make any investment in, or purchase or commit to purchase any stock or other securities or evidences of indebtedness of or interests in, any Subsidiary that is not a Loan Party or in any Properties of any Subsidiary that is not a Loan Party other than, without duplication, the loans, advances, capital contributions, investments, and commitments made prior to the date hereof in any Subsidiary that is not a Loan Party; provided that, the respective amounts of such loans, advances, capital contributions, investments, and commitments shall not be increased (other than by appreciation).

ARTICLE 7
DEFAULT AND REMEDIES

Section 7.1 Events of Default. The occurrence of any of the following events shall constitute an "Event of Default" under this Agreement and any other Loan Document:

(a) Payment Failure. Any Loan Party (i) fails to pay any principal when due under this Agreement or (ii) fails to pay, within three Business Days of when due, any interest or other amount due under this Agreement or any other Loan Document, including payments of fees, reimbursements, and indemnifications;

(b) False Representation or Warranties. Any representation or warranty made or deemed to be made by any Loan Party or any officer thereof in this Agreement, in any other Loan Document or in any certificate delivered in connection with this Agreement or any other Loan Document is incorrect, false or otherwise misleading in any material respect at the time it was made or deemed made (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof);

(c) Breach of Covenant. (i) Any breach by any Loan Party of any of the covenants in Section 5.1, Section 5.2(h), Section 5.3(a), Section 5.6, Section 5.12, Section 5.16, Section 5.17, or Article 6 of this Agreement, (ii) any breach by any Loan Party of the covenants in Section 5.2(v) or Section 5.2(w) and such breach shall remain unremedied for three Business Days, or (iii) any breach by any Loan Party of any other covenant contained in this Agreement or any other Loan Document (except as otherwise provided in Section 7.1(a)) and such breach shall remain unremedied for a period of thirty days following the earlier of (A) the date on which DIP Agent gave notice of such failure to Borrower and (B) the date any officer of the Borrower or any Restricted Subsidiary acquires knowledge of such failure (such grace period to be applicable only in the event such Default can be remedied by corrective action of the Borrower or any Restricted Subsidiary);

(d) Guaranties. Any provisions in the Guaranties shall at any time and for any reason (other than in accordance with the terms thereof and the other Loan Documents) cease to be in full force and effect and valid and binding on the Guarantors party thereto or shall be contested by any party thereto; any Guarantor shall deny it has any liability or obligation under such Guaranties; or any Guarantor shall cease to exist other than as expressly permitted by the terms of this Agreement;

(e) Security Documents. Any Security Document shall at any time and for any reason cease to create an Acceptable Security Interest in the Property purported to be subject to such agreement in accordance with the terms of such agreement or any material provisions thereof shall cease to be in full force and effect and valid and binding on the Loan Party that is a party thereto or any such Loan Party shall so state in writing (unless released or terminated pursuant to the terms of such Security Document);

(f) Cross-Default. (i) the Borrower or any Guarantor shall fail to pay any principal of or premium or interest on its Debt which is outstanding in a principal amount of at least $3,000,000 individually or when aggregated with all such Debt of the Borrower and the Restricted Subsidiaries so in default (but excluding the DIP Obligations) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt, and such payment is not stayed by the filing of the voluntary petition to commence the Cases and is otherwise permitted to be paid under this Agreement and the DIP Orders; (ii) any other event shall occur or condition (including, without limitation, any "event of default" or "termination event" in respect of any Hedging Arrangement) shall exist under any agreement or instrument relating to Debt which is outstanding in a principal amount of at least $3,000,000 individually or when aggregated with all such Debt of the Borrower and the Restricted Subsidiaries so in default (other than the DIP Obligations), and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt prior to the stated maturity thereof, which is not stayed by the filing of the voluntary petition to commence the Cases; or (iii) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment) which is not stayed by the filing of the voluntary petition to commence the Cases; provided that, for purposes of this paragraph (f), the "principal amount" of the obligations in respect of Hedging Arrangements at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that would be required to be paid if such Hedging Arrangements were terminated at such time;

(g) [Reserved];

(h) Settlements; Adverse Judgment. The Borrower or any of its Restricted Subsidiaries enters into a settlement of any claim against any of them when a suit has been filed or suffers final judgments against any of them since the date of this Agreement in an aggregate amount, less any insurance proceeds covering such settlements or judgments which are received or as to which the insurance carriers admit liability, greater than $3,000,000 and (i) in the case of a settlement of a claim, the same shall remain undischarged or unsatisfied for a period of 30 days after such liability is due and owing and (ii) in the case of final judgments, either (A) enforcement proceedings shall have been commenced by any creditor upon such judgments or (B) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgments, by reason of a pending appeal or otherwise, shall not be in effect (including the Automatic Stay under the Cases);
(i) Termination Events. Any Termination Event shall have occurred, and, 30 days after notice thereof shall have been given to the Borrower by the DIP Agent, such Termination Event shall not have been corrected and shall have created and caused to be continuing a material risk of Plan termination or liability for withdrawal from the Plan as a "substantial employer" (as defined in Section 4001(a)(2) of ERISA), which termination could reasonably be expect to result in a liability of, or liability for withdrawal could reasonably be expected to be, greater than $3,000,000;

(j) Plan Withdrawals. The Borrower or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and such withdrawing employer shall have incurred a withdrawal liability in an annual amount exceeding $3,000,000;

(k) Loan Documents; Lien. Any material provision of any Loan Document shall for any reason cease to be valid and binding on a Loan Party or any of their respective Subsidiaries or any such Person shall so state in writing or the DIP Agent shall fail to have an Acceptable Security Interest in Property required to be Collateral under the Loan Documents, except, in each case, to the extent the foregoing occurs in accordance with the terms of the Loan Documents;

(l) Change in Control. The occurrence of a Change in Control;

(m) Termination of Existence or Dissolution. Except as permitted under Section 6.7, any Loan Party shall terminate its existence or dissolve; or

(n) OZ Preferred Equity. Any Loan Party breaches any payment obligation under the OZ Preferred Equity Documents which is not stayed by the filing of the voluntary petition to commence the Cases and is otherwise permitted to be paid under this Agreement and by the DIP Orders or, subject to all applicable grace periods, any Loan Party is otherwise in non-compliance with the terms and provisions of the OZ Preferred Equity Documents to the extent that such non-compliance results in any of the OZ Preferred Equity becoming redeemable by the holder thereof and such non-compliance and redemption is not stayed by the filing of the voluntary petition to commence the Cases;

(o) Bankruptcy Events of Default.

(i) an order shall be entered dismissing a Case or converting a Case to a case under Chapter 7 of the United States Bankruptcy Code;

(ii) an order shall be entered terminating or reducing the Loan Parties’ exclusivity period for proposing a Plan of Reorganization;

(iii) an order with respect to any of the Cases shall be entered appointing, or any Loan Party shall file an application for an order with respect to any of the Cases seeking the appointment of (i) a trustee under Section 1104 of the United States Bankruptcy Code or (ii) an examiner or any other Person with enlarged powers relating to the operation of the business of any Loan Party (i.e., powers beyond those set forth in Sections 1104(d) and 1106(a)(3) and (4) of the United States Bankruptcy Code) under Section 1106(b)(3) and 1106(b)(4) of the United States Bankruptcy Code;

(iv) an order shall be entered that is not stayed pending appeal granting relief from the Automatic Stay to any creditor of a Loan Party with respect to any claim against any property that, when taken together with all other claims with respect to which orders entered on the docket of the Bankruptcy Court that are not stayed pending appeal granting relief from the Automatic Stay with respect to the Credit Parties’ Collateral, exceeds $2,500,000;

(v) with respect to any Case, an order shall be entered or a Loan Party shall apply for the authority, without the prior written consent of the Majority Lenders, (i) to revoke, reverse, stay, vacate or otherwise modify the DIP Orders or this Agreement in a manner adverse to any DIP Secured Party or in a manner inconsistent with the Loan Documents, any Hedging Arrangement, or any documents evidencing Bank Services Obligations, (ii) to permit any administrative expense or any claim (now existing or hereafter arising, of any kind or nature whatsoever) to have administrative priority equal or superior to the priority of the DIP Secured Parties in respect of the DIP Obligations, or the Prepetition Secured Parties in respect of the Prepetition Secured Obligations, in each case other than the Carve Out and the Non-Primed Excepted Liens (to the extent, and only to the extent, set forth in the DIP Orders), (iii) to terminate or deny use of cash collateral by the Loan Parties, or (iv) to grant or permit the grant of a lien that is equal in priority with or senior to the Liens securing the DIP Obligations or the Prepetition Secured Obligations other than the Carve Out, Hedging Arrangements, and the Non-Primed Excepted Liens (to the extent, and only to the extent, set forth in the DIP Orders);

(vi) an order shall be entered by the Bankruptcy Court confirming a plan of reorganization or liquidation in any of the Cases which does not (i) contain a provision for the Discharge of DIP Obligations on or before the effective date of such plan or plans upon entry thereof, or is not otherwise acceptable to (x) the DIP Agent and (y) the Lenders or otherwise adversely affects the rights of the DIP Agent or the Lenders, and (ii) provide for the continuation of the Liens and security interests granted to the DIP Agent for the benefit of the DIP Secured Parties and priorities until such plan effective date;

(vii) failure of the Loan Parties to comply with the DIP Orders in any material respect;

(viii) any payment of or granting of adequate protection with respect to Prepetition Secured Obligations (other than as contemplated and permitted by the DIP Orders, the Loan Documents, the Approved Budget or otherwise approved by the DIP Agent and the Majority Lenders and the Bankruptcy Court, including pursuant to the DIP Orders);

(ix) an application for an order described in clause (o)(vi) above shall be made by (i) a Loan Party or (ii) a Person other than a Loan Party and such application is not contested on a timely basis, by the Loan Parties in good faith, in each case, other than any such application made in contemplation of the Discharge of DIP Obligations, provided that concurrently therewith the Discharge of DIP Obligations occurs;

(x) the commencement of any adversary proceeding, contested matter or other action by any Loan Party asserting in writing any claims or defenses against any of the Prepetition Agent or the Prepetition Secured Parties with respect to the obligations of any Loan Party thereunder or the Liens granted to Prepetition Agent or Prepetition Secured Parties to secure the Prepetition Secured Obligations, except as permitted under the Interim Order or the Final DIP Order;

(xi) an order shall be entered approving the sale of all or substantially all assets of the Debtors without the prior written consent of the DIP Agent and the Lenders;

(xii) failure to timely comply with any of the Milestones; except to the extent such Milestone is extended to a later date with the consent of the DIP Agent and the Majority Lenders (except where any such breach occurs as a result of the Bankruptcy Court ceasing to operate, including telephonically, due to events and circumstances surrounding the virus known as COVID-19, in which case such breach shall be subject to a 10 day cure or such later date as may be approved by the DIP Agent and the Majority Lenders); or

(xiii) any Loan Party shall commence a suit or proceeding or shall support a suit or proceeding against the DIP Agent or any other DIP Secured Party in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein.

Section 7.2 Optional Acceleration of Maturity. If any Event of Default shall have occurred and be continuing, then, and in any such event, the automatic stay of Section 362 of the Bankruptcy Code shall be automatically vacated without further order of the Bankruptcy Court, without the need for filing any motion for relief from the automatic stay or any other pleading, for the limited purpose of (a) permitting the DIP Agent, at the request of the Majority Lenders, by notice to the Borrower (such notice, a “Remedies Notice”), to take either or both of the following actions, at the same or different times: (i) terminate the New Money Commitments, and thereupon the New Money Commitments shall terminate immediately, and/or (ii) declare the New Money Loans to be immediately due and payable in full, to the extent set forth herein; and (b) filing such Remedies Notice on the Bankruptcy Court’s docket. Following the filing of the Remedies Notice on the Bankruptcy Court’s docket, the DIP Agent may file an emergency motion, upon five (5) Business Days’ written notice to the Loan Parties from the DIP Agent, acting on instruction of the Majority Lenders in their sole and absolute discretion, seeking to obtain the Bankruptcy Court’s determination that (a) an Event of Default has occurred, (b) the DIP Agent is entitled to seek relief from the automatic stay of Section 362 of the Bankruptcy Code to enforce any and all liens and security interests created pursuant to any of the Loan Documents, and (c) subject to obtaining an order granting relief from the automatic stay, to permit the DIP Agent, on behalf of the DIP Secured Parties, to do any of the following: (A) enforce any and all liens and security interests created pursuant to any of the Loan Documents or any other document purporting to create a lien in favor of the Lenders (or otherwise foreclose on the Collateral), including, without limitation assuming control over the use of cash in any cash collateral accounts; (B) enforce all rights under the Guaranties; (C) charge the Default Rate of interest on the Loans; (D) declare the Loans and other DIP Obligations to be due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Loan Party, and (E) exercise any and all of its or their other rights and remedies (whether as a secured creditor or otherwise) under the Loan Documents and under applicable law (including, but not limited to, the Bankruptcy Code and the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction). In connection with any sale of any of the Loan Parties’ assets under section 363 of the Bankruptcy Code, a Chapter 11 plan of reorganization, or any equivalent thereof under any other law, the DIP Agent, at the direction of the Majority Lenders, shall have the absolute right to credit bid any portion, up to the full amount, of all DIP Obligations. For the avoidance of doubt, it is understood and agreed that the Remedies Notice is a one-time requirement and is not required to be delivered with each exercise of remedies.

In the case of the occurrence and continuation of an Event of Default, the DIP Agent and the Lenders will have all other rights and remedies available at law and equity and as provided in the DIP Orders.

Section 7.3 [Reserved].

Section 7.4 Set-off. Upon the occurrence and during the continuance of any Event of Default, subject to the DIP Orders and upon delivery of the Remedies Notice in accordance with Section 7.2 (including the five (5) Business Days prior delivery time period required thereunder), the DIP Agent and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the DIP Agent or such Lender to or for the credit or the account of any Loan Party against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, the Notes held by the DIP Agent or such Lender, and the other Loan Documents, irrespective of whether or not the DIP Agent or such Lender shall have made any demand under this Agreement, such Note, or such other Loan Documents, and although such obligations may be unmatured. Each Lender agrees to promptly notify the Borrower after any such set‑off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set‑off and application. The rights of the DIP Agent and each Lender under this Section 7.4 are in addition to any other rights and remedies (including, without limitation, other rights of set‑off) which the DIP Agent or such Lender may have.

Section 7.5 Remedies Cumulative, No Waiver. No right, power, or remedy conferred to the DIP Agent, the Issuing Lender and the Lenders in this Agreement or the Loan Documents, or now or hereafter existing at law, in equity, by statute, or otherwise shall be exclusive, and each such right, power, or remedy shall to the full extent permitted by law be cumulative and in addition to every other such right, power or remedy. No course of dealing and no delay in exercising any right, power, or remedy conferred to the DIP Agent, the Issuing Lender and the Lenders in this Agreement and the Loan Documents or now or hereafter existing at law, in equity, by statute, or otherwise shall operate as a waiver of or otherwise prejudice any such right, power, or remedy. Any Lender may cure any Event of Default without waiving the Event of Default. No notice to or demand upon the Borrower or any other Loan Party shall entitle the Borrower or any other Loan Party to similar notices or demands in the future.

Section 7.6 Application of Payments. Prior to an Event of Default, all payments made hereunder shall be applied by the DIP Agent as directed by the Borrower in accordance with the terms of this Agreement, including the application of prepayments according to Section 2.5 and Section 2.12. Upon the occurrence and during the continuance of an Event of Default, all payments and collections received by the DIP Agent (other than as a result of the exercise of remedies against Collateral or against the Borrower or any Subsidiary) shall be applied by the DIP Agent in its discretion, but subject to the terms of this Agreement, including the application of prepayments according to Section 2.5 and Section 2.12. During the existence of an Event of Default, all payments and collections received by the DIP Agent as a result of the exercise of remedies against Collateral or against the Borrower or any Restricted Subsidiary shall be applied to the DIP Obligations in accordance with Section 2.12 and otherwise in the following order:

FIRST, to the payment of all costs and expenses incurred by the DIP Agent (in its capacity as such hereunder or under any other Loan Document) in connection with this Agreement or any of the DIP Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the DIP Agent as secured party hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

SECOND, to the payment of all accrued interest constituting part of the DIP Obligations (the amounts so applied to be distributed ratably among the DIP Secured Parties in accordance with the amounts of the DIP Obligations described in this clause "SECOND" owed to them on the date of any such distribution);

THIRD, to the payment of any DIP Obligations not addressed in clauses "FIRST" or "SECOND" of this Section 7.6 (including, without limitation, any principal, fees or expenses, Letter of Credit Obligations, Obligations to make deposits into the Cash Collateral Account, Secured Obligations owing to Swap Counterparties in respect of Hedging Arrangements, and Banking Services Obligations) constituting part of the DIP Obligations (the amounts so applied to be distributed ratably among the DIP Secured Parties in accordance with the amounts of the Secured Obligations described in this clause "THIRD" owed to them on the date of any such distribution); and

FOURTH, to the Loan Parties, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

Notwithstanding the foregoing, payments and collections received by the Lender from any Loan Party that is not a Qualified ECP Guarantor (and any proceeds received in respect of such Loan Party's Collateral shall not be applied to Excluded Swap Obligations with respect to any Loan Party, provided, however, that the DIP Agent shall make such adjustments as it determines are appropriate with respect to payments and collections received from the other Loan Parties (or proceeds received in respect of such other Loan Parties' Collateral) to preserve, as nearly as possible, the allocation to Secured Obligations otherwise set forth above in this Section 7.6 (assuming that, solely for purposes of such adjustments, Secured Obligations includes Excluded Swap Obligations).

Section 7.7 Credit Bidding.

(a) The DIP Agent, on behalf of itself and the DIP Secured Parties, with the consent of the Majority Lenders, shall have the right to credit bid and purchase for the benefit of the DIP Agent and the DIP Secured Parties all or any portion of Collateral at any sale thereof conducted by the DIP Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the DIP Agent (whether by judicial action or otherwise) in accordance with Applicable Law. Such credit bid or purchase may be completed through one or more acquisition vehicles formed by the DIP Agent to make such credit bid or purchase and, in connection therewith, the DIP Agent is authorized, on behalf of itself and the other DIP Secured Parties, to adopt documents providing for the governance of the acquisition vehicle or vehicles, and assign the applicable DIP Obligations to any such acquisition vehicle in exchange for Equity Interests and/or debt issued by the applicable acquisition vehicle (which shall be deemed to be held for the ratable account of the applicable DIP Secured Parties on the basis of the DIP Obligations so assigned by each DIP Secured Party).

(b) Each Lender hereby agrees, on behalf of itself and each of its Affiliates that is a DIP Secured Party, that, except as otherwise provided in any Loan Document or with the written consent of the DIP Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any of the Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.

ARTICLE 8
THE DIP AGENT

Section 8.1 Appointment, Powers, and Immunities. (a) Each of the Lenders and the Issuing Lender hereby irrevocably appoints Wells Fargo Bank, National Association to act on its behalf as the DIP Agent hereunder and under the other Loan Documents and authorizes the DIP Agent to take such actions on its behalf and to exercise such powers as are delegated to the DIP Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the DIP Agent, the Lenders and the Issuing Lender, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term "agent" herein or in any other Loan Documents (or any other similar term) with reference to the DIP Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) Each Lender irrevocably appoints the DIP Agent as its agent and bailee for the purpose of perfecting Liens (whether pursuant to Section 8-301(a)(2) of the UCC or otherwise), for the benefit of the DIP Secured Parties, in assets in which, in accordance with the UCC or any other applicable Legal Requirement a security interest can be perfected by possession or control. Should any Lender (other than the DIP Agent) obtain possession or control of any such Collateral, such Lender shall notify the DIP Agent thereof, and, promptly following the DIP Agent's request therefor, shall deliver such Collateral to the DIP Agent or otherwise deal with such Collateral in accordance with the DIP Agent's instructions.

Section 8.2 Rights as a Lender. Such Persons serving as the DIP Agent hereunder shall each have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the DIP Agent, and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Persons serving as the DIP Agent hereunder in its individual capacity. Such Persons and their Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Restricted Subsidiary or other Affiliate thereof as if such Person were not the DIP Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.3 Exculpatory Provisions.

(a) The DIP Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and their respective duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the DIP Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the DIP Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the DIP Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the DIP Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the DIP Agent or any of their Affiliates in any capacity.

(b) The DIP Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders or Required Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary, or as the DIP Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.3 and Section 7.2), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The DIP Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the DIP Agent in writing by the Borrower, a Lender or the Issuing Lender.

(c) The DIP Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the DIP Agent.

Section 8.4 Reliance by DIP Agent. The DIP Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The DIP Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the DIP Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the DIP Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The DIP Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.5 Delegation of Duties. The DIP Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the DIP Agent. The DIP Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the DIP Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facility evidenced by this Agreement as well as activities as the DIP Agent. The DIP Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the DIP Agent acted with gross negligence or willful misconduct in the selection of such sub‑agents.

Section 8.6 Resignation of DIP Agent.

(a) The DIP Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the approval of the Borrower so long as no Default or Event of Default shall have occurred and is continuing (such approval not to be unreasonably withheld), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring DIP Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the "Resignation Effective Date"), then the retiring DIP Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lender, appoint a successor DIP Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b) If the Person serving as DIP Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, or, so long as no Default or Event of Default has occurred or is continuing, upon the request of the Borrower, the Required Lenders shall, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as DIP Agent and, so long as no Default or Event of Default has occurred and is continuing, with the approval of the Borrower (such approval not to be unreasonably withheld), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the "Removal Effective Date"), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed DIP Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments owed to the retiring or removed DIP Agent, all payments, communications and determinations provided to be made by, to or through the DIP Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor DIP Agent as provided for above. Upon the acceptance of a successor's appointment as DIP Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed DIP Agent (other than any rights to indemnity payments owed to the retiring or removed DIP Agent), and the retiring or removed DIP Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor DIP Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed DIP Agent's resignation or removal hereunder and under the other Loan

Documents, the provisions of this Article and Section 11.1 shall continue in effect for the benefit of such retiring or removed DIP Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed DIP Agent was acting as DIP Agent. The DIP Agent and each successor DIP Agent shall provide the documentation described in Section 2.13(i) on or prior to the date on which such person becomes the DIP Agent hereunder.

Section 8.7 Non-Reliance on DIP Agent and Other Lenders. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the DIP Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the DIP Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.8 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or any other titles, if any, listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the DIP Agent, a Lender or the Issuing Lender hereunder.

Section 8.9 DIP Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the DIP Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the DIP Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lender and the DIP Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lender and the DIP Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lender and the DIP Agent under Section 2.7, Section 11.1 and Section 11.2) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Lender to make such payments to the DIP Agent and, in the event that the DIP Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the DIP Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the DIP Agent and its agents and counsel, and any other amounts due the DIP Agent under Section 2.7, Section 11.1, or Section 11.2.

Section 8.10 Collateral and Guaranty Matters.

(a) The DIP Secured Parties irrevocably authorize the DIP Agent, at its option and in its discretion,

(i) to release any Lien on any property granted to or held by the DIP Agent under any Loan Document (A) upon Discharge of DIP Obligations, (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, (C) constituting property in which no Loan Party owned an interest at the time the Lien was granted or at any time thereafter, or (D) constituting property leased to any Loan Party under a lease which has expired or has been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by such Loan Party to be, renewed or extended, or (E) if approved, authorized or ratified in writing by the Majority Lenders, except to the extent Section 11.3 would require the consent of all Lenders;

(ii) to subordinate any Lien on any property granted to or held by the DIP Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.1(d);

(iii) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted under the Loan Documents; and

(iv) to take any action in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the DIP Secured Parties under the Loan Documents or applicable Legal Requirements.
Upon request by the DIP Agent at any time, the DIP Secured Parties will confirm in writing the DIP Agent's authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 8.10. By accepting the benefit of the Liens granted pursuant to the Security Documents, each DIP Secured Party hereby agrees to the terms of this paragraph (a).

(b) The DIP Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the DIP Agent's Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the DIP Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(c) Notwithstanding anything contained in any of the Loan Documents to the contrary, the Loan Parties, the DIP Agent, and each DIP Secured Party hereby agree that no DIP Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranties, it being understood and agreed that all powers, rights and remedies hereunder and under the Security Documents may be exercised solely by DIP Agent on behalf of the DIP Secured Parties in accordance with the terms hereof and the other Loan Documents. By accepting the benefit of the Liens granted pursuant to the Security Documents, each DIP Secured Party not party hereto hereby agrees to the terms of this paragraph (c).

ARTICLE 9
GUARANTY
Section 9.1 Guaranty.

(a) Each Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment and performance, when due, whether at stated maturity, by acceleration or otherwise, of all DIP Obligations (including all Banking Services Obligations and obligations of any of the Loan Parties owing to Swap Counterparties under any Hedging Arrangements), whether absolute or contingent and whether for principal, interest (including, without limitation, interest that but for the existence of a bankruptcy, reorganization or similar proceeding would accrue), fees, amounts owing in respect of Letter of Credit Obligations, amounts required to be provided as collateral, indemnities, expenses or otherwise (collectively, the “Guaranteed Obligations”). Without limiting the generality of the foregoing, each Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower or any Loan Party to the DIP Agent, the Issuing Lender or any Lender under the Loan Documents and by the Borrower or any Loan Party to the Swap Counterparty but for the fact that they are unenforceable or not allowable due to insolvency or the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower or any Loan Party. Notwithstanding the foregoing, the Guaranteed Obligations shall not include any Excluded Swap Obligations.

(b) In order to provide for just and equitable contribution among the Guarantors, the Guarantors agree that in the event a payment shall be made on any date under this Guaranty by any Guarantor (the “Funding Guarantor”), each other Guarantor (each a "Contributing Guarantor") shall indemnify the Funding Guarantor in an amount equal to the amount of such payment, in each case multiplied by a fraction the numerator of which shall be the net worth of the Contributing Guarantor as of such date and the denominator of which shall be the aggregate net worth of all the Contributing Guarantors together with the net worth of the Funding Guarantor as of such date. Any Contributing Guarantor making any payment to a Funding Guarantor pursuant to this Section 9.1(b) shall be subrogated to the rights of such Funding Guarantor to the extent of such payment.

(c) Anything contained in this Guaranty to the contrary notwithstanding, the obligations of each Guarantor under this Guaranty on any date shall be limited to a maximum aggregate amount equal to the largest amount that would not, on such date, render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code of the United States or any applicable provisions of comparable laws relating to bankruptcy, insolvency, or reorganization, or relief of debtors (collectively, the “Fraudulent Transfer Laws”), but only to the extent that any Fraudulent Transfer Law has been found in a final non-appealable judgment of a court of competent jurisdiction to be applicable to such obligations as of such date, in each case:

(i) after giving effect to all liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws, but specifically excluding:

(A) any liabilities of such Guarantor in respect of intercompany indebtedness to the Borrower or other affiliates of the Borrower to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder;

(B) any liabilities of such Guarantor under this Guaranty; and

(C) any liabilities of such Guarantor under each of its other guaranties of and joint and several co-borrowings of Debt, in each case entered into on the date this

Guaranty becomes effective, which contain a limitation as to maximum amount substantially similar to that set forth in this Section 9.1(c) (each such other guaranty and joint and several co-borrowing entered into on the date this Guaranty becomes effective, a “Competing Guaranty”) to the extent such Guarantor's liabilities under such Competing Guaranty exceed an amount equal to (1) the aggregate principal amount of such Guarantor's obligations under such Competing Guaranty (notwithstanding the operation of that limitation contained in such Competing Guaranty that is substantially similar to this Section 9.1(c)), multiplied by (2) a fraction (i) the numerator of which is the aggregate principal amount of such Guarantor's obligations under such Competing Guaranty (notwithstanding the operation of that limitation contained in such Competing Guaranty that is substantially similar to this Section 9.1(c)), and (ii) the denominator of which is the sum of (x) the aggregate principal amount of the obligations of such Guarantor under all other Competing Guaranties (notwithstanding the operation of those limitations contained in such other Competing Guaranties that are substantially similar to this Section 9.1(c)), (y) the aggregate principal amount of the obligations of such Guarantor under this Guaranty (notwithstanding the operation of this Section 9.1(c)), and (z) the aggregate principal amount of the obligations of such Guarantor under such Competing Guaranty (notwithstanding the operation of that limitation contained in such Competing Guaranty that is substantially similar to this Section 9.1(c)); and

(ii) after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Guarantor pursuant to applicable law or pursuant to the terms of any agreement (including any such right of contribution under Section 9.1(b)).

Section 9.2 Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any DIP Secured Party with respect thereto but subject to Section 9.1(c) above. The obligations of each Guarantor under this Guaranty are independent of the Guaranteed Obligations or any other obligations of any other Person under the Loan Documents or in connection with any Hedging Arrangement, and a separate action or actions may be brought and prosecuted against a Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower, any other Guarantor or any other Person or whether the Borrower, any other Guarantor or any other Person is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives, to the extent not prohibited by applicable law, any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto or any part of the Guaranteed Obligations being irrecoverable;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of any Person under the Loan Documents or any agreement or instrument relating to Hedging Arrangements with a Swap Counterparty, or any other amendment or waiver of or any consent to departure from any Loan Document or any agreement or instrument relating to Hedging Arrangements with a Swap Counterparty, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or otherwise;

(c) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other obligations of any other Person under the Loan Documents or any other assets of the Borrower or any Guarantor;

(e) any change, restructuring or termination of the corporate structure or existence of the Borrower or any Guarantor;

(f) any failure of any DIP Secured Party to disclose to the Borrower or any Guarantor any information relating to the business, condition (financial or otherwise), operations, properties or prospects of any Person now or in the future known to the DIP Agent, the Issuing Lender, any Lender or any other DIP Secured Party (and each Guarantor hereby irrevocably waives any duty on the part of any DIP Secured Party to disclose such information);

(g) any signature of any officer of the Borrower or any Guarantor being mechanically reproduced in facsimile or otherwise; or

(h) any other circumstance or any existence of or reliance on any representation by any DIP Secured Party that might otherwise constitute a defense available to, or a discharge of, the Borrower (other than payment or performance), any Guarantor or any other guarantor, surety or other Person.

Section 9.3 Continuation, Reinstatements, Etc. Each Guarantor agrees that, to the extent that payments of any of the Guaranteed Obligations are made, or any DIP Secured Party receives any proceeds of collateral, and such payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, or otherwise required to be repaid, then to the extent of such repayment the Guaranteed Obligations shall be reinstated and continued in full force and effect as of the date such initial payment or collection of proceeds occurred. EACH GUARANTOR SHALL DEFEND AND INDEMNIFY EACH SECURED PARTY FROM AND AGAINST ANY claim, damage, loss, liability, cost, or expense UNDER THIS SECTION 9.3 (INCLUDING REASONABLE ATTORNEYS' FEES AND EXPENSES) IN THE DEFENSE OF ANY SUCH ACTION OR SUIT, INCLUDING SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, OR EXPENSE ARISING AS A RESULT OF THE INDEMNIFIED DIP SECURED PARTY'S OWN NEGLIGENCE BUT EXCLUDING SUCH CLAIM< DAMAGE, LOSS, LIABILITY, COST, OR EXPENSE THAT IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNIFIED SECURED PARTY'S GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT; PROVIDED, HOWEVER, THAT IT IS THE INTENTION OF THE PARTIES HERETO THAT EACH INDEMNIFIED SECURED PARTY BE INDEMNIFIED IN THE CASE OF ITS OWN NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE), REGARDLESS OF WHETHER SUCH

NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL.

Section 9.4 Waivers and Acknowledgments. Each Guarantor, to the extent not prohibited by applicable law, hereby waives promptness, diligence, presentment, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any DIP Secured Party protect, secure, perfect or insure any Lien or any property or exhaust any right or take any action against the Borrower or any other Person or any collateral. Each Guarantor, to the extent not prohibited by applicable law, hereby irrevocably waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future. Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from (a) the financing arrangements involving the Borrower or any Guarantor contemplated by the Loan Documents, (b) the Hedging Arrangements with a Swap Counterparty, and (c) the Banking Services provided to the Borrower or any Guarantor, and that the waivers set forth in this Guaranty are knowingly made in contemplation of such benefits.

Section 9.5 Subrogation and Subordination.

(a) No Guarantor will exercise any rights that it may now have or hereafter acquire against the Borrower or any other Person to the extent that such rights arise from the existence, payment, performance or enforcement of such Guarantor's obligations under this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any DIP Secured Party against the Borrower or any other Person, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower or any other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until such time as the Discharge of DIP Obligations has occurred. If any amount shall be paid to a Guarantor in violation of the preceding sentence at any time prior to the Discharge of DIP Obligations, such amount shall be held in trust for the benefit of the DIP Secured Parties and shall forthwith be paid to the DIP Agent to be credited and applied to the Guaranteed Obligations and any and all other amounts payable by the Guarantors under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents.

(b) Each Guarantor agrees that, until after the Discharge of DIP Obligations has occurred, all Subordinated Guarantor Obligations (as hereinafter defined) are and shall be subordinate and inferior in rank, preference and priority to all obligations of such Guarantor in respect of the Guaranteed Obligations hereunder, and such Guarantor shall, if requested by the DIP Agent, execute a subordination agreement reasonably satisfactory to the DIP Agent to more fully set out the terms of such subordination. Each Guarantor agrees that none of the Subordinated Guarantor Obligations shall be secured by a lien or security interest on any assets of such Guarantor or any ownership interests in any Subsidiary of such Guarantor. “Subordinated Guarantor Obligations” means any and all obligations and liabilities of a Guarantor owing to the Borrower or any other Guarantor, direct or contingent, due or to become due, now existing or hereafter arising, including, without limitation, all future advances, with interest, attorneys' fees, expenses of collection and costs.

Section 9.6 No Waivers. No failure on the part of the DIP Agent or any other Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

Section 9.7 Continuing Guaranty. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the Discharge of DIP Obligations, (b) be binding upon each Guarantor and its successors and assigns, (c) inure to the benefit of and be enforceable by the DIP Agent, each Lender and the Issuing Lender and their respective successors, and, in the case of transfers and assignments made in accordance with this Agreement, transferees and assigns, and (d) inure to the benefit of and be enforceable by each DIP Secured Party and each of its successors, transferees and assigns to the extent such successor, transferee or assign also falls within the definition of Dip Secured Party.

ARTICLE 10
PLEDGE AND SECURITY AGREEMENT

Section 10.1 Security Interest.

(a) To secure the prompt and complete payment and performance of the DIP Obligations, upon authorization by the Bankruptcy Court under the DIP Orders, including as pursuant to section 364(c)(2), 364(c)(3) and 364(d)(1) of the Bankruptcy Code, each Loan Party hereby pledges, assigns and grants to the DIP Agent, on behalf of and for the benefit of the DIP Secured Parties, subject to the Carve Out, a security interest in all of its right, title and interest in, to and under all of the following property, whether now owned by or owing to, or hereafter acquired by or arising in favor of such Loan Party (including under any trade name or derivations thereof), and whether owned or consigned by or to, or leased from or to, such Loan Party, and regardless of where located, including:

(i) all accounts;

(ii) all chattel paper;

(iii) all intellectual property;

(iv) all documents;

(v) all equipment;

(vi) all fixtures;

(vii) all general intangibles, including all general intangibles in respect of assigned contracts;

(viii) all goods;

(ix) all instruments;

(x) all inventory;

(xi) all investment property;

(xii) all cash or cash equivalents;

(xiii) all letters of credit, letter-of-credit rights and supporting obligations;

(xiv) all Deposit Accounts with any bank or other financial institution;

(xv) all commercial tort claims;

(xvi) all Securities Accounts;

(xvii) all Commodity Accounts;

(xviii) and all accessions to, substitutions for and replacements, proceeds (including stock rights), insurance proceeds and products of the foregoing, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto and any general intangibles at any time evidencing or relating to any of the foregoing.

Notwithstanding anything herein to the contrary, in no event shall the Collateral include or be deemed to include Excluded Property.

(b) Subject to the Carve Out, pursuant to Bankruptcy Code Section 364(c)(1) the DIP Agent and the DIP Secured Parties have been granted a super-priority administrative claim over any and all administrative claims of the type specified in Bankruptcy Code Section 503(b) and 507(b).

Section 10.2 Perfection and Protection of Security Interest.

(a) Subject to the approval of the Bankruptcy Court, notwithstanding the perfection of any security interest granted hereunder pursuant to the order of the Bankruptcy Court under the applicable DIP Order, each Loan Party shall, as applicable, at such Loan Party’s expense, perform all steps reasonably requested by the DIP Agent at any time to perfect, maintain, protect, and enforce the Liens granted to the DIP Agent, including: upon request by the DIP Agent, delivering to the DIP Agent (who shall hold on behalf of the other DIP Secured Parties) (1) the originals of all certificated investment property, instruments, documents, and chattel paper, and all other Collateral of which the Majority Lenders reasonably determine the DIP Agent should have physical possession in order to perfect and protect the DIP Agent’s security interest therein, duly pledged, endorsed, or assigned to the DIP Agent without restriction, (2) certificates of title covering any portion of the Collateral for which certificates of title have been issued and (3) all letters of credit on which such Loan Party is named beneficiary.

(b) Subject to the approval of the Bankruptcy Court, to the fullest extent permitted by applicable law, the DIP Agent may file one or more financing statements disclosing the Liens on the Collateral granted to the DIP Agent

(c) Subject to the approval of the Bankruptcy Court, to the extent any Loan Party owns any investment property, such Loan Party agrees as follows with respect to such investment property:

(i) All cash dividends, cash distributions, Liquid Investments and other cash or cash equivalents in respect of such investment property at any time payable or deliverable to such Loan Party shall be deposited into either the Cash Collateral Account or such other deposit account into which the DIP Agent has an Acceptable Security Interest; and

(ii) Such Loan Party will not acknowledge any transfer or encumbrance in respect of such investment property to or in favor of any Person other than the DIP Agent or a Person designated by the DIP Agent in writing.

(d) Subject to the approval of the Bankruptcy Court, to the extent the Equity Interest of any Loan Party or any Subsidiary of a Loan Party is in certificated form, upon the DIP Agent’s reasonable request, such Loan Party shall deliver all certificates or instruments at any time representing or evidencing such Equity Interest in such Loan Party or in such Subsidiary to the DIP Agent, and shall be in suitable form for transfer by delivery, or shall be accompanied by instruments of transfer or assignment, duly executed in blank, all in form and substance satisfactory to the DIP Agent. The DIP Agent shall have the right, at any time, after the occurrence and during the continuance of an Event of Default, to transfer to or to register in the name of the DIP Agent or its nominee any Equity Interest in such Loan Party or such Subsidiary. In addition, the DIP Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Equity Interest of such Loan Party or such Subsidiaries for certificates or instruments of smaller or larger denominations.

Section 10.3 Delivery of Mortgages. Subject to the approval of the Bankruptcy Court, upon reasonable request from the DIP Agent, the applicable Loan Party shall deliver Mortgages with respect to any Property reasonably requested in a form reasonably satisfactory to the DIP Agent necessary to create or record a Lien on the applicable Property and other real estate in the appropriate jurisdiction.

Section 10.4 Title to, Liens on, and Use of Collateral. Each Loan Party represents and warrants to the DIP Agent and the DIP Secured Parties and agrees with the DIP Secured Parties that: (a) such Loan Party has good and valid rights in or the power to transfer the Collateral and title to the Collateral with respect to which it has purported to grant a security interest hereunder, free and clear of all Liens except for Liens permitted by Section 6.2, and has full power and authority to grant to the DIP Agent the security interest in such Collateral pursuant hereto, (b) the Liens granted to the DIP Agent in the Collateral will not be junior in priority to any Lien other than the Carve Out and the Non-Primed Excepted Liens (to the extent, and only to the extent, set forth in the DIP Orders), and (c) such Loan Party will use, store, and maintain the Collateral owned by such Loan Party consistent with past practice in all material respects. The inclusion of proceeds in the Collateral shall not be deemed to constitute any DIP Secured Party’s consent to any sale or other disposition of the Collateral except as expressly permitted herein.

Section 10.5 Right to Cure. Upon the occurrence and during the continuance of an Event of Default and upon delivery of the Remedies Notice in accordance with Section 7.2 (including the five (5) Business Days prior delivery time period required thereunder), and subject to the DIP Orders, the DIP Agent shall have the right to, at the written direction of the Majority Lenders, pay any amount or do any act required of any Loan Party hereunder or under any other Loan Document (other than in respect of principal, interest or fees on the Loans) in order to preserve, protect, maintain, or enforce the DIP Obligations, the Collateral, or the Liens granted to the DIP Agent therein, and which any Loan Party fails to pay or do, including payment of any judgment against any Loan Party, any insurance premium, any warehouse charge, any finishing or processing charge, any landlord’s or bailee’s claim, and any other obligation secured by a Lien upon or with respect to the Collateral; provided that neither the DIP Agent nor the DIP Secured Parties shall pay any amount (i) being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP or (ii) in respect of any Lien permitted under Section 6.2. All payments that the DIP Agent makes under this Section 10.5 and all out-of-pocket costs and expenses that the DIP Agent pays or incurs in connection with any reasonable action taken by it hereunder shall be considered part of the DIP Obligations and shall bear interest until repaid at the rate set forth in Section 2.8(d). Any payment made or other action taken by the DIP Agent under this Section 10.5 shall be without prejudice to any right to assert an Event of Default hereunder and to proceed thereafter as herein provided.

Section 10.6 Power of Attorney. Upon the occurrence of and during the continuance of an Event of Default, subject to the DIP Orders, and upon delivery of the Remedies Notice in accordance with Section 7.2 (including the five (5) Business Days prior delivery time period required thereunder), each Loan Party hereby appoints the DIP Agent and the DIP Agent’s designee(s) as such Loan Party’s attorney in fact, to (a) execute on behalf of any Loan Party as debtor and to file financing statements necessary or desirable in the sole discretion of the DIP Agent (or at the request of the Majority Lenders, in their sole discretion) to perfect and to maintain the perfection and priority of the DIP Agent's security interest in the Collateral, (b) endorse and collect any cash proceeds of the Collateral, (c) sign such Credit Party’s name on any invoice, bill of lading, warehouse receipt, or other document of title relating to any Collateral, on drafts against customers, on assignments of accounts, on notices of assignment, financing statements, and other public records and to file any such financing statements permitted under this Agreement by electronic means with or without a signature as authorized or required by applicable law or filing procedure, and (d) do all other acts and things necessary to carry out this Pledge and Security Agreement. Each Loan Party ratifies and approves all acts of such attorney and such Grantor agrees to reimburse the DIP Agent on demand for any payment made or any expense incurred by the DIP Agent in connection with any of the foregoing. This power, being coupled with an interest, is irrevocable until the Discharge of DIP Obligations.

Section 10.7 DIP Secured Parties’ Rights, Duties and Liabilities. The Loan Parties assume all responsibility and liability arising from or relating to the use, sale, or other disposition of the Collateral. The DIP Obligations shall not be affected by any failure of any DIP Secured Party to take any steps to perfect the Liens granted to the DIP Agent or to collect or realize upon the Collateral, nor shall loss of or damage to the Collateral release any Loan Party from any of the DIP Obligations.

Section 10.8 [Reserved].

Section 10.9 Rights in Respect of Investment Property. During the existence of an Event of Default and upon delivery of the Remedies Notice in accordance with Section 7.2 (including the five (5) Business Days prior delivery time period required thereunder), subject to any order of the Bankruptcy Court (including the DIP Orders) and the Bankruptcy Code, each Loan Party shall permit the DIP Agent, in its discretion or at the request of the Majority Lenders, from time to time (i) to cause the appropriate issuers (and, if held with a securities intermediary, such securities intermediary) of uncertificated securities or other types of Collateral consisting of investment property, the proceeds thereof (in cash or otherwise), and all liens, security, rights, remedies and claims of any Loan Party with respect thereto (collectively, the “Pledged Collateral”) owned by any Loan Party to mark their books and records with the numbers and face amounts of all such uncertificated securities or other types of Pledged Collateral and all rollovers and replacements therefor to reflect the Lien of the DIP Agent granted pursuant to this Pledge and Security Agreement and to register in the name of the DIP Agent such Pledged Collateral, and each Loan Party will take any actions necessary to cause the issuer and/or any securities intermediary of such Pledged Collateral to cause the DIP Agent to have and retain Control over such Pledged Collateral, and (ii) without notice, to exercise all voting rights or other rights relating to the Pledged Collateral owned by any Loan Party, including, without limitation, exchange, subscription or any other rights, privileges, or options pertaining to any Equity Interest or investment property constituting such Pledged Collateral as if it were the absolute owner thereof, including the right to exchange at its discretion any and all of the Pledged Collateral upon the merger, consolidation, reorganization, recapitalization, or other readjustment of any corporation, partnership, or other business entity issuing any of such Pledged Collateral or upon the exercise by any such issuer or the DIP Agent of any right, privilege, or option pertaining to any of the Pledged Collateral, and in connection therewith, to deposit and deliver any and all of the Pledged Collateral with any committee, depositary, transfer agent, registrar, or other designated agency upon such terms and conditions as it may determine, all without liability except to account for property actually received by it, but the DIP Agent shall have no duty to exercise any of the aforesaid rights, privileges, or options, and the DIP Agent shall not be responsible for any failure to do so or delay in so doing. For the avoidance of doubt, upon the occurrence of an Event of Default, all rights of any Loan Party to exercise the voting and other consensual rights which it would otherwise be entitled to exercise and to receive the dividends, interest, and other distributions which it would otherwise be authorized to receive and retain thereunder shall be suspended until such Event of Default shall no longer exist, and all such rights shall, until such Event of Default shall no longer exist, thereupon become vested in the DIP Agent which shall thereupon have the sole right to exercise such voting and other consensual rights and to receive and hold as Pledged Collateral such dividends, interest, and other distribution. If any cash dividends or interests are received by any Loan Party in violation of this Pledge and Security Agreement or this Agreement, such cash dividends and interest shall, whenever paid or made, be delivered to the DIP Agent to hold as Pledged Collateral and shall, if received by such Loan Party, be received in trust for the benefit of the DIP Agent, be segregated from the other property or funds of such Loan Party, and be forthwith delivered to the DIP Agent as Pledged Collateral in the same form as so received (with any necessary endorsement). Each Loan Party shall execute and deliver (or cause to be executed and delivered) to the DIP Agent all such proxies and other instruments as the DIP Agent or a Lender may request for the purpose of enabling the DIP Agent to exercise the voting and other rights which it is entitled to exercise pursuant to this Section 10.9 and to receive the dividends, interest, and other distributions which it is entitled to receive and retain pursuant to this Section 10. 9.

Section 10.10 No Filings Required. Notwithstanding anything to the contrary contained herein, (a) the Liens and security interests referred to herein shall be deemed valid and perfected by entry of the DIP Orders and (b) the DIP Agent shall not be required to file any financing statements, mortgages, notices of Lien or similar instruments in any jurisdiction or filing office or to take any other action in order to validate or perfect the Lien and security interest granted by or pursuant to this Agreement, any other Loan Document or the DIP Orders.

ARTICLE 11
MISCELLANEOUS

Section 11.1 Costs and Expenses. Each Loan Party shall pay (i) all reasonable and documented out‑of‑pocket expenses incurred by the DIP Agent, each Issuing Lender, and each Lender (including the reasonable and documented fees, charges and disbursements of each counsel and advisor for the DIP Agent, each Issuing Lender and each Lender), in connection with syndication of the facilities, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, including the funding of all Loans under this Agreement and all search, filing and recording fees in connection with any of the foregoing, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out‑of‑pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all out‑of‑pocket expenses incurred by the DIP Agent, any Lender or the Issuing Lender (including the fees, charges and disbursements of any counsel for the DIP Agent and its Affiliates, any Lender or the Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

Section 11.2 Indemnification; Waiver of Damages.

(a) INDEMNIFICATION. EACH LOAN PARTY SHALL INDEMNIFY THE DIP AGENT (AND ANY SUB-AGENT THEREOF), EACH LENDER AND THE ISSUING LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN "INDEMNITEE") AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES, PENALTIES AND RELATED EXPENSES (INCLUDING THE REASONABLE AND DOCUMENTED FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE), INCURRED BY ANY INDEMNITEE OR ASSERTED AGAINST ANY INDEMNITEE BY ANY PERSON (INCLUDING THE BORROWER OR ANY OTHER LOAN PARTY) OTHER THAN SUCH INDEMNITEE AND ITS RELATED PARTIES ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (I) THE EXECUTION OR DELIVERY OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, (II) ANY LOAN OR LETTER OF CREDIT OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY THE ISSUING LENDER TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (III) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR (IV) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY THE BORROWER OR ANY OTHER LOAN PARTY, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE APPLICABLE INDEMNITEE; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES (X) RESULT FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE, OR (Y) RESULT FROM A DISPUTE SOLELY AMONG INDEMNITEES PROVIDED THAT SUCH CLAIM DOES NOT INVOLVE AN ACT OR OMISSION OF ANY LOAN PARTY OR THEIR AFFILIATES AND SUCH CLAIM IS NOT BROUGHT AGAINST THE DIP AGENT, AN ARRANGER, OR AN ISSUING LENDER, IN EACH CASE IN ITS CAPACITY AS SUCH, IN EACH CASE OF CLAUSES (X) AND (Y), AS DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NON-APPEALABLE JUDGMENT. THIS SECTION 11.2(a) SHALL NOT APPLY WITH RESPECT TO TAXES OTHER THAN ANY TAXES THAT REPRESENT LOSSES, CLAIMS, DAMAGES, ETC. ARISING FROM ANY NON-TAX CLAIM.

(b) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 11.1 or paragraph (a) of this Section to be paid by it to the DIP Agent (or any sub-agent thereof), the DIP Agent (or any sub-agent thereof), the Issuing Lender, or any Related Party of any of the foregoing, each Lender severally agrees to pay to the DIP Agent (or any such sub-agent), the DIP Agent (or any sub-agent thereof), the Issuing Lender, or such

Related Party, as the case may be, such Lender's Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender's share of the Commitments at such time, or, if the Commitments have been terminated, such Lender's share of the aggregate outstanding amount of all Loans plus the Letter of Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the DIP Agent (or any such sub-agent), the DIP Agent (or any sub-agent thereof), the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the DIP Agent (or any such sub-agent), the DIP Agent (or any sub-agent thereof), or the Issuing Lender in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.12(f).

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof; provided that nothing contained in this sentence shall limit any Loan Party's indemnification obligations to the extent set forth in clause (a) above to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such indemnified person is otherwise entitled to indemnification hereunder. No Indemnitee referred to in paragraph (a) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d) Payments. All payments required to be made under this Section 11.2 shall be made within 10 days of demand therefor.

(e) Survival. Each party's obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

Section 11.3 Waivers and Amendments. No amendment or waiver of any provision of this Agreement, the Notes, or any other Loan Document (other than the Fee Letter), nor consent to any departure by the Borrower or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that:

(a) no amendment, waiver, or consent shall, unless in writing and signed by all the Lenders and the Borrower, do any of the following: (i) reduce the principal of, or interest on, the Notes, (ii) postpone or extend any date fixed for any payment of principal of, or interest on, the Notes, including, without limitation, the Maturity Date, or (iii) change the number of Lenders which shall be required for the Lenders to take any action hereunder or under any other Loan Document; provided that the DIP Agent and the Borrower may, with such limitations with respect to the consent rights of the Lenders as set forth in Section 2.17, enter into amendments or modifications to this Agreement or any of the other Loan Documents or enter into additional Loan Documents as the DIP Agent reasonably deems appropriate in order to implement any Benchmark Replacement or otherwise effectuate the terms of Section 2.17 in accordance with the terms of such Section;

(b) no amendment, waiver, or consent shall, unless in writing and signed by all the Lenders and the Borrower, do any of the following: (i) waive any of the conditions specified in Section 3.1, Section 3.2, Section 3.3 or Section 3.4, (ii) reduce any fees or other amounts payable hereunder or under any other Loan Document applicable to the applicable Lender, (iii) increase the aggregate Commitments, (iv) postpone or extend any date fixed for any payment of any fees or other amounts payable hereunder, (v) amend Section 2.12(e), Section 7.6, this Section 11.3 or any other provision in any Loan Document which expressly requires the consent of, or action or waiver by, all of the Lenders, (vii) release all or substantially all of the value of any Guaranty or, except as specifically provided in the Loan Documents and as a result of transactions permitted by the terms of this Agreement, release all or a material portion of the Collateral except as permitted under Section 8.10(a); (viii) amend the definitions of "Majority Lenders", "Required Lenders", or "Pro Rata Share", each as defined in this Agreement; (ix) amend the definitions of “Discharge of DIP Obligations”, "DIP Obligations", "Banking Services Obligations", "Hedge Obligations" or "Swap Counterparties"; or (x) amend the minimum Collateral percentage set forth in Section 5.7;

(c) no Commitment of a Lender or any obligations of a Lender may be increased or extended without such Lender's written consent;

(d) no amendment, waiver, or consent shall, unless in writing and signed by the DIP Agent in addition to the Lenders required above to take such action, affect the rights or duties of the DIP Agent under this Agreement or any other Loan Document;

(e) no amendment, waiver or consent shall, unless in writing and signed by an Issuing Lender in addition to the Lenders required above to take such action, affect the rights or duties of such Issuing Lender under this Agreement or any other Loan Document; and

(f) no amendment, waiver, or consent shall, unless in writing and signed by the Swap Counterparties in addition to the Lenders required above to take such action, affect the rights or duties of the Swap Counterparties under this Agreement or any other Loan Document.

Section 11.4 Severability. In case one or more provisions of this Agreement or the other Loan Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

Section 11.5 Survival of Representations and Obligations. All representations and warranties contained in this Agreement or made in writing by or on behalf of the Loan Parties in connection herewith shall survive the execution and delivery of this Agreement and the other Loan Documents, the making of the Loans or the issuance of any Letters of Credit and any investigation made by or on behalf of the Lenders, none of which investigations shall diminish any Lender's right to rely on such representations and warranties. All obligations of the Borrower or any other Loan Party provided for in Section 2.10, Section 2.11, Section 2.13(c), Section 11.1 and Section 11.2 and all of the obligations of the Lenders in Section 8.5 shall survive any termination of this Agreement and Discharge of DIP Obligations.

Section 11.6 Binding Effect. This Agreement shall become effective as provided in Section 3.1 and thereafter shall be binding upon and inure to the benefit of the Borrower, the DIP Agent, the Issuing Lender and each Lender and their respective successors and assigns, except that neither the Borrower nor any other Loan Party shall have the right to assign its rights or delegate its duties under this Agreement or any interest in this Agreement without the prior written consent of each Lender.

Section 11.7 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the DIP Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the DIP Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the DIP Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the DIP Agent and, so long as no Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the DIP Agent within 10 Business Days after having received notice thereof;

(B) the consent of the DIP Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments hereunder if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of the Issuing Lender shall be required for any assignment hereunder (such consent not to be unreasonably withheld or delayed).

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the DIP Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the DIP Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the DIP Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower's Affiliates or Restricted Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the DIP Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the DIP Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the DIP Agent, the Issuing Lender, and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the DIP Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.11, Section 11.1, Section 11.2, and Section 11.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The DIP Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its address referred to in Section 11.9 a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Loan Parties, the DIP Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the DIP Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower's Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the DIP Agent, the Issuing Lender and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.2 (d) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 11.3(a), Section 11.3(b), or Section 11.3(c) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 2.11, Section 2.10 and Section 2.13 (subject to the requirements and limitations therein, including the requirements under Section 2.13(g) (it being understood that the documentation required under Section 2.13(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.14 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.11 or Section 2.13, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.14(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 7.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.12(e) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under the Loan Documents (the "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the DIP Agent (in its capacity as DIP Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 11.8 Confidentiality. Each of the DIP Agent, the Lenders and the Issuing Lender agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facility evidenced by this Agreement or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facility evidenced by this Agreement; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the DIP Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, "Information" means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the DIP Agent, any Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 11.9 Notices, Etc.

(a) Subject to clause (b) below, all notices and other communications (other than Notices of Borrowing and Notices of Continuation or Conversion, which are governed by Article 2 of this Agreement) shall be in writing and hand delivered with written receipt, or sent by facsimile or electronic mail (with a hard copy sent as otherwise permitted in this Section 11.9), sent by a nationally recognized overnight courier, or sent by certified mail, return receipt requested as follows: if to a Loan Party, as specified on Schedule I, if to the DIP Agent or the Issuing Lender, at its credit contact specified under its name on Schedule I, and if to any Lender at is credit contact specified in its Administrative Questionnaire. Each party may change its notice address by written notification to the other parties. All such notices and communications shall be effective when delivered, except that notices and communications to any Lender or the Issuing Lender pursuant to Article 2 shall not be effective until received and, in the case of facsimile or electronic mail, such receipt is confirmed by such Lender or Issuing Lender, as applicable, verbally or in writing.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the DIP Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 or Section 5.2(g) or Section 5.2(k) of this Agreement unless otherwise agreed by the DIP Agent and the applicable Lender. The DIP Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Section 11.10 Usury Not Intended. It is the intent of each Loan Party and each Lender in the execution and performance of this Agreement and the other Loan Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Loans of each Lender including such applicable laws of the State of New York, if any, and the United States of America from time to time in effect. In furtherance thereof, the Lenders and the Loan Parties stipulate and agree that none of the terms and provisions contained in this Agreement or the other Loan Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate and that for purposes of this Agreement "interest" shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Loans, include amounts which by applicable law are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and each Lender receiving same shall credit the same on the principal of its Notes (or if such Notes shall have been paid in full, refund said excess to the Borrower). In the event that the maturity of the Notes are accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the

Maximum Rate, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the applicable Notes (or, if the applicable Notes shall have been paid in full, refunded to the Borrower of such interest). In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, the Loan Parties and the Lenders shall to the maximum extent permitted under applicable law amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Notes all amounts considered to be interest under applicable law at any time contracted for, charged, received or reserved in connection with the Obligations. The provisions of this Section shall control over all other provisions of this Agreement or the other Loan Documents which may be in apparent conflict herewith.

Section 11.11 Usury Recapture. In the event the rate of interest chargeable under this Agreement at any time is greater than the Maximum Rate, the unpaid principal amount of the Loans shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Loans equals the amount of interest which would have been paid or accrued on the Loans if the stated rates of interest set forth in this Agreement had at all times been in effect. In the event, upon payment in full of the Loans, the total amount of interest paid or accrued under the terms of this Agreement and the Loans is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement had, at all times, been in effect, then the Borrower shall, to the extent permitted by applicable law, pay the DIP Agent for the account of the Lenders an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged on its Loans if the Maximum Rate had, at all times, been in effect and (B) the amount of interest which would have accrued on its Loans if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid under this Agreement on its Loans. In the event the Lenders ever receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by law, be applied to the reduction of the principal balance of the Loans, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Borrower.

Section 11.12 Governing Law; Service of Process. This Agreement, the Notes and the other Loan Documents (unless otherwise expressly provided therein) shall be deemed a contract under, and shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to conflicts of laws principles (other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York), except to the extent the law of the State of New York is superseded by the Bankruptcy Code. Each Letter of Credit shall be governed by either (i) the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, or (ii) the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, in either case, including any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the Issuing Lender. Each Loan Party hereby agrees that service of copies of the summons and complaint and any other process which may be served in any such action or proceeding may be made by mailing or delivering a copy of such process to the Borrower at the address set forth for the Borrower in this Agreement. Nothing in this Section shall affect the rights of any Lender to serve legal process in any other manner permitted by the law or affect the right of any Lender to bring any action or proceeding against the Borrower, any other Loan Party or its or their respective Property in the courts of any other jurisdiction.

Section 11.13 Submission to Jurisdiction. The Borrower and each other Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the DIP Agent, any Lender, the Issuing Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the Bankruptcy Court, or, to the extent the Bankruptcy Court does not have (or abstains from exercising jurisdiction), the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such Bankruptcy Court, New York State court or, to the fullest extent permitted by Legal Requirement, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the DIP Agent, any Lender, or the Issuing Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction. The parties hereto hereby agree that service of any process, summons, notice or document by registered mail addressed to the applicable parties will be effective service of process against such party for any action or proceeding relating to any such dispute. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirement, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable Legal Requirement, the defense of any inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 11.14 Execution in Counterparts; Effectiveness; Electronic Execution.

(a) This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Except as provided in Section 3.1, this Agreement shall become effective when it shall have been executed by the DIP Agent and when the DIP Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., "pdf" or "tif") format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution of Assignments. The words "execution," "signed," "signature," and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 11.15 Waiver of Jury Trial. EACH LOAN PARTY, THE LENDERS, THE ISSUING LENDER AND THE DIP AGENT HEREBY ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED BY AND HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE, AND HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 11.16 USA Patriot Act. Each Lender that is subject to the Patriot Act and the DIP Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the DIP Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.

Section 11.17 Enduring Security. The parties hereto acknowledge and agree that:

(a) it is the parties' intent that the Liens created or intended to be created under the Loan Documents secure, among other things, all obligations of the Loan Parties owing to any Swap Counterparty under any Hedging Arrangement even after such Swap Counterparty ceases to be a Lender or an Affiliate of a Lender hereunder; provided, however, as provided in the definition of "Swap Counterparty", (i) when any Swap Counterparty assigns or otherwise transfers any interest held by it under any Hedging Arrangement to any other Person pursuant to the terms of such agreement, the obligations thereunder shall be secured by such Liens only if such assignee or transferee is also then a Lender or an Affiliate of a Lender and (ii) if a Swap Counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder, obligations owing to such Swap Counterparty shall be secured by such Liens only to the extent such obligations arise from transactions under such individual Hedging Arrangements (and not the Master Agreement between such parties) entered into prior to the Effective Date or at the time such Swap Counterparty was a Lender hereunder or an Affiliate of a Lender hereunder, without giving effect to any extension, increases, or modifications thereof which are made after such Swap Counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder;

(b) the Borrower's and its Restricted Subsidiaries' ability to enter into, or otherwise be party to, Hedging Arrangements are limited by the terms under this Agreement, including the limitations in Section 6.15 above which restricts, among other things, the Borrower's and its Restricted Subsidiaries' ability to enter into, or otherwise be party to, secured Hedging Arrangements with counterparties that are not Swap Counterparties or Hedging Arrangements that have margin call requirements; and

(c) it is the parties' intent that the Liens created or intended to be created under the Loan Documents secure, among other things, all Banking Services Obligations of the Loan Parties owing to any Banking Services Provider under any Banking Services even after such Banking Services Provider ceases to be a Lender or an Affiliate of a Lender hereunder; provided, however, (i) when any Banking Services Provider assigns or otherwise transfers any interest held by it under any Banking Services to any other Person pursuant to the terms of such agreement, the obligations thereunder shall be secured by such Liens only if such assignee or transferee is also then a Lender or an Affiliate of a Lender and (ii) if a Banking Services Provider ceases to be a Lender hereunder or an Affiliate of a Lender hereunder, obligations owing to such Banking Services Provider shall be secured by such Liens only to the extent such obligations arise from transactions under entered into prior to the Effective Date or at the time such Banking Services Provider was a Lender hereunder or an Affiliate of a Lender hereunder, without giving effect to any extension, increases, or modifications thereof which are made after such Banking Services Provider ceases to be a Lender hereunder or an Affiliate of a Lender hereunder.

Section 11.18 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 11.18 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 11.18, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the termination of all Commitments and payment in full of all Secured Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the DIP Agent and the Issuing Lender have been made). Each Qualified ECP Guarantor intends that this Section 11.18 constitute, and this Section 11.18 shall be deemed to constitute, a "keepwell, support, or other agreement" for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 11.19 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates' understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the DIP Agent, the Arranger and the Lenders are arm's-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the DIP Agent, the Arranger and the Lenders, on the other hand, (B) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the DIP Agent, the Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the DIP Agent, the Arranger nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the DIP Agent, the Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the DIP Agent, the Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the DIP Agent, the Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 11.20 Confirmation of Flood Policies and Procedures. Wells Fargo has adopted internal policies and procedures that address requirements placed on federally regulated lenders under (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, (d) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder, and (e) related legislation (collectively, the "Flood Laws"). Wells Fargo, as DIP Agent, will post on the applicable electronic platform (or otherwise distribute to each Lender) documents that it receives in connection with the Flood Laws; however, Wells Fargo reminds each Lender and Participant that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or Participant) is responsible for assuring its own compliance with the flood insurance requirements. Notwithstanding the foregoing or any other provision in this Agreement to the contrary, in no event is any Building (as defined in the applicable Flood Laws) or Manufactured (Mobile) Home (as defined in the applicable Flood Laws) included in the definition of "Collateral" and no Building or Manufactured (Mobile) Home is intended to be encumbered by any Mortgage.

Section 11.21 Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 11.22 Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedging Arrangement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in Property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 11.22, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 11.23 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the DIP Agent, the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit or the New Money Commitments;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable, and the conditions of such exemption have been satisfied, with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the New Money Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the

Letters of Credit, the New Money Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the New Money Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the New Money Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the DIP Agent, in its sole discretion, and such Lender, subject to the Borrower’s consent, which shall not be unreasonably withheld, conditioned or delayed.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the DIP Agent, the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the DIP Agent, the Arranger and their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the New Money Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the DIP Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 11.24 DIP Orders. In the case of any conflict or inconsistency between the terms of this Agreement and the DIP Orders, the terms of the DIP Orders shall govern and control.

Section 11.25 Integration. THIS WRITTEN AGREEMENT AND THE LOAN DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND SUPERSEDE ALL PRIOR UNDERSTANDINGS AND AGREEMENTS, WHETHER WRITTEN OR ORAL, RELATING TO THE TRANSACTIONS PROVIDED FOR HEREIN AND THEREIN. ADDITIONALLY, THIS AGREEMENT AND THE LOAN DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

IN EXECUTING THIS AGREEMENT, EACH LOAN PARTY HERETO HEREBY WARRANTS AND REPRESENTS IT IS NOT RELAYING ON ANY STATEMENT OF REPRESENTATION OTHER THAN THOSE IN THIS AGREEMENT AND IS RELYING UPON ITS OWN JUDGEMENT AND ADVICE OF ITS ATTORNEYS.

[Remainder of this page intentionally left blank. Signature pages follow.]

EXECUTED as of the date first above written.

BORROWER:
EXTRACTION OIL & GAS, INC.

By: /s/ Matthew R. Owens
Name: Matthew R. Owens
Title: President and Chief Executive Officer

GUARANTORS:

8 NORTH, LLC
7N, LLC
AXIS EXPLORATION, LLC
EXTRACTION FINANCE CORP.
MOUNTAINTOP MINERALS, LLC
NORTHWEST CORRIDOR HOLDINGS, LLC
TABLE MOUNTAIN RESOURCES, LLC
XOG SERVICES, LLC
XTR MIDSTREAM, LLC

Each By: /s/ Matthew R. Owens
Name: Matthew R. Owens
Title: President and Chief Executive Officer

DIP AGENT/LENDERS:

WELLS FARGO BANK, NATIONAL        ASSOCIATION, as DIP Agent, Issuing Lender, and a Lender

By: /s/ Joseph T. Rottinghaus
Name: Joseph T. Rottinghaus
Title: Director

[SIGNATURE PAGE TO SUPERPRIORITY SENIOR SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT – EXTRACTION OIL & GAS, INC.]

LENDERS:

BARCLAYS BANK PLC,
as a Lender

By: /s/ Sydney G. Dennis
Name: Sydney G. Dennis
Title: Director

[SIGNATURE PAGE TO SUPERPRIORITY SENIOR SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT – EXTRACTION OIL & GAS, INC.]

CREDIT SUISSE AG,
CAYMAN ISLANDS BRANCH,
as a Lender

By: /s/ Megan Kane
Name: Megan Kane
Title: Authorized Signatory

By: /s/ Didier Siffer
Name: Didier Siffer
Title: Authorized Signatory
[SIGNATURE PAGE TO SUPERPRIORITY SENIOR SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT – EXTRACTION OIL & GAS, INC.]

SUNTRUST BANK,
as a Lender

By:/s/ William S. Krueger
Name: William S. Krueger
Title: Senior Vice President

[SIGNATURE PAGE TO SUPERPRIORITY SENIOR SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT – EXTRACTION OIL & GAS, INC.]

ABN AMRO CAPITAL USA LLC,
as a Lender

By: /s/ Hugo Diogo
Name: Hugo Diogo
Title: Authorized Person

By: /s/ Anna Ferreira
Name: Anna Ferreira
Title: Authorized Person

[SIGNATURE PAGE TO SUPERPRIORITY SENIOR SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT – EXTRACTION OIL & GAS, INC.]

KEYBANK NATIONAL ASSOCIATION,
as a Lender

By: /s/ David M. Bornstein
Name: David M. Bornstein
Title: Senior Vice President

[SIGNATURE PAGE TO SUPERPRIORITY SENIOR SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT – EXTRACTION OIL & GAS, INC.]

CITIBANK, N.A., as a Lender

By: /s/ Cliff Vaz
Name: Cliff Vaz
Title: Vice President

[SIGNATURE PAGE TO SUPERPRIORITY SENIOR SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT – EXTRACTION OIL & GAS, INC.]

GOLDMAN SACHS BANK USA,
as a Lender

By: /s/ Jacob Elder
Name: Jacob Elder
Title: Authorized Signatory

[SIGNATURE PAGE TO SUPERPRIORITY SENIOR SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT – EXTRACTION OIL & GAS, INC.]

ROYAL BANK OF CANADA,
as a Lender

By: /s/ Amy G. Josephson
Name: Amy G. Josephson
Title: Authorized Signatory

[SIGNATURE PAGE TO SUPERPRIORITY SENIOR SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT – EXTRACTION OIL & GAS, INC.]

MERCURIA EASTERN US HOLDINGS LLC,
as a Lender

By: /s/ Marty Bredehoft
Name: Marty Bredehoft
Title: Treasurer

[SIGNATURE PAGE TO SUPERPRIORITY SENIOR SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT – EXTRACTION OIL & GAS, INC.]

THE HUNTINGTON NATIONAL BANK, as a Lender

By: /s/ Alexandra Vidmar
Name: Alexandra Vidmar
Title: Director, SVP

[SIGNATURE PAGE TO SUPERPRIORITY SENIOR SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT – EXTRACTION OIL & GAS, INC.]

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By: /s/ Stephen G. Vollmer, Jr.
Name: Stephen G. Vollmer, Jr.
Title: Senior Vice President

[SIGNATURE PAGE TO SUPERPRIORITY SENIOR SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT – EXTRACTION OIL & GAS, INC.]

BMO HARRIS BANK N.A.,
as a Lender

By: /s/ Radjika Kaur
Name: Radhika Kapur
Title: Vice President

[SIGNATURE PAGE TO SUPERPRIORITY SENIOR SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT – EXTRACTION OIL & GAS, INC.]

IBERIABANK,
as a Lender

By: /s/ W. Bryan Chapman
Name: W. Bryan Chapman
Title: Market President-Energy Lending

[SIGNATURE PAGE TO SUPERPRIORITY SENIOR SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT – EXTRACTION OIL & GAS, INC.]

SCHEDULE I
Commitments, Contact Information

DIP AGENT/ ISSUING LENDER
Wells Fargo Bank, National Association
Address: 1700 Lincoln St., 6th Floor
Denver, CO 80203
Attn: Joe Rottinghaus
Telephone: 303-863-536
Facsimile: 303-863-519

With a copy to:
Address: 711 Louisiana Street, Suite 2300, Houston, TX 77002
Attn: Dewey J. Gonsoulin, Jr
Telephone: 713-221-111
Email: dewey.gonsoulin@bracewell.co

Address: 711 Louisiana Street, Suite 2300, Houston, TX 77002
Attn: William A. (Trey) Woo
Telephone: 713-221-116
Email: trey.wood@bracewell.co

LOAN PARTIES
Borrower/Guarantors
Address: 370 17th Street, Suite 5300 Denver, CO 8020
Attn: Mr. Eric J. Chris
Telephone: 720-974-775
Email: echrist@extractionog.co

With a copy to:

Address: 609 Main Street, Houston, TX 77002
Attn: Will Bos, P.C
Telephone: 713-835-368
Email: william.bos@kirkland.co

[Schedule I continues on the following page]

[SIGNATURE PAGE TO SUPERPRIORITY SENIOR SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT – EXTRACTION OIL & GAS, INC.]

Lender	New Money Interim Commitment	New Money Final Commitment	Pro Rata Share
Wells Fargo Bank, National Association	$1,800,000.00	$4,200,000.00	12.00%
Barclays Bank PLC	$1,350,000.00	$3,150,000.00	9.00%
Credit Suisse AG, Cayman Islands Branch	$1,350,000.00	$3,150,000.00	9.00%
SunTrust Bank	$1,350,000.00	$3,150,000.00	9.00%
ABN AMRO Capital USA LLC	$1,050,000.00	$2,450,000.00	7.00%
KeyBank National Association	$1,050,000.00	$2,450,000.00	7.00%
Citibank, N.A.	$1,350,000.00	$3,150,000.00	9.00%
Goldman Sachs Bank USA	$600,000.00	$1,400,000.00	4.00%
Royal Bank of Canada	$1,350,000.00	$3,150,000.00	9.00%
Mercuria Eastern US Holdings LLC	$60,000.00	$140,000.00	0.40%
The Huntington National Bank	$600,000.00	$1,400,000.00	4.00%
PNC Bank, National Association	$1,350,000.00	$3,150,000.00	9.00%
BMO Harris Bank N.A.	$1,350,000.00	$3,150,000.00	9.00%
Iberiabank	$390,000.00	$910,000.00	2.60%
Total:	$15,000,000.00	$35,000,000.00	100.00%
Schedule I